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As filed with the Securities and Exchange Commission on June 18, 2004

Registration No. 333-100940

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 3
to
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

DIGITAL ANGEL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

3679
(Primary Standard Industrial Classification Code Number)

52-1233960
(I.R.S. Employer Identification No.)

490 Villaume Avenue, South St. Paul, MN 55075
(651) 455-1621
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Kevin N. McGrath
President and
Chief Executive Officer
490 Villaume Avenue
South St. Paul, MN 55075
(651) 455-1621
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

copy to:

Michele D. Vaillancourt, Esq.
Winthrop & Weinstine, P.A.
Suite 3500
225 South Sixth Street
Minneapolis, Minnesota 55402
612-604-6400
612-604-6800 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Post-Effective Amendment No. 3 to the Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

        Explanatory Note: This Post-Effective Amendment No. 3 is being filed to update the Registration Statement on Form S-1 (Registration No. 333-100940), which was declared effective on January 21, 2003, and to de-register a total of 319,280 shares subject to the original Registration Statement. Of the shares being de-registered, 22,786 shares were to be resold by Mpact Communications, Inc. ("Mpact"), a selling stockholder. Digital Angel Corporation initially had agreed to issue to Mpact the 38,095 shares included in the original Registration Statement, but a total of 15,309 shares were ultimately issued by us to Mpact. The remaining 296,494 shares were sold by Applied Digital Solutions, Inc. to its debenture holders upon the exercise of options to purchase such shares and thus will not be sold by Applied Digital Solutions, Inc. under the Registration Statement.

PROSPECTUS

DIGITAL ANGEL CORPORATION

22,029,440 Shares

Common Stock

        This prospectus covers the sale by us of 19,303,506 shares of our common stock, as more fully described in this prospectus in the section entitled "Plan of Distribution" beginning on page 55 and resales of up to 2,725,934 shares of our common stock that may be offered and sold from time to time by the selling stockholders identified in this prospectus in the section entitled "Selling Stockholders" on page 32. We will not receive any proceeds from the resale by the selling stockholders of the shares of our common stock pursuant to this prospectus.

        The shares of our common stock are being registered to permit us and the selling stockholders to sell the shares from time to time in the public market. The shares of our common stock may be sold through ordinary brokerage transactions or through any other means described in this prospectus under "Plan of Distribution." The price at which the shares may be sold will be determined by the prevailing market price for the shares or in negotiated transactions. We cannot assure you that all or a portion of the shares of our common stock offered under the prospectus will be sold.

        Our common stock is listed on the American Stock Exchange (AMEX) under the symbol "DOC." On June 14, 2004, the last reported sale price of our common stock was $3.08.

        Investing in shares of our common stock involves risks. See "Risk Factors" beginning on page 5 of this prospectus.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in, and incorporated by reference into, this prospectus speaks only as of the date of this prospectus unless information specifically indicates that another date applies.

The date of this prospectus is                  , 2004.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	5
Forward-Looking Statements	10
Use of Proceeds	10
Business	11
Market for Registrant's Common Equity and Related Stockholder Matters	18
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	19
Quantitative and Qualitative Disclosures About Market Risk	19
Management	20
Beneficial Ownership of Common Stock	31
Selling Stockholders	32
Selected Financial Data	33
Management's Discussion and Analysis of Financial Condition and Results of Operations	35
Plan of Distribution	55
Description of Our Common Stock	56
Experts	57
Legal Matters	57
Where You Can Find More Information	57
Indemnification for Securities Act Liability	57

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus and incorporated into this prospectus by reference. This summary may not contain all of the information that may be important to you in considering an investment in our common stock. You should carefully read the entire prospectus, including the documents that are incorporated by reference into this prospectus, before making an investment decision.

The Company

        We were incorporated in Delaware on December 1, 1981 as Medical Advisory Systems, Inc. to provide medical assistance and technical products and services. On March 27, 2002, we completed a merger in which the former Digital Angel Corporation became a wholly-owned subsidiary of Medical Advisory Systems and was renamed "Digital Angel Technology Corporation," and Medical Advisory Systems was renamed "Digital Angel Corporation." In connection with the merger, Applied Digital Solutions contributed to Medical Advisory Systems all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, an 85.0%-owned subsidiary. These two subsidiaries, along with the former Digital Angel Corporation, comprised the Advanced Wireless Group of Applied Digital Solutions, Inc. As a result of this contribution, Timely Technology became our wholly-owned subsidiary, and Signature Industries became our 85.0%-owned subsidiary. As of May 31, 2004, Applied Digital Solutions, Inc. owned 22,303,506 of our outstanding shares of common stock, which constituted approximately 68.3% of our outstanding common stock.

        Historically, we have suffered losses and have not generated positive cash flows from operations. In the three months ended March 31, 2004, we incurred a net loss of $3.7 million and used net cash in operations of $2.3 million. As of March 31, 2004, our accumulated deficit was $127.3 million. Our profitability and capital needs depend on many factors, including the success of our marketing programs, the maintenance and reduction of expenses, and the ability to coordinate successfully the operations of the business units. On March 1, 2004, we issued 3,000,000 shares of our common stock to Applied Digital Solutions in exchange for 1,980,000 shares of Applied Digital Solutions' common stock (as adjusted for a subsequent one-for-10 reverse split of Applied Digital Solutions' common stock). We expect to sell shares of Applied Digital Solutions' common stock from time to time to generate additional funds which we believe will be necessary to sustain our operations for the next 12 months. Through May 31, 2004, we had sold 910,350 shares of Applied Digital Solutions' common stock, resulting in aggregate net proceeds to us of $2.6 million.

        Before January 22, 2004, we operated in four segments: Animal Applications, Wireless and Monitoring, GPS and Radio Communications and Medical Systems. With our acquisition of OuterLink Corporation in January 2004, we reorganized into three segments: Animal Applications, GPS and Radio Communications and Medical Systems. The former GPS and Radio Communications Segment, the Wireless and Monitoring Segment and the OuterLink Corporation business were combined to form the new GPS and Radio Communications segment, which is now managed as a single business unit. On April 19, 2004, we completed a transaction in which we sold certain assets of our Medical Systems segment. We expect to eliminate this segment, but we also expect that we will recognize losses in the Medical Systems segment through the second quarter of 2004.

        Our corporate headquarters is located at 490 Villaume Avenue, South St. Paul, MN 55075. Our telephone number is 651-455-1621.

        For a more complete discussion of our company, see "Business" beginning on page 11.

The Offering

        This prospectus covers the sale by us of 19,303,506 shares of our common stock, as more fully described in this prospectus in the section entitled "Plan of Distribution" beginning on page 55, and resales of up to 2,725,934 shares of our common stock to be sold by the selling stockholders identified in this prospectus in the section entitled "Selling Stockholders" on page 32. We and the selling stockholders, or the selling stockholders' pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We and the selling stockholders also may sell as shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell our shares upon terms and conditions that will be described in the applicable prospectus supplement.

        From time to time, the selling stockholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and they may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with is broker-dealer. Upon delivery of the shares or a default by selling shareholder, the broker-dealer or financial institution may offer and sell the pledge shares from time to time. For a more complete description of the offering, see "Plan of Distribution" on page 55.

Use of Proceeds

        All net proceeds from the sale of our common stock by the selling stockholders will go to the selling stockholders, and we will not receive any proceeds from the sale of the common stock by them.

 Summary Financial Data

        The following financial data should be read in conjunction with our financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information appearing elsewhere in this prospectus. We derived the following historical financial information from the consolidated financial statements of Digital Angel Corporation for the years ended December 31, 2003 and 2002, which have been audited by Eisner LLP, and the combined financial statements of the Advanced Wireless Group for the years ended December 31, 2001, 2000 and 1999, which have been audited by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP's report on the combined financial statements contained an explanatory paragraph expressing doubt about the Advanced Wireless Group's ability to continue as a going concern. In addition, PricewaterhouseCoopers LLP was dismissed as the Advanced Wireless Group's independent accountant on April 11, 2002. The equity accounts of the Advanced Wireless Group have been restated based on the common shares received by the former shareholders of the Advanced Wireless Group in the merger.

        The unaudited financial data as of and for the three months ended March 31, 2004 and 2003 includes all adjustments, including normal recurring adjustments, which our management considers necessary for fair presentation of our results for these unaudited periods.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2004(1)	2003	2003	2002(2)	2001	2000(3)	1999
	(unaudited)
	(Amounts in thousands, except per share data)
Results of Operations Data:
Product revenue	$10,676	$10,865	$33,748	$30,946	$33,220	$19,604	$14,380
Service revenue	450	533	2,964	3,297	2,691	2,888	—

Total net revenue	11,126	11,398	36,712	34,243	35,911	22,492	14,380
Cost of products sold	6,195	5,639	20,095	18,293	20,252	11,517	7,964
Cost of services sold	348	395	1,172	2,216	2,047	1,434	—

Gross profit	4,583	5,364	15,445	13,734	13,612	9,541	6,416
Selling, general and administrative expense(4)	4,824	4,280	16,764	37,538	22,798	10,792	7,513
Research and development expense	669	911	4,898	3,034	5,244	2,476	—
Asset impairment charge(5)	—	—	2,986	63,818	726	—	—
Interest income	(8)	—	(15)	(2)	(17)	(26)	—
Interest expense—Applied Digital Solutions, Inc.	—	—	—	1,806	1,591	—	—
Interest expense—others	293	138	921	303	528	115	41
Realized and unrealized losses on Applied Digital Solutions, Inc. common stock	2,586	—	—	—	—	—	—
Other income	(43)	(42)	(353)	(599)	—	—	—

(Loss) income before minority interest, equity in net loss of affiliate and income taxes	(3,738)	77	(9,756)	(92,164)	(17,258)	(3,816)	(1,138)
Provision for income taxes	—	—	—	—	41	58	—

(Loss) income before minority interest and equity in net loss of affiliate	(3,738)	77	(9,756)	(92,164)	(17,299)	(3,874)	(1,138)

Minority interest share of (income) losses	(6)	33	298	96	217	4	170
Equity in net income of affiliate	—	—	—	(291)	(327)	—	—

Net (loss) income	$(3,744)	$110	$(9,458)	$(92,359)	$(17,409)	$(3,870)	$(968)

Net loss per common share—basic and diluted	$(0.12)	$—	$(0.35)	$(3.76)	$(0.93)	$(0.21)	$(0.05)

Weighted average common shares outstanding
Basic	30,468	26,663	26,959	24,578	18,750	18,750	18,750

Diluted(6)	30,468	30,638	26,959	24,578	18,750	18,750	18,750

	March 31,		December 31,
	2004	2003	2003	2002	2001	2000	1999
	(unaudited)
Balance Sheet Data:
Cash	$1,690	$—	$894	$214	$596	$206	$139
Restricted cash	785	—	765	—	—	—	—
Property and equipment, net	7,544	7,656	7,665	7,769	14,476	5,408	1,115
Goodwill and other intangibles, net	53,865	48,808	45,608	48,893	72,876	77,645	2,713
Total assets	82,382	71,525	67,307	67,798	107,379	95,344	9,239
Long-term debt and notes payable	2,543	3,303	2,818	3,314	2,425	2,463	—
Total debt	9,701	7,112	8,736	4,130	85,227	2,503	—
Minority interest	6	265	—	298	394	612	616
Total stockholders' equity	61,970	55,345	48,483	55,012	16,116	87,809	5,574
Other Financial Data:
Depreciation and amortization	$573	$434	$1,725	$3,638	$12,331	$2,962	$565
Net cash (used in) provided by operating activities	(2,274)	(3,089)	(4,691)	(2,730)	(3,196)	(1,432)	14
Net cash provided by (used in) investing activities	1,280	(241)	(1,352)	(567)	(1,307)	1,066	(88)
Net cash provided by financing activities	1,848	3,155	6,595	2,593	4,893	433	212
Capital expenditures	100	250	1,165	1,439	1,310	758	106

(1)
Includes the results of operations of OuterLink Corporation from January 22, 2004.

(2)
Includes the results of operations of Medical Advisory Systems from March 27, 2002.

(3)
Includes the results of operations of (i) Timely Technology from April 1, 2000 and (ii) Destron Fearing Corporation from September 8, 2000.

(4)
Selling, general and administrative expense includes management fees paid to Applied Digital Solutions of $193, $771, $262 and $241 for the years ended December 31, 2002, 2001, 2000 and 1999. No management fees were paid to Applied Digital Solutions in 2003 or in the three months ended March 31, 2004.

(5)
Asset impairment expense for 2003 consists of a goodwill impairment charge of $2,375 and an intangible asset impairment charge of $611. Asset impairment expense for 2002 consists of a goodwill impairment charge of $57,406 and an asset impairment charge of $6,412 related to the write off of an exclusive perpetual license to a digital encryption and distribution software system. Asset impairment expense for 2001 relates to a goodwill impairment.

(6)
Potentially dilutive securities are excluded from the number of weighted average shares outstanding in the three months ended March 31, 2004 and in the years ended December 31, 2003 and 2002. Including the dilutive securities would have had an anti-dilutive effect on our net loss per common share. Weighted average shares outstanding for the years ended December 31, 2001, 2000 and 1999 have been restated to reflect the number of common shares received by the former shareholders of the Advanced Wireless Group in the March 27, 2002 merger.

        Effective January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually.

        The following table presents the impact of SFAS No. 142 on our summary financial data as indicated:

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(unaudited)
	(In thousands, except per share data)
Net (loss) income:
Net (loss) income as reported	$(3,744)	$110	$(9,458)	$(92,359)	$(17,409)	$(3,870)	$(968)
Goodwill amortization	—	—	—	—	8,629	2,529	256
Equity method investment amortization	—	—	—	—	1,161	—	—

Adjusted net (loss) income	$(3,744)	$110	$(9,458)	$(92,359)	$(7,619)	$(1,341)	$(712)

Basic and diluted loss per share:
Net (loss) income per share, basic and diluted, as reported	$(0.12)	$—	$(0.35)	$(3.76)	$(0.93)	$(0.21)	$(0.05)
Goodwill amortization	—	—	—	—	0.46	0.13	0.01
Equity method investment amortization	—	—	—	—	0.06	—	—

Adjusted (loss) income per share, basic and diluted	$(0.12)	$—	$(0.35)	$(3.76)	$(0.41)	$(0.08)	$(0.04)

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement before deciding to purchase any shares of our common stock.

Recent changes in our senior management could have an adverse effect on our financial results.

        We have recently experienced numerous changes with respect to our senior management. On September 4, 2003, Randolph K. Geissler resigned as Chief Executive Officer of Digital Angel Corporation after serving in such position since the March 2002 merger between Digital Angel Corporation and Medical Advisory Systems. From September 2000 until March 2002, Mr. Geissler served as Chief Executive Officer of Digital Angel Corporation, one of the predecessor corporations to our company.

        Following Mr. Geissler's resignation, our Board appointed Kevin McLaughlin as the interim Chief Executive Officer of Digital Angel Corporation while we conducted a formal search for a permanent Chief Executive Officer. At the time of his appointment as interim Chief Executive Officer, Mr. McLaughlin was serving as President and Chief Operating Officer of Applied Digital Solutions. On November 3, 2003, we announced that we had agreed to appoint Van Chu as Chief Executive Officer. At the time of this announcement, Mr. Chu was Chief Executive Officer of OuterLink Corporation, a company that was acquired by Digital Angel Corporation in a merger on January 22, 2004. Mr. Chu assumed his duties as our Chief Executive Officer on November 7, 2003.

        As described in greater detail in the "Business—Recent Developments" section of this prospectus, Mr. Chu was terminated as Chief Executive Officer on January 12, 2004. On January 15, 2004, our board of directors appointed Kevin N. McGrath as President and Chief Executive Officer of Digital Angel Corporation.

        Because we depend heavily on the skills of those persons holding senior management positions, the loss of any senior executive could materially adversely affect our financial results. These senior executives, in many cases, have strong relationships with our customers and suppliers. Therefore, the loss of the services of such senior executives or any general instability in the composition of our senior management could have a negative impact on our relationship with these customers and suppliers. We cannot ensure that we will be able to retain our senior executives and this uncertainty could have a material negative impact on our business.

As of May 31, 2004, our majority stockholder, Applied Digital Solutions, Inc. owned 68.3% of our common stock. Thus, it is able to completely control the board of directors and may support actions that conflict with the interests of the other stockholders.

        As of May 31, 2004, Applied Digital Solutions was the beneficial owner of 68.3% of our common stock. It controls us with respect to all matters upon which our stockholders may vote, including the selection of the Board of Directors, mergers, acquisitions and other significant corporate transactions. Applied Digital Solutions has the ability to exercise control over us. Applied Digital Solutions may support actions that are contrary to or conflict with the interests of the other stockholders.

Our stockholders will experience dilution if Laurus Master Fund exercises its right to convert certain debt owed by us into shares of our common stock.

        On July 31, 2003, we issued to Laurus Master Fund a two-year secured convertible note in the original principal amount of $2,000,000. The secured convertible note is convertible, at Laurus Master Fund's option, into shares of the our common stock at a per share price of $2.33. In connection with the issuance of the secured convertible note, we also issued to Laurus Master Fund a five-year warrant to purchase 125,000 shares of our common stock at exercise prices ranging from $2.68 to $3.38 per share.

        On August 28, 2003, we issued a three-year secured revolving convertible note in the principal amount of $3,500,000 and a three-year secured minimum borrowing convertible note in the principal amount of $1,500,000 to Laurus Master Fund. When the two-year secured convertible note is repaid in full, either in cash or by conversion into our common stock, each of these notes will be convertible, at Laurus Master Fund's option, into shares of our common stock at $2.64 per share. In connection with the issuance of these notes, Laurus Master Fund also acquired a five-year warrant to purchase 115,000 shares of our common stock at exercise prices ranging from $2.55 to $2.95 per share.

        Through May 31, 2004, Laurus Master Fund had converted $582,500 in principal amount of the two-year secured convertible note dated July 31, 2003 into 250,000 shares of our common stock. Our issuance of shares to Laurus Master Fund upon any other conversion of these notes or any exercise of the warrants may result in substantial dilution to other Digital Angel Corporation stockholders. In addition, Laurus Master Fund may offer and sell any and all of the shares of our common stock received in connection with conversion of the notes or exercise of the warrants at prices and times to be determined in its sole discretion. There is no independent or third-party underwriter involved in the offering of the shares of our common stock acquired by Laurus Master Fund, and there can be no guarantee that any disposition of those shares will be completed in a manner that is not disruptive to the trading market for our common stock.

Our stockholders will experience dilution upon conversion of the Series A Preferred Stock issued by us in the OuterLink Corporation acquisition.

        On January 22, 2004, we acquired OuterLink Corporation of Concord, Massachusetts, in a merger. As consideration for the merger, we issued 100,000 shares of our Series A Preferred Stock in exchange for all of the issued and outstanding shares of OuterLink's capital stock. The Series A Preferred Stock is convertible into 4,000,000 shares of our common stock when the volume-weighted average price of our common stock equals or exceeds $4.00 per share for 10 consecutive trading days. The issuance of our common stock upon any conversion of the Series A Preferred Stock issued to the OuterLink stockholders would result in dilution to our current stockholders.

The terms of our debt obligations to Laurus Master Fund subject us to the risk of foreclosure on substantially all of our assets.

        We may not have sufficient funds to repay Laurus Master Fund when the obligations on the convertible note, minimum borrowing note and revolving note mature. Accordingly, we may be required to obtain the funds necessary to repay these obligations either through refinancing, the issuance of additional equity or debt securities or the sale of assets. There can be no assurance that we can obtain the funds needed, if any, to repay the obligations from any one or more of these other sources on favorable economic terms or at all. If we are unable to obtain funds to repay this indebtedness, we may be forced to dispose of assets or take other actions on disadvantageous terms, which could result in losses to Digital Angel Corporation and could have a material adverse effect on our financial condition.

        To secure the payment of all debts, liabilities and obligations owed to Laurus Master Fund, we have granted to Laurus Master Fund a security interest in and lien upon all of our property and assets, whether real or personal, tangible or intangible, whether now owned or hereafter acquired, or in which we now have, or at any time in the future may acquire, any right, title or interest. The occurrence of an event of default under the convertible note, minimum borrowing note or revolving note would subject us to foreclosure by Laurus Master Fund on substantially all of our assets to the extent necessary to repay any amounts due. Any such default and resulting foreclosure will have a material adverse effect on our financial condition.

Our earnings will decline if we write off additional goodwill and other intangible assets.

        As of March 31, 2004, we had recorded goodwill of $48.4 million. On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually by applying a fair value based test. During the fourth quarter of 2003, we performed the annual impairment test for goodwill using a fair value based approach, primarily discounted cash flows. An evaluation of the Medical Systems reporting unit indicated that $2.4 million of goodwill was impaired. Additionally, management estimated that certain intangible assets at our Medical Systems reporting unit were impaired by $0.6 million. Accordingly, we recorded an impairment charge of $3.0 million in the fourth quarter of 2003, which is included as an asset impairment charge in the 2003 statement of operations. During the fourth quarter of 2002, we recorded an impairment charge of $57.4 million for goodwill at our GPS and Radio Communications and Medical Systems reporting units.

        We will assess the fair value of our goodwill annually or earlier if events occur or circumstances change that would more likely than not reduce the fair value of our goodwill below its carrying value. These events or circumstances would include a significant change in business climate, including a significant, sustained decline in an entity's market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If we determine that significant impairment has occurred, we would be required to write off the impaired portion of goodwill. Impairment charges could have a material adverse effect on our financial condition and results of operations.

The exercise of outstanding options and warrants may adversely affect the market price of our common stock.

        As of May 31, 2004, we had 10,094,000 options and 3,029,000 warrants outstanding to purchase from us a total of 13,123,000 shares of common stock at exercise prices ranging from $0.50 to $10.50 per share. In addition, as of May 31, 2004, we had 4,527,000 additional shares of common stock which may be issued in the future under our stock option plans. The exercise of outstanding options and warrants and the sale in the public market of the shares purchased upon such exercise may adversely affect the market price of our common stock.

We may continue to incur losses.

        We incurred a net loss of $3.7 million for the three months ended March 31, 2004. In addition, we incurred net losses of $9.5 million, $92.4 million, $17.4 million in the years ended December 31, 2003, 2002 and 2001, respectively. Included in the $92.4 million loss for the year ended December 31, 2002 is a goodwill impairment charge of $57.4 million, an asset impairment charge of $6.4 million, and a $18.7 million charge arising from the remeasurement of options in connection with the merger. No assurance can be given as to when we will achieve profitability, if at all. Profitability depends on many factors, including the success of our marketing programs, our maintenance and reduction of expenses, and the ability to coordinate successfully the operations of our business units. If we fail to achieve and maintain sufficient profitability within the time frame expected by investors, the market price of our common stock may be adversely affected.

The Digital Angel™ technology is not proven, and we may not be able to develop products from this unproven technology.

        We have invested approximately $15.6 million in the Digital Angel™ technology during the period from April 1, 1998 through March 31, 2004. The Digital Angel technology depends on the development, integration, miniaturization and successful marketing of several advanced technologies that have not previously been integrated or used. The Digital Angel technology depends upon advanced technology, including wireless communication, biosensors, motion determination and global positioning system capabilities. Many of these technologies are unproven or relatively new. The Digital Angel technology continues to be in the development stage, and we are uncertain when this technology will be incorporated into any products. This technology has not generated any significant revenue through March 31, 2004. No assurances can be given as to when or if the Digital Angel technology will be successfully marketed. Our ability to develop and commercialize products based on our proprietary technology will depend on our ability to develop products internally on a timely basis or to enter into arrangements with third parties to provide these functions. Our failure to develop and commercialize products successfully could have a material adverse effect on our financial condition and results of operations.

Infringement by third parties on our intellectual property or the development of substantially equivalent proprietary technology by our competitors could negatively affect our business.

        Our success depends significantly on our ability to maintain patent and trade secret protection, to obtain future patents and licenses, and to operate without infringing on the proprietary rights of third parties. There can be no assurance that the measures we have taken to protect our intellectual property, including those relating to the Digital Angel technology, will prevent the misappropriation or circumvention of our intellectual property. In addition, there can be no assurance that any patent application, when filed, will result in an issued patent, or that our existing patents, or any patents that may be issued in the future, will provide us with significant protection against competitors. Moreover, there can be no assurance that any patents issued to or licensed by us will not be infringed upon or circumvented by others. Litigation to establish the validity of patents, to assert infringement claims against others, and to defend against patent infringement claims can be expensive and time-consuming, even if the outcome is in our favor. We also rely to a lesser extent on unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes or that we can meaningfully protect our rights to such unpatented proprietary technology. Infringement on our intellectual property or the development of substantially equivalent technology by our competitors could have a material adverse effect on our business.

Domestic and foreign government regulation and other factors could impair our ability to develop and sell our products in certain markets.

        The electronic animal identification market can be negatively affected by such factors as food safety concerns, consumer perceptions regarding cost and efficacy, international technology standards, national infrastructures, and slaughterhouse removal of microchips.

        We are also subject to federal, state and local regulation in the United States, including regulation by the U.S. Food and Drug Administration, the U.S. Federal Communications Commission, the Federal Aviation Authority and the U.S. Department of Agriculture, and to regulation in other countries. We cannot predict the extent to which we may be affected by further legislative and regulatory developments concerning our products and markets. We are required to obtain regulatory approval before marketing most of our products. The regulatory process can be very time-consuming and costly, and there is no assurance that we will receive the regulatory approvals necessary to sell our products. Regulatory authorities also have the authority to revoke approval of previously approved products for cause, to request recalls of products and to close manufacturing plants in response to violations. Any such regulatory action, including the failure to obtain such approval, could prevent us from selling, or materially impair our ability to sell, our products in certain markets and could negatively affect our business.

We rely heavily on sales to government contractors of our animal identification products, and any decline in the demand by these customers for our products could negatively affect our business.

        The principal customers for electronic identification devices for fish are government contractors that rely on funding from the United States government. Because these contractors rely heavily on government funds, any decline in the availability of such funds could result in a decreased demand by these contractors for our products. Any decrease in demand by such customers could have a material adverse effect on our financial condition and results of operations and result in a decline in the market value of our common stock.

We depend on a single production arrangement with Raytheon Microelectronics Espana, SA for our patented syringe-injectable microchips, and the loss of or any significant reduction in the production could have an adverse effect on our business.

        We rely solely on a production arrangement with Raytheon Microelectronics Espana, SA for the manufacture of our patented syringe-injectable microchips that are used in all of our implantable electronic identification products. Raytheon utilizes our proprietary technology and our equipment in the production of our syringe-injectable microchips. The termination, or any significant reduction, by Raytheon of the assembly of our microchips or a material increase in the price charged by Raytheon for the assembly of our microchips could have an adverse effect on our financial condition and results of operations. In addition, Raytheon may not be able to produce sufficient quantities of the microchips to meet any significant increased demand for our products or to meet any such demand on a timely basis. Any inability or unwillingness of Raytheon to meet our demand for microchips would require us to utilize an alternative production arrangement and remove our automated assembly production machinery from the Raytheon facility, which would be costly and could delay production. Moreover, if Raytheon terminates our production arrangement, we cannot assure that the assembly of our microchips from another source would be on comparable or acceptable terms. The failure to make such an alternative production arrangement could have an adverse effect on our business.

We depend on principal customers.

        For the three months ended March 31, 2004, we had one customer which accounted for 12.6% of our consolidated revenue, and our four largest customers, in the aggregate, accounted for 33.0% of our consolidated revenue. For the year ended December 31, 2003, we had one customer that accounted for 11.8% of our consolidated revenues, and our four largest customers accounted for, in the aggregate, 30.9% of our consolidated revenues. Our subsidiary, Signature Industries, Ltd., is heavily dependent on contracts with domestic government agencies and foreign governments, including the United Kingdom, primarily relating to military applications. The loss of, or a significant reduction in, orders from these or our other major customers could have a material adverse effect on our financial condition and results of operations.

We compete with other companies in the visual and electronic identification market, and the products sold by our competitors could become more popular than our products or render our products obsolete.

        The market for visual and electronic identification for companion animals and livestock is highly competitive. We believe that our principal competitors in the visual identification market for livestock are AllFlex USA and Y-Tex Corporation and that our principal competitors in the electronic identification market are AllFlex USA, Datamars SA and Avid Identification Systems, Inc.

        In addition, other companies could enter this line of business in the future. Certain of our competitors have substantially greater financial and other resources than us. We may not be able to compete successfully with these competitors, and these competitors may develop or market technologies and products that are more widely accepted than ours or that would render our products obsolete or noncompetitive.

Currency exchange rate fluctuations could have an adverse effect on our sales and financial results.

        We generate a portion of our sales and incur a portion of our expenses in currencies other than U.S. dollars. To the extent that we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our financial results.

We depend on a small team of senior management, and we may have difficulty attracting and retaining additional personnel.

        Our future success will depend in large part upon the continued services and performance of senior management and other key personnel. If we lose the services of any member of our senior management team, our overall operations could be materially and adversely affected. In addition, our future success will depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing, purchasing and customer service personnel when they are needed. Competition for these individuals is intense. We cannot ensure that we will be able to successfully attract, integrate or retain sufficiently qualified personnel when the need arises. Any failure to attract and retain the necessary technical, managerial, marketing, purchasing and customer service personnel could have a material adverse effect on our financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the information incorporated by reference may contain "forward-looking statements" which represent our expectations or beliefs including, but not limited to, statements concerning industry performance and our results, operations, performance, financial condition, plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words "may," "will," "expect," "anticipate," "intend," "could," "estimate," or "continue" or the negative or other variations thereof or comparable terminology. Any statements contained in this prospectus, any prospectus supplement or the information incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond our control, and actual results may differ materially depending on a variety of important factors, many of which are also beyond our control. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except to the extent such updates and/or revisions are required to prevent these forward-looking statements from being materially false or misleading.

USE OF PROCEEDS

        All net proceeds from the sale of our common stock will go to the selling stockholders who are selling common stock under this prospectus. We will not receive any proceeds from the sale of the common stock sold by them.

BUSINESS

Overview

        We were incorporated in Delaware on December 1, 1981 as Medical Advisory Systems, Inc. to provide medical assistance and technical products and services. On March 27, 2002, we completed a merger pursuant to which the former Digital Angel Corporation became a wholly-owned subsidiary of Medical Advisory Systems and was renamed "Digital Angel Technology Corporation," and Medical Advisory Systems was renamed "Digital Angel Corporation." In connection with the merger, Applied Digital Solutions, Inc. contributed to Medical Advisory Systems all of its stock in Timely Technology, a wholly-owned subsidiary, and Signature Industries, an 85.0%-owned subsidiary. These two subsidiaries, along with Digital Angel Corporation, comprised Applied Digital Solutions' Advanced Wireless Group. As a result of this contribution, Timely Technology became a wholly-owned subsidiary of Digital Angel Corporation and Signature Industries became an 85.0%-owned subsidiary. As a result of the merger and subsequent transactions, Applied Digital Solutions owned 22,303,506 shares (or 68.3%) of our outstanding shares of common stock as of May 31, 2004.

        Before January 22, 2004, we operated in four segments: Animal Applications, Wireless and Monitoring, GPS and Radio Communications and Medical Systems. With our acquisition of OuterLink Corporation in January 2004, we reorganized into three segments: Animal Applications, GPS and Radio Communications and Medical Systems. The former GPS and Radio Communications Segment, the Wireless and Monitoring Segment and the OuterLink Corporation business were combined to form the new GPS and Radio Communications segment, which is now managed as a single business unit. On April 19, 2004, we completed a transaction in which we sold certain assets of our Medical Systems segment. We expect to eliminate this segment, but we also expect that we will recognize losses in the Medical Systems segment through the second quarter of 2004.

Animal Applications

        Our Animal Applications segment develops, manufactures and markets radio, electronic and visual identification devices for the companion animal, livestock, laboratory animal, fish and wildlife markets worldwide.

        The Animal Applications segment's radio frequency identification products consist of miniature electronic microchips, readers and injection systems. We hold patents on our syringe-injectable microchip, which is encased in a glass or glass-like material capsule and incorporates an antenna and a microchip with a unique permanent identification code for the animal in which it is implanted. The microchip is typically injected under the skin using a hypodermic syringe, without requiring surgery. An associated reader device uses radio frequency to interrogate the microchip and read the code.

        The Animal Applications segment's pet identification system involves the insertion of a microchip with identifying information in the animal. Readers at animal shelters, veterinary clinics and other locations can determine the animal's owner and other information. This pet identification system is marketed in the United States by Schering-Plough Animal Health Corporation under the brand name "Home Again™," in Europe by Merial Pharmaceutical, and in Japan by Dainippon Pharmaceutical. We have distribution agreements with a variety of other companies outside the United States to market our products. We have an established infrastructure with readers placed in approximately 70,000 global animal shelters and veterinary clinics. Over 2.5 million companion animals in the United States have been enrolled in the database, and more than 6,000 pet recoveries occur in the United States each month.

        In addition to pursuing the market for permanent identification of companion animals, the Animal Applications segment also produces visual and electronic identification products, principally for livestock producers. Visual identification products typically include numbered ear tags. We have marketed visual identification products for livestock since the 1940s. Electronic identification products for livestock are currently being evaluated by livestock producers. Currently, sales of visual products represent virtually all of our sales to livestock producers. In the three months ended March 31, 2004, the Animal Applications segment represented 63.6% of our consolidated revenue, and in the year ended December 31, 2003, it represented 65.2% of our consolidated revenue.

GPS and Radio Communications

        The GPS and Radio Communications segment consists of our former Wireless and Monitoring segment, the business of OuterLink Corporation (which we acquired in January 2004), and Signature Industries, located in the United Kingdom. This segment consists of the design, manufacture and support of GPS enabled equipment. Applications for the segment's products include location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications and GPS enabled equipment and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets.

        The GPS and Radio Communications segment is also developing technology, which it refers to as its Digital Angel technology. The Digital Angel technology is the integration and miniaturization into marketable products of three technologies: wireless communications (such as cellular), sensors (including bio-sensors) and position location technology (including GPS and other systems). This segment also includes high grade communications equipment leasing and complementary data systems that customers can use to locate and monitor their assets. In the three months ended March 31, 2004, the GPS and Radio Communications segment represented 33.2% of our consolidated revenue, and in the year ended December 31, 2003, it represented 28.6% of our consolidated revenue.

Medical Systems

        Until April 19, 2004, we had a Medical Systems segment comprised of a staff of logistics specialists and physicians that operated from our medical telecommunications response center that provided medical assistance services and interactive medical information services to people traveling anywhere in the world, 24 hours per day, 7 days per week. Assistance was provided by telephone, satellite, high frequency radio, fax, Internet and telex. The primary market for the Medical Systems segment services was the maritime industry and the international travel insurance and assistance industry. Services included coordination of medical care, provision of general medical information, physician consultation, translation assistance, claims handling and cost containment on behalf of assistance companies, insurance companies or managed care organizations. We also offered medical training services to the maritime industry.

        Our Medical Systems segment also sold a variety of kits containing pharmaceutical and medical supplies. Included in the kits were prescription and nonprescription medications, controlled substances, medical equipment and expendable medical supplies. The kits included our proprietary pharmaceutical manual, which provided information on proper storage, use and inventory control. All medications were specially labeled for use in our system. We directly supplied pharmaceuticals to our maritime and airline customers through our pharmaceutical warehouse facility located in Owings, Maryland. In the three months ended March 31, 2004, the Medical Systems segment represented 3.2% of our consolidated revenue, and in the year ended December 31, 2003, it represented 6.2% of our consolidated revenue.

        On April 19, 2004, we completed a transaction in which we sold certain assets of our Medical Systems segment. However, we expect to continue to recognize financial losses in this segment through the second quarter of 2004.

Financial Information About Segments

        Revenues from our various segments in the first quarters of 2004 and 2003 and in the years ended December 31, 2003, 2002 and 2001 are as follows:

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)
	(In thousands)
Animal Applications	$7,072	$7,801	$23,948	$20,991	$22,247
GPS and Radio Communications	3,699	2,853	10,484	11,525	13,664
Medical Systems	355	744	2,280	1,727	—

        Please refer to the segment information in Note 9 to our financial statements as of and for the three months ended March 31, 2004 and Note 17 to our financial statements as of and for the years ended December 31, 2003, 2002 and 2001.

Recent Developments

Recent Changes in Management

        On November 3, 2003, OuterLink's Chief Executive Officer, Mr. Van Chu, was appointed as our Chief Executive Officer. Mr. Chu's employment was terminated for cause, effective January 12, 2004, as a result of Mr. Chu's failure to fulfill the obligations of his employment. The terms of Mr. Chu's termination are subject to a confidentiality agreement dated January 22, 2004 among the Company, OuterLink Corporation and Mr. Chu. On January 12, 2004, our Board of Directors appointed Kevin N. McGrath as our President and Chief Executive Officer. Before joining Digital Angel Corporation, Mr. McGrath spent 16 years at Hughes Electronics Corp. based in El Segundo, California, during which time he served in different executive positions, including as Chairman of DirecTV Latin America, a Hughes subsidiary.

Stock Issued to Applied Digital Solutions, Inc.

        On March 1, 2004, we issued 3,000,000 shares of our common stock to Applied Digital Solutions, Inc. pursuant to a stock purchase agreement with Applied Digital Solutions dated August 14, 2003. The stock purchase agreement provided for Applied Digital Solutions to purchase 3,000,000 shares of our common stock at a price of $2.64 per share and a warrant to purchase up to 1,000,000 shares of our common stock. The warrant is exercisable for five years beginning February 1, 2004 at an exercise price per share of $3.74 payable in cash or shares of common stock of Applied Digital Solutions. The consideration for the sale of our 3,000,000 shares and the warrant was payable in 1,980,000 shares of common stock of Applied Digital Solutions (as adjusted for Applied Digital Solutions' subsequent one-for-10 reverse stock split). Through May 31, 2004, we had sold approximately 910,350 shares of Applied Digital Solutions' common stock, resulting in aggregate net proceeds of approximately $2.6 million.

Sale of Certain Assets of Medical Systems Segment

        On April 19, 2004, the Company sold certain assets of its Medical Systems segment. The assets sold to MedAire, Inc., the buyer, included all of the tangible and intangible intellectual property developed for the operation of the segment's medical services business, pharmaceutical supplies and other inventory items, customer and supplier contracts, computer software licenses, Internet website and domain name and mailing lists. Under the terms of the of the agreement, the purchase price, in addition to the buyer's assumption of certain liabilities, was $420,000 plus any prepaid deposits and the cost of the pharmaceutical inventory and supplies, as reduced by any pre-billings to or pro rata prepayment by Medical Systems segment's customers. The net amount paid to Digital Angel was $414,765.

        In connection with exiting this activity, we recognized obligations and expect to record a loss of approximately $300,000. We expect to sell the Medical Systems segment's land and buildings in a separate transaction in which the sale proceeds will be above their carrying cost.

Competition

        Principal methods of competition in all of our segments include geographic coverage, service and product performance.

Animal Applications

        The animal identification market is highly competitive. The principal competitors in the visual identification market are AllFlex USA, Inc. and Y-Tex Corporation, and the principal competitors in the electronic identification market are AllFlex, USA, Inc., Datamars SA and Avid Identification Systems, Inc. We believe that our strong intellectual property position and our reputation for high quality products are our competitive advantages.

GPS and Radio Communications

        The principal competitors for our subsidiary, Signature Industries, are Boeing North American Inc., General Dynamics Decision Systems, Tadiran Spectralink Ltd., Becker Avionic Systems, and ACR Electronics, Inc. We believe that being first to market with GPS in our search and rescue beacons and the use of our search and rescue beacons in over 40 countries are competitive advantages. In addition, the barriers to entry in this market are high due to the technical demands of the market.

        The principal competitors for our subsidiary, OuterLink, are Blue Sky Networks, Sky Connect and Comtech Mobile Data Com. We believe our competitive advantages are lower cost communications, more frequent reporting on a near real time basis and the ability to provide additional messaging capabilities in addition to vehicle tracking.

Raw Materials

        We have not experienced any significant or unusual problems in the purchase of raw materials or commodities during 2002 or 2003. We depend on a single production arrangement with a vendor for the manufacture of our patented syringe-injectable microchips that are used in our implantable electronic identification products. While we are dependent, in certain situations, on a limited number of vendors to provide certain raw materials and components, during the recent past, we have not experienced significant problems or issues procuring any essential materials, parts or components.

Patents and Trademarks

        We own various patents and trademarks which we consider in the aggregate to constitute a valuable asset. We consider several of our patents offer a significant competitive advantage and/or barriers to entry in the Animal Applications segments.

Backlog

        We generally produce goods to fill orders received and anticipated orders based on distributors' forecasts, and we also maintain inventories of finished goods to fill customer orders with short lead times. As a result, we generally do not have a significant backlog of orders, and any such backlog is not indicative of future sales.

Research and Development

        During the three months ended March 31, 2004, we spent $669,000 ($523,000 in the Animal Applications segment and $146,000 in the GPS and Radio Communications segment) on research and development activities relating to the development of new products or improvements of existing products. During 2003, we spent $4.9 million ($2.9 million in the Animal Applications segment and $2.0 million in the GPS and Radio Communications segment) on research and development activities. We spent $3.0 million in 2002 and $5.2 million in 2001 on research and development activities.

Environmental Matters

        We do not anticipate any material effect on our capital expenditures, earnings or competitive position due to compliance with government regulations involving environmental matters.

Seasonality

        Our Animal Applications segment's revenues and operating income can be affected by the timing of animal reproduction cycles. Our other business segments are not considered to be seasonal.

Employees

        As of May 31, 2004, we had 232 full time employees, including nine in management, 19 in sales positions, 42 in administrative positions, 47 in technical positions and 115 in production positions. Our Animal Applications production workforce is party to a collective bargaining agreement which expires May 31, 2005. We believe our relations with our employees are good.

Government Regulation

        We are subject to federal, state and local regulation in the United States, including the Food and Drug Administration (FDA) and Federal Communications Commission (FCC). We are also subject to regulation by government entities in other countries.

United States Regulation

        Animal products for food producing animals have been reviewed by the FDA's Center for Veterinary Medicine, and the FDA has determined that our product, as presently configured, is unregulated. As of December 31, 2003, Digital Angel™ products did not incorporate FDA regulated components. However, any applications directly related to medical information will require further FDA approval. The Digital Angel™ products have also been approved by the FCC. Our products coated with insecticide require approval by the United States Environmental Protection Agency, which has been obtained.

        We are also licensed by the FCC to transmit at specified frequencies on satellites. Our aviation equipment must meet the approval of the Federal Aviation Authority and Transport Canada for manufacturing, installation and repair.

Regulation Abroad

        Our products are subject to compliance with applicable regulatory requirements in those foreign countries where our products are sold. The contracts we maintain with our distributors in these foreign countries generally require the distributor to obtain all necessary regulatory approvals from the governments of the countries in which these distributors sell our products.

Financial Information About Geographic Areas

        Revenues are attributed to geographic areas based on the location of the assets producing the revenues. Information concerning principal geographic areas as of and for the three months ended March 31, 2004 and the years ended December 31, 2003, 2002 and 2001 is as follows:

(In thousands)	United States	United Kingdom/Spain	Consolidated / Combined
Three Months Ended March 31, 2004
Net revenue	$7,732	$3,394	$11,126
Long-lived assets excluding goodwill and other intangible assets, net	$6,185	$1,359	$7,544
Three Months Ended March 31, 2003
Net revenue	$8,699	$2,699	$11,398
Long-lived assets excluding goodwill and other intangible assets, net	$6,580	$1,076	$7,656
Year Ended December 31, 2003
Net revenue	$26,350	$10,362	$36,712
Long-lived assets excluding goodwill and other intangible assets, net	$6,287	$1,378	$7,665
Year Ended December 31, 2002
Net revenue	$24,221	$10,022	$34,243
Long-lived assets excluding goodwill and other intangible assets, net	$6,697	$1,072	$7,769
Year Ended December 31, 2001
Net revenue	$24,767	$11,144	$35,911
Long-lived assets excluding goodwill and other intangible assets, net	$13,276	$1,200	$14,476

Properties

        We own a 79,692 square foot (gross building area) masonry and steel industrial two-building complex located in South St. Paul, Minnesota that is currently occupied by the Animal Application division's administrative, sales, engineering and manufacturing operations, plus one lessee. We occupy 53,800 square feet of the space. The portions of the buildings that we occupy have 6,000 square feet of office area, nine loading docks, one drive-in door and 13 to 16 foot clear ceilings. Our lessee occupies approximately 15,000 square feet of warehouse space under a lease which expires June 30, 2004. Monthly rental income from the lessee is $6,950. The South St. Paul property is encumbered by a mortgage in the aggregate principal amount of $2.4 million.

        Our former Medical Systems segment's facilities consist of a campus of three buildings: a 12,000 square foot facility that contained two custom designed call centers and administrative offices; a 4,800 square foot facility that contained our computer technology center and our maritime pharmacy; and a third facility consisting of a two-story structure with approximately 3,000 square feet of usable office and storage space. The three buildings are owned by us and located on 1.44 acres of commercial land in Owings, Maryland, approximately 20 miles from Washington, D.C. The Owings, Maryland property is encumbered by a mortgage in the aggregate principal amount of $910,000. We expect to sell these land and buildings and that the sale proceeds will be above their carrying costs.

        We currently lease a 2,500 square foot facility in a modern technology park in Riverside, California. The facility contains office and engineering space and a data processing technology center. The facility is rented on a month-to-month lease. Rent payments are $2,500 per month.

        Our subsidiary, Signature Industries, Ltd., leases, under a long-term lease expiring in September 2042, a 60,000 square foot building located in Thamesmead, London, England that is currently occupied by administrative, sales, engineering and manufacturing personnel. In addition, this division leases three single-story buildings totaling 5,400 square feet within a small industrial estate in Springburn, Glasgow, Scotland for manufacturing operations. Rent payments for the facilities are $36,000 a month.

        Our subsidiary, OuterLink Corporation, leases 10,471 square feet in an office building located in Concord, Massachusetts. The lease expires on August 31, 2004 with no renewal options. Rent is $18,000 per month.

        We consider our properties to be suitable and adequate for their present purposes, well maintained and in good operating condition.

Legal Proceedings

Wurts Litigation

        In February 2003, an action was filed in the Middlesex County Superior Court in the Commonwealth of Massachusetts. Our subsidiary, OuterLink Corporation, as well as a significant stockholder of OuterLink and a principal of the significant stockholder are named as defendants. Such principal was a director of OuterLink. The complaint alleged breach of an August 25, 1999 employment contract. The plaintiff was President and CEO of OuterLink Corporation from July 1999 through August 2002. The Complaint seeks damages based principally on a contractual severance provision that allegedly provided for four months of compensation for every year or fraction thereof served prior to termination. At the time of termination, the complaint alleges that the plaintiff's salary was $250,000 per year. The defendants answered denying all liability and counterclaimed. Discovery will be completed in this matter shortly and the Defendants intend to vigorously defend this matter and pursue their counterclaims. The ultimate outcome of this proceeding cannot be predicted at this time and we are currently unable to determine the potential effect of this litigation on its consolidated financial position, results of operation or cash flows.

eResearch Litigation

        In June 2002, eResearch Technology, Inc., formerly known as Premier Research Worldwide, Ltd. ("ERT"), commenced a proceeding against U.S. Bank National Association ("US Bank"), subsequently intervened in by us in the New Jersey state court and subsequently removed to the United States District Court for the District of New Jersey. This suit was commenced to pursue alleged damages of approximately $350,000 due to the alleged failure by us and US Bank to register transfers of restricted Digital Angel shares sold by ERT in May 2002. We agreed to indemnify US Bank for all damages and reasonable costs relating to this litigation. We asserted a counterclaim against ERT based on ERT's breach of a license agreement and services agreements between the parties that resulted in the original issuance by us of 550,000 restricted common shares to ERT. We asserted that the damages to us exceeded $4 million, which did not include the share of profits which we sought to recover had ERT not breached the agreements. Furthermore, the alleged damages sought by the plaintiff in this matter did not take into account plaintiff's duty to mitigate damages which, if discharged, would have resulted in a profit to ERT. This matter was scheduled to be tried in June 2004. Before trial, all parties reached an agreement in principle to settle all claims without any party paying any amounts to any other party. The parties are in the process of negotiating a settlement agreement, thus the case has not yet been dismissed.

Electronic Identification Devices Litigation

        In February 2004, Electronic Identification Devices, Ltd. ("EID") commenced a declaratory judgment action against us in the United States District Court for the Western District of Texas. This action seeks a declaration of patent non-infringement relating to our syringe implantable identification transponders. The lawsuit alleges that EID has developed a new transponder that it believes does not infringe on our patent. The lawsuit acknowledges that we obtained a judgment of infringement and two contempt orders against EID based on selling certain systems that infringed our patent in 1997, 1998 and 1999. On March 10, 2004, we filed a motion seeking dismissal of the declaratory judgment complaint or, in the alternative, that the action be transferred to Minnesota. The court has not yet ruled on our motion. Given the very early stage of this matter, the ultimate outcome of this proceeding cannot be predicted at this time. We are currently unable to determine the potential effect of this litigation on our consolidated financial position, results of operations or cash flows.

John Fernandez vs. United States of America vs. Medical Advisory Systems, Inc.

        On December 29, 2003, John Fernandez filed a lawsuit in the Orlando Division of the United States District Court for the Middle District of Florida. The plaintiff filed the lawsuit against the United States of America as the operator of the ship on which the plaintiff served. He alleged that the United States had contracted with Medical Advisory Systems to provide medical advisory systems and that a physician at Medical Advisory Systems had rendered an incorrect long-distance diagnosis, resulting in injury to the plaintiff. Mr. Fernandez asserted against the United States claims of negligence under the Jones Act, unseaworthiness and maintenance and cure. He alleged damages in excess of $75,000, plus prejudgment and post-judgment interest at the legal rate and costs and disbursements of the action. On April 14, 2004, the United States served Medical Advisory Systems with a third party complaint in Admiralty in which it alleged that Medical Advisory Systems is liable to it for all or part of plaintiff's claim in that Medical Advisory Systems and/or its employee/physician rendering the medical advice was negligent. In response, on May 12, 2004, Medical Advisory Systems filed a motion to dismiss the third party complaint. Given the very early stage of this lawsuit, the ultimate outcome of this proceeding cannot be predicted at this time. We are currently unable to determine the potential effect of this litigation on our consolidated financial position, results of operations or cash flows.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Our common stock is traded on the American Stock Exchange (AMEX) under the symbol "DOC." The following table shows the high and low sales prices for our common stock as reported on AMEX for the periods indicated. On June 14, 2004, the last reported sale price of our common stock was $3.08. As of May 31, 2004, there were 32,720,511 shares of our common stock issued and 32,670,511 shares of our common stock outstanding, and we had 152 stockholders of record.

	High	Low
YEAR ENDED DECEMBER 31, 2004
Second Quarter (through June 14, 2004)	$3.85	$3.01
First Quarter	$4.70	$2.85
YEAR ENDED DECEMBER 31, 2003
Fourth Quarter	$5.00	$1.75
Third Quarter	$2.74	$1.78
Second Quarter	$3.00	$1.26
First Quarter	$2.55	$0.98
YEAR ENDED DECEMBER 31, 2002
Fourth Quarter	$3.02	$2.09
Third Quarter	$3.74	$1.50
Second Quarter	$7.75	$2.01
First Quarter	$7.35	$2.90

        We did not declare or pay dividends on our common stock in the three months ended March 31, 2004 or the years ended December 31, 2003 or 2002. We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

        We engaged Eisner LLP on May 23, 2002 as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2002. During 2000 and 2001 and in the subsequent interim period from January 1, 2002 through May 23, 2002, we did not consult with Eisner LLP on items which concern the application of accounting principles generally, or as to a specific transaction or group of either completed or proposed transactions, or as to the type of audit opinion that might be rendered on our financial statements. Eisner LLP did not prepare a report on our financial statements for fiscal 2000 or 2001. Therefore, no report was issued by Eisner LLP that could contain an adverse opinion or disclaimer of opinion, or a qualification or modification, as to uncertainty, audit scope or accounting principles. The audit report of Eisner LLP for the year ended December 31, 2002 contained an explanatory paragraph expressing doubt about our ability to continue as a going concern.

        On May 14, 2002, Grant Thornton, LLP ("Grant Thornton") notified us that it had resigned as our certifying accountant. Because Grant Thornton was engaged on April 18, 2002, it did not prepare a report on our financial statements for fiscal 2000 or 2001. Therefore, no report was issued by Grant Thornton that could contain an adverse opinion or disclaimer of opinion, or a qualification or modification, as to uncertainty, audit scope or accounting principles. Between April 18, 2002 and May 14, 2002, there were no disagreements with Grant Thornton on any matter of accounting principles or accounting practices, financial statement disclosure, or auditing scope or procedure. Grant Thornton advised us that its decision to resign was caused by its resignation as auditor for Applied Digital Solutions, our majority shareholder.

        On April 18, 2002, we dismissed BDO Seidman LLP ("BDO") as our certifying accountant. BDO's report on our financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope, or accounting principle. The decision to change accountants was unanimously approved by our Board of Directors, including all members of our Audit Committee. During the fiscal years ending October 31, 2000 and 2001 and through the subsequent interim period beginning November 1, 2001 and ending April 18, 2002, there were no disagreements with BDO on any manner of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We have operations and sales in various regions of the world. Additionally, we export to and import from other countries. Consequently, our operations may be subject to volatility because of currency fluctuations, inflation and changes in political and economic conditions in these countries. Sales and expenses may be denominated in local currencies and may be affected because currency fluctuations affect our product prices and operating costs or those of our competitors.

        We presently do not use any derivative financial instruments to hedge our exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuations in commodity prices or other market risks, nor do we invest in speculative financial instruments.

        Due to the nature of our borrowings and our short-term investments, we have concluded that there is no material market risk exposure and, therefore, no quantitative tabular disclosures are required.

 MANAGEMENT

Directors

        The following sets forth certain information as of March 31, 2004 regarding the members of our Board of Directors.

        Kevin N. McGrath, who is 51 years old, has been our Chief Executive Officer and President since January 2004. From 1987 until 2003, he was employed at Hughes Electronics Corp. in a number of senior level executive positions, including Corporate Vice President of DirectTV International, President of Hughes Communications, Inc. and the senior financial executive of Hughes Space and Communications Group. From 1996 to 2003, he was Chairman of DirecTV Latin America (a subsidiary of Hughes Electronics Corporation). Prior to his work at Hughes, Mr. McGrath spent two years as Chief Financial Officer for Electronic Data Systems, Asia and Pacific and 10 years in various financial management positions at General Motors Corp. Mr. McGrath is a graduate of Princeton University and received a Masters of Business Administration from the Amos Tuck School at Dartmouth College.

        Scott R. Silverman, who is 40 years old, is Chairman of our Board of Directors and has been a Director of Digital Angel Corporation since July 2003. He has served since August 2001 as a special advisor to the Board of Directors of Applied Digital Solutions, Inc. In March 2002, he was appointed to Applied Digital Solutions' Board of Directors and named President. In March 2003, Mr. Silverman was appointed Chairman of the Board and Chief Executive Officer of Applied Digital Solutions. From September 1999 to March 2002, Mr. Silverman operated his own private investment banking firm. From October 1996 to September 1999, he served in various capacities for Applied Digital Solutions, including positions related to business development, corporate development and legal affairs. From July 1995 to September 1996, Mr. Silverman served as President of ATI Communications, Inc., a subsidiary of Applied Digital Solutions. He began his career as an attorney specializing in commercial litigation and communications law at the law firm of Cooper Perskie in Atlantic City, New Jersey, and Philadelphia, Pennsylvania. Mr. Silverman is a graduate of the University of Pennsylvania and the Villanova University School of Law.

        John R. (Jack) Block, who is 69 years old, joined our Board of Directors in January 2004. Mr. Block serves as Chairman of the Board's Government Relations Committee. He has served as the Executive Vice President of the Food Marketing Institute, a trade association in Washington, D.C., since January 2003, and for the past year has been President of its Wholesaler Division. From 1986 until 2003, Mr. Block was President and Chief Executive Officer of Food Distributors International and the International Foodservice Distributors Association (NAWGA/IFDA). Mr. Block was appointed to President Reagan's Cabinet in 1981 and served for five years as the Secretary of the U.S. Department of Agriculture. As a member of President Reagan's Cabinet and a key member of the Economic Policy Council, he dealt with a wide range of complex domestic farm program and tax issues. Under his leadership, the Department of Agriculture's Food for Peace Program was a primary resource in feeding the starving African continent. During his tenure as Secretary of Agriculture, Mr. Block visited more than 30 foreign countries, meeting with heads of state and agriculture ministers from all over the globe and negotiating sensitive agreements critical to U.S. farm interests. From 1977 to 1981, he served as Director of Agriculture for the State of Illinois. Mr. Block currently has a syndicated weekly radio commentary broadcast by more than 600 stations in 30 states. Mr. Block serves on a number of corporate boards, including those of NYSE-listed Deere & Co. and Hormel Foods Corporation. He is also a member of the Board of Advisors for the Retail Food Industry Center at the University of Minnesota, and he is President of the Board of Directors of the U.S. Friends of the World Food Programme, a joint initiative of the United Nations and the Food and Agricultural Organization, and Chairman of the Agribusiness Alliance of the Citizens Network for Foreign Affairs in Washington.

        Kevin H. McLaughlin, who is 62 years old, has been a Director of Digital Angel Corporation since September 2003. He was our interim Chief Executive Officer from September 2003 through

November 2003. Mr. McLaughlin has served as a director of InfoTech USA, Inc., a 52.5% owned subsidiary of Applied Digital Solutions, since April 2002. He was appointed President of Applied Digital Solutions in May 2003 and Chief Operating Officer in March 2003. From April 12, 2002 until March 10, 2003, Mr. McLaughlin served as a director and Chief Executive Officer of InfoTech USA, Inc. From September 2001 until January 2002, he served as Chief Executive Officer of Computer Equity Corporation, a wholly-owned subsidiary of Applied Digital Solutions. Mr. McLaughlin joined Applied Digital Solutions as Vice President of Sales and Marketing in June 2000. From June 1995 to May 2000, he served as Senior Vice President of Sales for SCB Computer Technology, Inc.

        Howard S. Weintraub, Ph.D., who is 60 years old, has been a Director of Digital Angel Corporation since March 2002. Dr. Weintraub retired from C. R. Bard, Inc., a medical device company, in 2003, where he was Vice President, R&D, Corporate Staff. From 1988 to 1998, he held a series of senior research and technology management positions at Bristol-Myers Squibb. Dr. Weintraub was previously associated with Ortho Pharmaceutical Corporation, a Johnson and Johnson company, from 1973 until 1988, where he held senior research management positions. He also has authored or co-authored over 50 scientific publications and abstracts. Dr. Weintraub previously served as chairman of the Industrial Pharmaceutical Technology Section of the AAPS (formerly APhA), and was the chairman of the Drug Metabolism sub-section of the Research and Pharmaceutical Manufacturers' Association. Dr. Weintraub earned a Bachelor of Science Degree in Pharmacy from Columbia University and his Ph.D. in biopharmaceutics from the State University of New York at Buffalo. He is a member of the Board of Directors of the privately-held biotechnology firm, Bioenergy, Inc., and a member of the Scientific Advisory Board of Polymerix Corporation, a specialty development-stage pharmaceutical company. He was also a Board Advisor to the Swiss Biotechnology firm, Modex Therapeutics, prior to its merger with IsoTis, NV, in 2002.

        Michael S. Zarriello, who is 54 years old, has been a Director of Digital Angel Corporation since September 2003. He has served as Senior Vice President and Chief Financial Officer for Rural/Metro Corporation in Scottsdale, Arizona, since July 2003. From 1998 to 2003, Mr. Zarriello was a Senior Managing Director of Jesup & Lamont Securities Corporation and President of Jesup & Lamont Merchant Partners LLC, both of which are investment banking firms. From 1989 to 1997, Mr. Zarriello was a Managing Director-Principal of Bear Stearns & Co., Inc., and from 1989 to 1991, he served as Chief Financial Officer of the Principal Activities Group that invested Bear Stearns' capital in middle market companies. Mr. Zarriello also serves as a member of the Boards of Applied Digital Solutions and Good Samaritan Hospital in Suffern, New York. He serves on the Board of Directors and Audit Committee for Bon Secoures Charity Health System in New York.

Directors' Compensation

        The Board has determined to pay each member of our Board of Directors who is not an employee or officer of Digital Angel Corporation or our "affiliate" (as the term "affiliate" is defined in our Amended and Restated Digital Angel Corporation Transition Stock Option Plan) $5,000 per quarter for serving on the Board; $5,000 per quarter for serving on the Audit Committee; $1,250 per quarter for serving as the Audit Committee Chair; $1,000 per quarter for serving on the Compensation Committee; $1,000 per quarter for serving on the Government Relations Committee; and $4,000 per quarter for serving as Chair of the Government Relations Committee. We also reimburse such directors for reasonable expenses incurred by them in rendering their duties as our directors, subject to such reimbursement practices and procedures as we reasonably impose. Under these arrangements, the following non-employee Directors received the following amounts during 2003: Scott R. Silverman ($0), Kevin H. McLaughlin ($0), John R. Block ($0), Howard S. Weintraub, Ph.D. ($44,000) and Michael S. Zarriello ($11,250).

        Information regarding options granted to the directors during 2003 under the Amended and Restated Digital Angel Corporation Transition Stock Option Plan ("2002 Option Plan") is set forth below.

	Number of Shares Subject to Options Granted	Exercise Price	Grant Date	Expiration	Vesting*
Scott R. Silverman	250,000	$1.91	9/5/2003	9/4/2013	9/4/2004
Kevin H. McLaughlin	250,000	$1.91	9/5/2003	9/4/2013	9/4/2004
Michael S. Zarriello	250,000	$1.99	9/15/2003	9/14/2013	9/14/2004
Kevin N. McGrath	250,000	$2.08	12/18/2003	12/17/2013	12/17/2004
Scott R. Silverman	250,000	$3.89	12/31/2003	12/30/2013	12/30/2004

*
All options have vested or will vest on these dates if the Director was or is a Director of Digital Angel Corporation on such dates. Of the options granted to Mr. McGrath, options to purchase 100,000 shares were vested upon his being named our Chief Executive Officer on January 12, 2004.

Executive Officers

        The following discussion sets forth information as of March 31, 2004 about Messrs. James P. Santelli, Kevin L. Nieuwsma and David M. Cairnie, who are executive officers but not Directors of Digital Angel Corporation.

Name	Positions with the Company	Age
James P. Santelli	Vice President-Finance, Chief Financial Officer, Treasurer and Secretary	56
Kevin L. Nieuwsma	Vice President	36
David M. Cairnie	Managing Director, Signature Industries, Ltd.	59

        James P. Santelli has been our Vice President-Finance, Chief Financial Officer, Treasurer and Secretary since March 27, 2002. He is a manager (Chief Financial Officer) and one of two governors of Digital Angel Holdings, LLC. He was Vice President-Finance and Chief Financial Officer of the former Digital Angel Corporation since September 2000 (which is now named Digital Angel Technology Corporation and is our wholly-owned subsidiary). Mr. Santelli joined the former Digital Angel Corporation (then named Destron Fearing Corporation) in September 1999 as Vice President-Finance and Chief Financial Officer. From October 1998 until September 1999, he was Chief Operating Officer of Doorlite, Inc., a manufacturer of specialty door glass with approximately $40 million in annual revenues. From November 1995 until October 1998, Mr. Santelli was Chief Financial Officer and Vice President, Finance of Hartzell Manufacturing, Inc., a manufacturer of custom plastic injected and metal die cast parts with approximately $90 million in annual revenue. From December 1994 until November 1995, he was a Strategy Consultant for Continental Financial Management Corp., which was a start-up asset financing company. Mr. Santelli has a Bachelor's degree in Economics from Carleton College and an MBA in Finance from Cornell University.

        Kevin L. Nieuwsma has been Vice President since November 11, 2002. He has primary responsibility for our radio frequency identification (RFID) business. Since joining Digital Angel Corporation in June 1993, he has held various sales and marketing positions, including Manager of Electronic ID Sales, Manager of North American Companion Animal Sales, and Director of Strategic Development. From 1990 to 1993, Mr. Nieuwsma was Regional Sales Representative for Iowa Veterinary Supply Co. Mr. Nieuwsma has a Bachelor of Sciences degree with majors in Business Administration and Economics from Morningside College.

        David M. Cairnie has been the Managing Director of our United Kingdom subsidiary, Signature Industries, Ltd., since March 27, 2002. Mr. Cairnie has been the Managing Director of Signature Industries, Ltd. since the management-led buy-out in 1993. Before the management led buy-out, Signature Industries, Ltd. was known as FKI Communications, a division of FKI plc, where Mr. Cairnie had been the Managing Director since 1990. Before joining FKI Communications, Mr. Cairnie worked for International Telephone and Telegraph (ITT). Mr. Cairnie completed the ITT Senior Management Development program at the London Business School and operated in various management roles before joining FKI.

Executive Compensation

        The following table sets forth the compensation earned from Digital Angel Corporation by Randolph K. Geissler, our President and Chief Executive Officer from March 27, 2002 until September 5, 2003; Kevin H. McLaughlin, our interim Chief Executive Officer from September 5, 2003 through November 3, 2003; and Van Chu, our Chief Executive Officer from November 3, 2003 until January 12, 2004. Mr. Kevin N. McGrath was appointed as our President and Chief Executive Officer on January 12, 2004 and accordingly is not listed in the summary compensation table. The table below also provides information for each of the years ended December 31, 2003, 2002 and 2001 about our other three most highly compensated executive officers whose salary and bonus exceeded $100,000 in 2003 and about Thomas M. Hall, M.D., M.I.M., who was our Chief Executive Officer until March 27, 2002. (The officers identified in the table are known as the "Named Executive Officers.")

 Summary Compensation Table

	Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Shares of Stock Underlying Options (#)	All Other Compensation ($)
Randolph K. Geissler(1) President and Chief Executive Officer	2003 2002 2001	250,000 244,940 -0-	60,000 37,500 -0-	(3)	49,917 48,800 -0-	(2) (4)	1,000,000 1,000,000 -0-	-0- -0- -0-
Kevin H. McLaughlin(1) Former Chief Executive Officer	2003	-0-	-0-		-0-		250,000	-0-
Van Chu(1) Former Chief Executive Officer	2003	33,654	-0-		1,615	(5)	1,000,000	-0-
Thomas M. Hall, M.D., M.I.M. Former Chief Executive Officer and Chief Physician	2003 2002 2001	260,000 260,000 260,000	-0- -0- -0-		10,615 -0- 1,000	(6)	-0- -0- 150,000	-0- -0- -0-
James P. Santelli(7) Vice President-Finance and Chief Financial Officer	2003 2002	171,634 175,000	-0- -0-		-0- -0-		100,000 250,000	-0- -0-
Kevin L. Nieuwsma(8) Vice President	2003 2002 2001	145,090 134,954 -0-	-0- -0- -0-		-0- -0- -0-		200,000 100,000 -0-	-0- -0- -0-
David M. Cairnie Managing Director, Signature Industries, Ltd.	2003 2002 2001	176,143 158,159 138,967	4,738 4,428 4,267		-0- 7,523 -0-	(9)	-0- 50,000 -0-	-0- -0- -0-

(1)
Mr. Geissler was our President and Chief Executive Officer from March 2002 until September 5, 2003. Mr. McLaughlin was our interim Chief Executive Officer from September 5, 2003 to November 3, 2003. Mr. Chu was our Chief Executive Officer from November 3, 2003 until January 12, 2004. Mr. McLaughlin's salary as Chief Executive Officer was determined and paid by Applied Digital Solutions, and the options were granted to him in his capacity only as our Director.

(2)
Consists of Mr. Geissler's $5,000 per month flexible perquisite allowance.

(3)
Accrued in 2002 and paid in 2003.

(4)
Consists of (i) $45,385 of Mr. Geissler's $5,000 per month flexible perquisite allowance payable beginning March 27, 2002, of which $25,385 was paid and $20,000 is accrued but not paid, and (ii) a $3,415 vehicle allowance. See "—Employment Agreements."

(5)
Consists of Mr. Chu's vehicle allowance.

(6)
Consists of Dr. Hall's vehicle allowance.

(7)
Mr. Santelli became Vice President-Finance and Chief Financial Officer on March 27, 2002.

(8)
Mr. Nieuwsma became Vice President on November 11, 2002.

(9)
Consists of Mr. Cairnie's vehicle allowance.

        The following table sets forth information concerning grants of stock options in the year ended December 31, 2003 to the Named Executive Officers. All grants of options were made under our 2002 Option Plan.

Stock Option Grants in Last Fiscal Year

		Percent of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
	Securities Underlying Options Granted (#)
Name			Exercise or Base Price ($/sh)	Expiration Date
					5% ($)	10% ($)
Randolph K. Geissler	1,000,000	26.1%	$1.97	9/1/2012	$1,238,922	$3,139,673
Kevin H. McLaughlin	250,000	6.5%	$1.91	9/4/2013	300,297	761,012
Van Chu	1,000,000	26.1%	$2.40	11/2/2013	1,509,347	3,824,982
James P. Santelli	100,000	2.6%	$3.89	12/30/2013	244,640	619,966
Thomas M. Hall, M.D., M.I.M.	—	—	—	—	—	—
Kevin L. Nieuwsma	200,000	5.2%	$3.89	12/30/2013	489,280	1,239,932
David M. Cairnie	—	—	—	—	—	—

        The following table sets forth information concerning stock options exercised in the year ended December 31, 2003 and held as of December 31, 2003 by the Named Executive Officers.

Aggregated Option Exercises In Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the-Money Options at Fiscal Year End($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Randolph K. Geissler	1,587,500	2,485,634	1,350,000	—	2,319,500	—
Kevin H. McLaughlin	-0-	-0-	—	250,000	—	707,500
Van Chu	-0-	-0-	—	1,000,000	—	2,700,000
James P. Santelli	-0-	-0-	390,375	100,000	893,572	85,000
Thomas M. Hall, M.D., M.I.M.	105,000	126,800	180,000	—	88,500	—
Kevin L. Nieuwsma	75,000	256,225	98,958	266,667	304,962	260,000
David M. Cairnie	-0-	-0-	16,667	33,333	22,500	44,500

(1)
Based on the difference between the December 31, 2003 closing price of $4.74 per share as reported on the AMEX and the exercise prices of the options.

401(k) Profit Sharing Plan and Trust

        We maintain a 401(k) profit sharing plan for the benefit of eligible employees and their beneficiaries in which executive officers participate on the same basis as all other employees, subject to certain overall and specific anti-discrimination restrictions. An employee is eligible to participate in the 401(k) plan after completing 60 days of service. The plan is a defined contribution profit sharing plan designed to be funded with both Digital Angel Corporation and employee contributions. Employees may voluntarily contribute up to 15% of their annual pay into the plan, not to exceed an annual dollar limitation, which was $12,000 in 2003. Employees may make contributions by payroll deductions. We may make matching contributions each year for eligible employees, the amount of which is determined by us. Distributions from the 401(k) plan are available only after reaching the age of 59 1/2 years (for salary deferral accounts) or termination of employment.

        No amounts were paid or distributed during 2003 by the 401(k) plan to the Named Executive Officers. We contributed no benefit amounts under the plan for the Named Executive Officers or any other employees during 2003, 2002 or 2001.

Stock Option Plans

2002 Option Plan

        The following is a summary of the terms of the 2002 Option Plan and is qualified in its entirety by reference to the 2002 Option Plan.

        Effective April 11, 2002, our Board of Directors adopted the 2002 Option Plan, subject to approval by our stockholders, and reserved 5,195,312 shares of common stock for issuance under the 2002 Option Plan. On October 22, 2002, our stockholders approved the 2002 Option Plan and approved amendments to the 2002 Option Plan increasing the number of shares reserved for issuance to 11,195,312 shares and allowing our Board to designate participants in the 2002 Option Plan. On May 6, 2004, the stockholders approved an amendment to the 2002 Option Plan increasing the number of shares reserved for issuance to 16,195,312 shares. As of May 31, 2004, 16,195,312 shares of common stock were reserved for issuance under the 2002 Option Plan, and awards consisting of options to purchase 7,630,466 shares of common stock were outstanding under the 2002 Option Plan. As of May 31, 2004, there were outstanding options to purchase 1,500,000 shares of common stock which were granted outside the 2002 Option Plan and our 1998 Stock Plan. The Board of Directors and the Board's Compensation Committee administer the 2002 Option Plan. Benefits under the 2002 Option Plan may be granted to only employees and directors of Digital Angel Corporation and its affiliates, consisting of approximately 232 individuals as of May 31, 2004. The participants are those persons who are selected by the Board or the Committee.

        The 2002 Option Plan permits the Board or the Committee to grant benefits in the form of stock options, stock appreciation rights, restricted stock, cash awards, performance-based awards or any combination thereof. Any of such awards may, as determined by the Board or the Committee, be granted in a manner such that they qualify for the performance-based compensation exemption of Section 162(m) of the Internal Revenue Code.

        Options granted under the 2002 Option Plan may be either "incentive stock options" which satisfy the requirements of Section 422 of the Internal Revenue Code or "non-qualified stock options" which are not intended to meet such requirements. Incentive stock options may be granted only to participants who are employees of Digital Angel Corporation or its affiliates as of the date of grant. The Board or the Committee determines the per share option exercise price subject to the requirements imposed by the Internal Revenue Code and the 2002 Option Plan. The 2002 Option Plan and the Internal Revenue Code provide that the exercise price for shares under any incentive stock option shall not be less than the fair market value of the shares at the time the option is granted. The

2002 Option Plan provides that the exercise price for shares under non-qualified stock options shall not be less than 85% of the fair market value of the shares at the time the option is granted. Options may be exercised at such time or times and subject to such terms and conditions as are determined by the Board or the Committee. However, incentive stock options may not be exercised more than 10 years after the date they are granted.

        Unless permitted by the Board or the Committee, each benefit granted under the 2002 Option Plan is not transferable other than by will or the laws of descent and distribution and is exercisable during the participant's lifetime only by the participant. Unless otherwise determined by the Board or the Committee, in the event of a "change of control" (as that term is defined in the 2002 Option Plan), all options and other awards then outstanding under the 2002 Option Plan will become fully vested.

        The Board of Directors has the sole right and power to amend the 2002 Option Plan at any time. However, it cannot amend the 2002 Option Plan without approval of our stockholders in a manner which would cause options which are intended to qualify as incentive stock options to fail to qualify as such, in a manner which would cause the 2002 Option Plan to fail to meet the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, or in a manner which would violate applicable law. The plan has no specific term and will continue in full force and effect until terminated. The 2002 Option Plan may be terminated at any time by the Board.

1998 Stock Plan

        Effective March 1, 1998, the Board of Directors of Medical Advisory Systems, Inc. adopted the Medical Advisory Systems, Inc. Amended and Restated Employee and Director Stock Option Plan (the "1998 Stock Plan"). The 1998 Stock Plan and the Board's amendments to the 1998 Stock Plan were not submitted to our stockholders for their approval. Only options that are not incentive stock options may be granted under the 1998 Stock Plan. The exercise price per share of common stock under each option granted under the 1998 Stock Plan must not be less than the fair market value of the common stock at the close of business on the date the option is granted. Under the 1998 Stock Plan, "fair market value" is the average of the highest and lowest price for a share of common stock as quoted on the AMEX on the last trading date immediately before the date of the grant. The exercise price of an option may be paid with cash or a certified check, or with the surrender of shares of common stock having a fair market value on the date of exercise equal to that portion of the purchase price for which payment in cash or by certified check is not made.

        Upon termination of employment except by death or in connection with a "change of control," an employee has three months after cessation of employment to exercise his options under the 1998 Stock Plan to the extent that such employee is entitled to exercise them on the date of cessation of employment. Upon a "change of control," all vested options immediately vest and are exercisable. The merger of the former Digital Angel Corporation with our wholly-owned subsidiary on March 27, 2002 triggered the vesting of options to purchase 600,000 shares under the 1998 Stock Plan. Upon an option holder's death while employed by Digital Angel Corporation, or within three months after having retired with the consent of Digital Angel Corporation, the employee's executors or administrators or the legatees or heirs of his estate have the right to exercise the options that are vested and not exercised to the extent that the deceased employee was entitled to exercise the options on the date of his death. However, no options are exercisable more than 10 years from the date they are granted. The plan expires on March 1, 2008. Under the 1998 Stock Plan, options may be granted to officers, directors, employees, advisors and consultants who render services to Digital Angel Corporation. As of May 31, 2004, 1,650,000 shares of common stock were reserved for issuance under the 1998 Stock Plan, and options to purchase 963,820 shares were outstanding under the 1998 Stock Plan.

Employment Agreements

Employment Agreements with Former Executive Officers of Medical Advisory Systems, Inc.

        Before March 27, 2002, the effective date of the merger, Medical Advisory Systems, Inc. entered into employment agreements with Ronald W. Pickett and Thomas M. Hall, M.D. On October 26, 2001, it signed amendments to the employment agreements with each of Mr. Pickett and Dr. Hall that reflected both certain prior oral amendments to the employment agreements and additional amendments. The amendments confirmed the extension of the term of each of Mr. Pickett's and Dr. Hall's employment agreement through October 31, 2006 and established that Mr. Pickett would receive an annual salary of at least $180,000 and Dr. Hall would receive an annual salary of at least $260,000 throughout the term of their employment agreements. The amendments also provide that if Mr. Pickett's or Dr. Hall's employment was terminated or they resigned at any time following a "change of control" of Medical Advisory Systems, Inc., each of Mr. Pickett and Dr. Hall would be entitled to a $250,000 payment, plus an amount equal to all salary and other benefits that would have been paid under the employment agreement for the remainder of the term of their agreements as though no termination or resignation occurred, plus an amount equal to the value of the fringe benefits, such as medical and dental insurance and use of an automobile, to which Mr. Pickett and Dr. Hall otherwise would have been entitled under their employment agreements for the remainder of the term, plus participation in any profit sharing, stock option or similar plans. These payments are due 30 days after termination of employment. The definition of change of control in the employment agreements also was amended to include any consolidation, merger or share exchange, regardless of whether Medical Advisory Systems, Inc. was the surviving corporation, in which any or affiliated person acquires in excess of 20.0% of the combined voting power of the then-outstanding securities of Medical Advisory Systems, Inc.

        Under the amended employment agreements, the March 27, 2002 merger of Medical Advisory Systems, Inc.'s wholly-owned subsidiary with the former Digital Angel Corporation constituted a change of control. Therefore, each of Mr. Pickett and Dr. Hall is entitled to a $250,000 payment from us plus the salaries and other benefits for the remaining term of their employment agreements upon the termination of their employment with us. Mr. Pickett resigned his position on March 27, 2002, and we paid to him the $250,000 amount due under his agreement. Because Dr. Hall remains our employee, we accrued for Dr. Hall's $250,000 payment due to him under his agreement. During 2003, we paid a total of $198,089 of salary and fringe benefits to Mr. Pickett and a total of $283,136 of salary and fringe benefits to Dr. Hall due to them under their agreements.

Employment Agreements with Former President and Chief Executive Officer

        We entered into a five-year employment agreement with Randolph K. Geissler, our former President and Chief Executive Officer, dated as of March 8, 2002. The term of the employment agreement was five years, ending on March 7, 2007. On September 5, 2003, Mr. Geissler's employment agreement was terminated in connection with his resignation as President and Chief Executive Officer. After September 5, 2003, Mr. Geissler's terms of employment provided for us to pay Mr. Geissler a base salary of $185,000 per year, subject to annual adjustments or discretionary bonuses as determined by us, and Mr. Geissler was entitled to participate in welfare plans on the same basis as other employees. If Mr. Geissler was terminated by us not for cause, as defined, Mr. Geissler would have been entitled to severance equal to one year of salary to be paid in equal payments over a period of six months. The terms of Mr. Geissler's employment also provided that the options he then held to acquire 937,500 shares of our common stock at an exercise price of $0.77867 per share and to purchase 1,000,000 shares at an exercise price of $3.39 per share would continue in accordance with their terms. We also granted to Mr. Geissler an option to purchase 1,000,000 shares at an exercise price of $1.97 per share (equal to the closing price of our stock on September 3, 2003), vesting 100% upon grant and having an expiration date of September 1, 2012. None of the options are affected by Mr. Geissler's termination of employment from Digital Angel Corporation. The terms of employment included a non-compete clause through one year following the termination of Mr. Geissler's employment.

Employment Agreements with Current Executive Officers

        We do not have a formal written employment agreement with Kevin N. McGrath, our President and Chief Executive Officer. The terms of Mr. McGrath's employment provide for us to pay Mr. McGrath a base salary of $250,000 per year and a bonus as determined by the Compensation Committee of the Board of Directors. In addition, we have agreed to pay Mr. McGrath's life insurance premiums of approximately $4,800 per year and a $1,000 per month automobile allowance.

        Effective as of April 1, 2002, we entered into an employment agreement with Mr. James P. Santelli, our Vice President, Finance and Chief Financial Officer. The agreement has a term of three years. The term is automatically renewed for successive one-year terms on each anniversary date of the agreement, which is added at the end of the then existing term, unless either party notifies the other at least 60 days before such an anniversary date. The agreement provides that we shall pay to Mr. Santelli a base salary of $175,000 per year and that he is entitled to participate in any of our benefit and deferred compensation plans or programs as are from time to time available to our officers. The agreement contains confidentiality, non-compete and assignment of invention clauses. The agreement also provides that if the Board of Directors terminates Mr. Santelli's employment with us because of his willful and material misconduct or because he has breached the agreement in any material respect, or if Mr. Santelli terminates his employment other than for "good reason" (as that term is defined in the agreement), he is entitled to salary and benefits accrued through the date of termination of employment. If Mr. Santelli dies or becomes disabled (as disabled is determined under the agreement), if we terminate his employment for reasons other than his misconduct or his breach of the agreement, or if he terminates his employment for good reason, we must pay him his accrued compensation and benefits for the remaining term of the agreement, including any extensions. The employment agreement provides that upon a change of control, Mr. Santelli may terminate his employment at any time within one year after the change of control upon 15 days' notice. Upon such termination, we must pay to Mr. Santelli a severance payment equal to the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code minus $1.00. Upon a change of control, all outstanding stock options held by Mr. Santelli would become fully exercisable.

        We have an employment agreement with Kevin L. Nieuwsma effective as of October 1, 2000. The initial term of the agreement is one year, and the term is automatically extended for successive one-year periods unless either party gives written notice to the other party no later than 60 days before the expiration of each term. The agreement provides that we will pay to Mr. Nieuwsma a base salary of $125,000 per year and that he is entitled to participate in any of our benefit and deferred compensation plans or programs that are available to its officers. The agreement contains confidentiality, non-compete and assignment of inventions clauses. The agreement also provides that if the Board of Directors terminates Mr. Nieuwsma's employment because of his willful and material misconduct or because he has breached the agreement in any material respect, or if Mr. Nieuwsma terminates his employment other than for "good reason" (as that term is defined in the agreement), he is entitled to salary and benefits accrued through the date of termination of employment. If Mr. Nieuwsma dies or becomes disabled (as disabled is determined under the agreement), if we terminate his employment for reasons other than his misconduct or his breach of the agreement, or if he terminates his employment for good reason, we must pay him his accrued compensation and benefits through the date of termination, pay him compensation for 24 months after such date and provide him benefits for a period of 12 months after such date.

        We have an employment agreement with David M. Cairnie effective April 13, 1993. The initial term of the agreement is one year until terminated by either party giving six months' notice or payment in lieu of such notice expiring on or at any time one year after the effective date of the agreement. The agreement provides that we will pay Mr. Cairnie £75,000 per year, or a higher rate as to which the parties may from time to time agree. The agreement also provides for a bonus based on the achievement of profits, as defined in the agreement. In addition, under the agreement, we are to provide an automobile to Mr. Cairnie. The agreement includes a non-compete provision.

Certain Transactions

        In 2003, we paid $123,475 to Richard J. Sullivan, our former Director and Chairman.

        In 2003, we recognized $495,000 of revenue under a Distribution and Licensing Agreement with Verichip Corporation, a wholly-owned subsidiary of Applied Digital Solutions, Inc.

 BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth information as of March 31, 2004 regarding the beneficial ownership of shares of our common stock by (i) each person (including any "group") who is known by us to beneficially own more than 5% of our common stock, (ii) each Named Executive Officer, (iii) each of our Directors as of March 31, 2004, and (iv) all Directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent of Outstanding Shares(2)
Current Directors and Executive Officers:
Kevin N. McGrath	100,000	(3)	*
Scott R. Silverman	50,000	(4)	*
John R. Block	0		0%
Howard S. Weintraub, Ph.D.	250,000	(5)	*
Michael S. Zarriello.	0		0%
James P. Santelli	365,375	(6)	1.1%
Kevin L. Nieuwsma	33,333	(7)	*
David M. Cairnie	16,667	(8)	*
All current executive officers and Directors as a group (8 persons)	815,375	(9)	2.6%
Former Named Executive Officers:
Randolph K. Geissler	1,000,000	(10)	3.0%
Kevin H. McLaughlin	0		0%
Van Chu	0		0%
Certain Other Beneficial Owners:
Applied Digital Solutions, Inc. 400 Royal Palm Way Suite 410 Palm Beach, FL 33480	23,306,506	(11)	71.6%

*
Less than 1%.

(1)
Unless otherwise indicated, we believe that the beneficial owners of the common stock described above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)
Based on 32,537,702 shares outstanding as of March 31, 2004, which does not include 13,130,692 shares of common stock subject to stock options and warrants outstanding as of March 31, 2004. However, as indicated, each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which could be purchased by each beneficial owner within 60 days of March 31, 2004 upon the exercise of stock options and warrants.

(3)
Consists of 100,000 shares subject to options held by Mr. McGrath.

(4)
Consists of 50,000 shares subject to options held by Mr. Silverman.

(5)
Consists of 250,000 shares subject to options held by Dr. Weintraub.

(6)
Consists of 365,375 shares subject to options held by Mr. Santelli.

(7)
Consists of 33,333 shares subject to options held by Mr. Nieuwsma.

(8)
Consists of 16,667 shares subject to options held by Mr. Cairnie.

(9)
Consists of 815,375 shares subject to options held by all current executive officers and Directors as a group.

(10)
Consists of 1,000,000 shares subject to options held by Mr. Geissler.

(11)
Includes 1,000,000 shares subject to warrants held by Applied Digital Solutions.

 SELLING STOCKHOLDERS

        The following table provides certain information regarding the selling stockholders' beneficial ownership of our common stock before and after the offering. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

Selling Stockholder	Number of Shares Owned Prior to the Offering		Number of Shares Being Offered For Sale		Number of Shares Owned After Offering	Percentage Of Class
Richard J. Sullivan	937,500	(1)	937,500	(1)	0	0%
Garrett A. Sullivan	468,750	(2)	468,750	(2)	0	0%
Evan McKeown(3)	30,469		30,469		0	0%
IBM Credit Corporation	1,163,906	(4)	1,163,906	(4)	0	0%
Mpact Communications, Inc.	15,309		15,309		0	0%
K. Brett Thackston	60,000		60,000		0	0%
Redington, Inc.	50,000	(5)	50,000	(5)	0	0%

(1)
Since January 21, 2003, Mr. Richard J. Sullivan has sold 657,800 of these shares.

(2)
Since January 21, 2003, Mr. Garrett A. Sullivan has sold all of these shares.

(3)
Mr. McKeown is Senior Vice President and Chief Financial Officer of Applied Digital Solutions, our affiliate.

(4)
Represents warrants to purchase 1,163,906 shares of our common stock at $1.067 per share, which is exercisable for five years beginning April 5, 2002.

(5)
Represents warrants to purchase 50,000 shares at $3.60 per share, which is exercisable for five years beginning June 27, 2002.

 SELECTED FINANCIAL DATA

        The following selected financial data should be read in conjunction with our financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information appearing elsewhere in this prospectus. We derived the following historical financial information from the consolidated financial statements of Digital Angel Corporation for the years ended December 31, 2003 and 2002, which have been audited by Eisner LLP, and the combined financial statements of the Advanced Wireless Group for the years ended December 31, 2001, 2000 and 1999, which have been audited by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP's report on the combined financial statements contained an explanatory paragraph expressing doubt about the Advanced Wireless Group's ability to continue as a going concern. In addition, PricewaterhouseCoopers LLP was dismissed as the Advanced Wireless Group's independent accountant on April 11, 2002. The equity accounts of the Advanced Wireless Group have been restated based on the common shares received by the former shareholders of the Advanced Wireless Group in the merger.

        The unaudited financial data as of and for the three months ended March 31, 2004 and 2003 includes all adjustments, including normal recurring adjustments, which our management considers necessary for fair presentation of our results for these unaudited periods.

	For the Three Months Ended March 31,
			For the Years Ended December 31,
(Amounts in thousands, except per share data)
	2004(1)	2003	2003	2002(2)	2001	2000(3)	1999
	(unaudited)
Results of Operations Data:
Product revenue	$10,676	$10,865	$33,748	$30,946	$33,220	$19,604	$14,380
Service revenue	450	533	2,964	3,297	2,691	2,888	—

Total net revenue	11,126	11,398	36,712	34,243	35,911	22,492	14,380
Cost of products sold	6,195	5,639	20,095	18,293	20,252	11,517	7,964
Cost of services sold	348	395	1,172	2,216	2,047	1,434	—

Gross profit	4,583	5,364	15,445	13,734	13,612	9,541	6,416
Selling, general and administrative expense(4)	4,824	4,280	16,764	37,538	22,798	10,792	7,513
Research and development expense	669	911	4,898	3,034	5,244	2,476	—
Asset impairment charge(5)	—	—	2,986	63,818	726	—	—
Interest income	(8)	—	(15)	(2)	(17)	(26)	—
Interest expense—Applied Digital Solutions, Inc.	—	—	—	1,806	1,591	—	—
Interest expense—others	293	138	921	303	528	115	41
Realized and unrealized losses on Applied Digital Solutions, Inc. common stock	2,586	—	—	—	—	—	—
Other income	(43)	(42)	(353)	(599)	—	—	—

(Loss) income before minority interest, equity in net loss of affiliate and income taxes	(3,738)	77	(9,756)	(92,164)	(17,258)	(3,816)	(1,138)
Provision for income taxes	—	—	—	—	41	58	—

(Loss) income before minority interest and equity in net loss of affiliate	(3,738)	77	(9,756)	(92,164)	(17,299)	(3,874)	(1,138)

Minority interest share of (income) losses	(6)	33	298	96	217	4	170
Equity in net income of affiliate	—	—	—	(291)	(327)	—	—

Net (loss) income	$(3,744)	$110	$(9,458)	$(92,359)	$(17,409)	$(3,870)	$(968)

Net loss per common share—basic and diluted	$(0.12)	$—	$(0.35)	$(3.76)	$(0.93)	$(0.21)	$(0.05)

Weighted average common shares outstanding
Basic	30,468	26,663	26,959	24,578	18,750	18,750	18,750

Diluted(6)	30,468	30,638	26,959	24,578	18,750	18,750	18,750

	March 31,		December 31,
	2004	2003	2003	2002	2001	2000	1999
	(unaudited)
Balance Sheet Data:
Cash	$1,690	$—	$894	$214	$596	$206	$139
Restricted cash	785	—	765	—	—	—	—
Property and equipment, net	7,544	7,656	7,665	7,769	14,476	5,408	1,115
Goodwill and other intangibles, net	53,865	48,808	45,608	48,893	72,876	77,645	2,713
Total assets	82,382	71,525	67,307	67,798	107,379	95,344	9,239
Long-term debt and notes payable	2,543	3,303	2,818	3,314	2,425	2,463	—
Total debt	9,701	7,112	8,736	4,130	85,227	2,503	—
Minority interest	6	265	—	298	394	612	616
Total stockholders' equity	61,970	55,345	48,483	55,012	16,116	87,809	5,574
Other Financial Data:
Depreciation and amortization	$573	$434	$1,725	$3,638	$12,331	$2,962	$565
Net cash provided by (used in) operating activities	(2,274)	(3,089)	(4,691)	(2,730)	(3,196)	(1,432)	14
Net cash provided by (used in) investing activities	1,280	(241)	(1,352)	(567)	(1,307)	1,066	(88)
Net cash provided by financing activities	1,848	3,155	6,595	2,593	4,893	433	212
Capital expenditures	100	250	1,165	1,439	1,310	758	106

(1)
Includes the results of operations of OuterLink Corporation from January 22, 2004.

(2)
Includes the results of operations of Medical Advisory Systems from March 27, 2002.

(3)
Includes the results of operations of (i) Timely Technology from April 1, 2000 and (ii) Destron Fearing Corporation from September 8, 2000.

(4)
Selling, general and administrative expense includes management fees paid to Applied Digital Solutions of $193, $771, $262 and $241 for the years ended December 31, 2002, 2001, 2000 and 1999. No management fees were paid to Applied Digital Solutions in 2003 or in the three months ended March 31, 2004.

(5)
Asset impairment expense for 2003 consists of a goodwill impairment charge of $2,375 and an intangible asset impairment charge of $611. Asset impairment expense for 2002 consists of a goodwill impairment charge of $57,406 and an asset impairment charge of $6,412 related to the write off of an exclusive perpetual license to a digital encryption and distribution software system. Asset impairment expense for 2001 relates to a goodwill impairment.

(6)
Potentially dilutive securities are excluded from the number of weighted average shares outstanding in the three months ended March 31, 2004 and in the years ended December 31, 2003 and 2002. Including the dilutive securities would have had an anti-dilutive effect on our net loss per common share. Weighted average shares outstanding for the years ended December 31, 2001, 2000 and 1999 have been restated to reflect the number of common shares received by the former shareholders of the Advanced Wireless Group in the March 27, 2002 merger.

        Effective January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually.

        The following table presents the impact of SFAS No. 142 on our summary financial data as indicated:

	For the Three Months Ended March 31,
			For the Years Ended December 31,
(In thousands, except per share data)
	2004	2003	2003	2002	2001	2000	1999
Net income (loss):
Net income (loss) as reported	$(3,744)	$110	$(9,458)	$(92,359)	$(17,409)	$(3,870)	$(968)
Goodwill amortization	—	—	—	—	8,629	2,529	256
Equity method investment amortization	—	—	—	—	1,161	—	—

Adjusted net income (loss)	$(3,744)	$110	$(9,458)	$(92,359)	$(7,619)	$(1,341)	$(712)

Basic and diluted loss per share:
Net income (loss) per share, basic and diluted, as reported	$(0.12)	$—	$(0.35)	$(3.76)	$(0.93)	$(0.21)	$(0.05)
Goodwill amortization	—	—	—	—	0.46	0.13	0.01
Equity method investment amortization	—	—	—	—	0.06	—	—

Adjusted income (loss) per share, basic and diluted	$(0.12)	$—	$(0.35)	$(3.76)	$(0.41)	$(0.08)	$(0.04)

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying financial statements and related notes thereto.

        We consist of Digital Angel Corporation and its four subsidiaries—Digital Angel Technology Corporation ("DATC"), Timely Technology Corp. ("TTC"), Signature Industries, Limited ("Signature") and OuterLink Corporation. DATC, TTC and Signature were known as the Advanced Wireless Group of Applied Digital Solutions, Inc. DATC is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. DATC is the result of the merger in September 2000 of Destron Fearing Corporation and Digital Angel.net Inc., which was then a wholly-owned subsidiary of Applied Digital Solutions, Inc. Upon the acquisition of Medical Advisory Systems, Inc. in March 2002, Digital Angel Corporation re-organized into four segments: Animal Applications, Wireless and Monitoring, GPS and Radio Communications and Medical Systems. With our acquisition of OuterLink Corporation in January 2004, we reorganized into three segments: Animal Applications, GPS and Radio Communications and Medical Systems. The former GPS and Radio Communications Segment, the Wireless and Monitoring Segment and the OuterLink Corporation business, which are similar businesses, were combined to form the new GPS and Radio Communications segment, and it is now managed as a single business unit. Prior period segment information has been restated to reflect our current segment structure.

Critical Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, we evaluate these estimates, including those related to inventory obsolescence, goodwill, intangibles and other long-lived assets and income taxes. We base these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of the financial statements.

Goodwill, Intangibles and Other Long-Lived Assets

        On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually by applying a fair value based test. There was no impairment of goodwill upon the adoption of SFAS 142 on January 1, 2002. However, based upon an annual review for impairment, we recorded impairment charges of $2.4 million and $57.4 million in the fourth quarters of 2003 and 2002, respectively. The impairment charge in 2003 related to the goodwill associated with the Medical Systems reporting unit. The impairment charge in 2002 related to the goodwill at the GPS and Radio Communications and Medical Systems reporting units. Further, we recorded an additional impairment charge in 2003 of $0.6 million relating to our Medical Systems reporting unit to write down certain intangible assets to their estimated fair value.

        In accordance with SFAS 142, upon adoption, we were required to allocate goodwill to the various reporting units. The Company's reporting units consist of the following (the reporting units listed below are those businesses which have goodwill and for which discrete financial information is available and upon which segment management makes operating decisions):

  •
  Animal Applications

  •
  GPS and Radio Communications

  •
  Medical Systems

        Our reporting units at December 31, 2003 were the same as our reporting units at December 31, 2002.

        We engaged an independent valuation firm to review and evaluate the goodwill as reflected on our books as of December 31, 2003 and 2002. Independently, the valuation firm reviewed the goodwill of the various reporting units (Animal Applications, GPS and Radio Communications and Medical Systems). Our management compiled the cash flow forecasts, growth rates, gross margin, fixed and variable cost structure, depreciation and amortization expenses, corporate overhead, tax rates, and capital expenditures, among other data and assumptions related to the financial projections upon which the valuation reports were based. The valuation firm's methodology including residual or terminal enterprise values were based on the following factors: risk free rate of 10 years; current leverage (E/V); leveraged beta—Bloomberg; unleveraged beta; risk premium; cost of equity; after-tax cost of debt; and weighted average cost of capital. These variables generated a discount rate calculation.

        The assumptions used in the determination of fair value using discounted cash flows were as follows:

  •
  Cash flows were generated for five years based on the expected recovery period for the goodwill;

  •
  Earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow; and

  •
  Discount rates ranging from 15% to 20%. The rate was determined based on the risk free rate of the 10-year U.S. Treasury Bond plus a market risk premium of 7.5%. (The discount rate we used was the rate of return expected from the market or the rate of return for a similar investment with similar risks).

        The independent valuation firm performed a company comparable analysis utilizing financial and market information on publicly traded companies that are considered to be generally comparable to the Animal Applications, GPS and Radio Communications and Medical Systems reporting units. Each analysis provided a benchmark for determining the terminal values for each business unit to be utilized in its discounted cash flow analysis. The analysis generated a multiple for each reporting unit, which was incorporated into the appropriate business unit's discounted cash flow model.

        The analyses for 2003 indicated that the remaining goodwill associated with the Medical Systems reporting unit of approximately $2.4 million was impaired. The analyses for 2002 indicated that approximately $25.9 million of the goodwill associated with the Medical Systems segment and $31.5 million of the goodwill associated with its GPS and Radio Communications segment was impaired.

        Future goodwill impairment reviews may result in additional write-downs. Such determination involves the use of estimates and assumptions, which may be difficult to accurately measure or value.

        We will assess the fair value of our goodwill annually or earlier if events occur or circumstances change that would more likely than not reduce the fair value of our goodwill below its carrying value. These events or circumstances would include a significant change in business climate, including a significant, sustained decline in an entity's market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If we determine that significant impairment has occurred, we would be required to write off the impaired portion of goodwill. Impairment charges could have a material adverse effect on our financial condition and results of operations.

        Additionally, in 2003, management estimated that certain intangible assets at our Medical Systems reporting unit were impaired by $0.6 million. The GPS and Radio Communications segment recorded a $0.7 million impairment charge in 2001.

        Property, plant and equipment and definite-lived intangible assets are depreciated or amortized over their useful lives. Useful lives are based on management's estimates of the period that the assets will generate revenue. Long-lived assets are evaluated for impairment whenever events and circumstances indicate an asset may be impaired. During the fourth quarter of 2002, we determined that an exclusive perpetual license to a digital encryption and distribution software system that was purchased by Applied Digital Solutions in April 2001 and contributed to the Advanced Wireless Group in 2001 was impaired. Accordingly, we wrote off the net book value of the asset, which resulted in an impairment charge of $6.4 million in 2002. There were no write downs of any long-lived assets in 2003 or 2001.

Inventories

        Estimates are used in determining the likelihood that inventory on hand can be sold. Historical inventory usage and current revenue trends are considered in estimating both obsolescence and slow-moving inventory. Inventory is stated at the lower of cost or market, determined by the first-in, first-out method, net of any reserve for obsolete or slow-moving inventory.

Deferred Taxes

        We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and tax planning strategies in assessing the need for the valuation allowance, in the event we were to subsequently determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Similarly, should we determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax asset would reduce income in the period such determination was made.

Revenue Recognition

        Except for our subsidiary, OuterLink Corporation, we recognize product revenue at the time product is shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. Our accounting policy regarding vendor and post contract support obligations is based on the terms of the customers' contracts, billable upon occurrence of the post-sale support. Costs of products sold and services provided are recorded as the related revenue is recognized. We offer a warranty on our products. For non-fixed fee jobs, revenue is recognized based on the actual direct labor hours in the job multiplied by the standard billing rate and adjusted to net realizable value, if necessary. Revenues from contracts that provide services are recognized ratably over the term of the contract. Fixed fee revenues from contracts for services are recorded when earned and exclude reimbursable costs. Reimbursable costs incurred in performing such services are presented on a net basis and include transportation medical and communication costs.

Other revenue is recognized at the time service or goods are provided. It is our policy to record contract losses in their entirety in the period in which such losses are foreseeable.

        Our subsidiary, OuterLink Corporation, earns revenue from messaging services, which generally provide for service on a month-to month basis and from the rental or sale of related products to customers (communication terminals and software). The messaging service is available only through the use of our products, and such products have no alternative use. Accordingly, service revenue is recognized as the services are performed. Our product revenue, for which title and risk of loss transfers to the customer on shipment by OuterLink, is deferred upon shipment and is recognized ratable over the estimated customer service period, currently 30 months. Product rental revenue is recognized over the rental period.

Results of Operations

        The following table summarizes our results of operations as a percentage of net operating revenues and is derived from the accompanying consolidated and combined statements of operations included in this report.

	For Three Months Ended March 31,		For the Years Ended December 31,
	2004	2003	2003	2002	2001
	%	%	%	%	%
Product revenue	96.0	95.3	91.9	90.4	92.5
Service revenue	4.0	4.7	8.1	9.6	7.5

Total net revenue	100.0	100.0	100.0	100.0	100.0
Cost of products sold	55.7	49.5	54.7	53.4	56.4
Cost of services sold	3.1	3.5	3.2	6.5	5.7

Gross profit	41.2	47.0	42.1	40.1	37.9
Selling, general and administrative expense	43.4	37.5	45.7	109.0	61.3
Management fees—Applied Digital Solutions, Inc.	—	—	—	0.5	2.1
Research and development expense	6.0	8.0	13.3	8.9	14.6
Asset impairment	—	—	8.1	186.4	2.0
Interest income	(0.1)	0.0	—	—	—
Interest expense—Applied Digital Solutions, Inc.	—	—	—	5.3	4.4
Interest expense—others	2.6	1.2	2.5	0.9	1.5
Realized and unrealized losses on ADS common stock	23.3	—	—	—	—
Other income	(0.4)	(0.4)	(0.9)	(1.8)	—

Income (loss) before taxes, minority interest share of losses and equity in net loss (income) of affiliate	(33.6)	0.7	(26.6)	(269.1)	(48.0)
Provision for income taxes	—	—	—	—	0.1

Income (loss) before minority interest share of losses and equity in net loss (income) of affiliate	(33.6)	0.7	(26.6)	(269.1)	(48.1)
Minority interest share of (income) losses	(0.1)	0.3	0.8	0.3	0.6
Equity in net loss of affiliate	—	—	—	(0.9)	(0.9)

Net income (loss)	(33.7)	1.0	(25.8)	(269.7)	(48.4)

Three Months Ended March 31, 2004 Compared to the Three Months Ended March 31, 2003

  Revenue

        Revenue from operations for the three months ended March 31, 2004 decreased $0.3 million, or 2.4%, to $11.1 million when compared to $11.4 million in revenue for the three months ended March 31, 2003.

        Revenue for each of the operating segments was as follows (in thousands):

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Animal Applications	$7,072	$7,801
GPS and Radio Communications	3,699	2,853
Medical Services	355	744

Total	$11,126	$11,398

        The Animal Applications segment's revenue decreased $0.7 million, or 9.3%, in the three months ended March 31, 2004 compared to the three months ended March 31, 2003. The majority of the decrease was due to lower sales to fishery industry customers. Shipments to fishery industry customers were lower in the first quarter of 2004 when compared to sales in the first quarter of 2003.

        The GPS and Radio Communications segment's revenue increased $0.8 million, or 29.7%, to $3.7 million in the three months ended March 31, 2004 from $2.9 million in the three months ended March 31, 2003. We attribute the increase primarily to increased sales in the Clifford and Snell division of our subsidiary Signature Industries Ltd., increases in the exchange rate and the inclusion of $0.3 million of revenue from OuterLink Corporation. We acquired OuterLink Corporation on January 22, 2004. We expect revenue to continue to increase in 2004 due to the introduction of a new pilot locator beacon in the second quarter of 2004 and the inclusion of OuterLink Corporation's revenue.

        The Medical Systems segment's revenue decreased $0.4 million, or 52.3%, to $0.4 million in the three months ended March 31, 2004. Sales in the first quarter of 2003 included pharmaceutical sales to vessels directly related to the war in Iraq. These pharmaceutical sales did not occur in the first quarter of 2004. On April 19, 2004, the Medical Systems segment's medical services business was sold to MedAire, Inc. We do not expect any revenue from the Medical Systems segment after the date of the sale.

  Gross Profit and Gross Profit Margin

        Gross profit for the three month period ended March 31, 2004 was $4.6, a decrease of $0.8 million, or 14.6%, compared to $5.4 million in the three month period ended March 31, 2003. As a percentage of revenue, the gross profit margin decreased to 41.2% for the three months ended March 31, 2004 from 47.0% for the three months ended March 31, 2003.

        Gross profit from operations for each operating segment was as follows (in thousands):

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Animal Applications	$2,806	$3,660
GPS and Radio Communications	1,723	1,464
Medical Services	54	240

Total	$4,583	$5,364

        Gross profit margin from operations for each operating segment was:

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
	%	%
Animal Applications	39.7	46.9
GPS and Radio Communications	46.6	51.3
Medical Services	15.2	32.3

Total	41.2	47.0

        The Animal Applications segment's gross profit decreased $0.9 million, or 23.3%, in the three month period ended March 31, 2004 compared to the three months ended March 31, 2003. We attribute $0.6 million of the decrease to lower gross profit margin in 2004 and $0.3 million of the decrease to the previously mentioned sales decrease. The gross margin percentage decreased to 39.7% in the three months ended March 31, 2004 as compared to 46.9% in the three months ended March 31, 2003 due to high margin revenue in the first quarter of 2003 that did not occur in the first quarter of 2004.

        The GPS and Radio Communications segment's gross profit increased $0.3 million, or 17.7%, in the three month period ended March 31, 2004 as compared to the three month period ended March 31, 2003. The gross margin percentage decreased to 46.6% in the three month period ended March 31, 2004 as compared to 51.3% in the three month period ended March 31, 2003. The increase in gross profit relates primarily to increased sales at our subsidiary in the United Kingdom, Signature Industries, Ltd, offset by a decrease in gross profit of $0.1 million related to the cancellation of a software support contract acquired by Timely Technology in the first quarter of 2003. The decrease in gross profit margin results from lower margins on OuterLink Corporation sales and a slight decrease in gross profit margin on Signature Industries, Ltd.'s sales from 50.6% in the first quarter of 2003 to 49.8% in the first quarter of 2004. Decrease in gross profit margin at Signature Industries, Ltd relates to product mix in the first quarter of 2003 compared to the first quarter of 2004

        The Medical Services segment's gross profit decreased $0.2 million, or 77.5%, in the three month period ended March 31, 2004 as compared to the three month period ended March 31, 2003. The gross margin percentage decreased to 15.2% in the three month period ended March 31, 2004 compared to 32.3% in the three month period ended March 31, 2003. The gross profit and gross margin percentage decreased due to high margin pharmaceutical sales in the first quarter of 2003 that did not occur in the first quarter of 2004.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased $0.5 million, or 12.7%, in the three month period ended March 31, 2004 as compared to the three month period ended March 31, 2003. As a percentage of revenue, selling, general and administrative expenses were 43.4% and 37.5% for the three months ended March 31, 2004 and 2003, respectively.

        Selling, general and administrative expenses for each of the operating segments were as follows (dollars in thousands):

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Animal Applications	$2,157	$1,590
GPS and Radio Communications	2,267	2,359
Medical Services	400	331

Total	$4,824	$4,280

        Selling, general and administrative expenses as a percentage of revenue for each of the operating segments were:

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
	%	%
Animal Applications	30.5	20.4
GPS and Radio Communications	61.3	82.7
Medical Services	112.7	44.5

Total	43.4	37.5

        The Animal Applications segment's selling, general and administrative expenses increased $0.6 million in the three month period ended March 31, 2004 as compared to the three month period ended March 31, 2003 and as a percentage of revenue increased to 30.5% from 20.4% in the same respective period. The increase in selling, general and administrative expenses relate to increased consulting expenses, travel, and investor relations expense.

        The GPS and Radio Communications segment's selling, general and administrative expenses decreased $0.1 million to $2.3 million in the three month period ended March 31, 2004 from $2.4 million in the three month period ended March 31, 2003. The decrease in the selling, general and administrative expenses relate primarily to the reduction of general and administrative expense related to the continued scaleback of Digital Angel™ technology development, offset by increased expenses at our subsidiary in the United Kingdom, Signature Industries Ltd and $0.4 million of expense related to OuterLink Corporation. OuterLink Corporation was acquired on January 22, 2004. As a percentage of revenue, selling, general and administrative expenses decreased to 61.3% in the three month period ended March 31, 2004 from 82.7% in the three month period ended March 31, 2003. The decrease in selling, general and administrative expenses as a percentage of revenue relates primarily to the reduction of general and administrative expense related to the continued scaleback of Digital Angel™ technology development.

        The Medical Services segment's selling, general and administrative expenses increased to $0.4 million, or 20.8%, in the three month period ended March 31, 2004 as compared to $0.3 million in the three month period ended March 31, 2003. The increase results from increased personnel costs of $0.1 million offset by decreased depreciation and amortization expense of $0.04 million. As a percentage of revenue, selling, general and administrative expenses increased to 112.7% in the three month period ended March 31, 2004 compared to 44.5% in the three month period ended March 31, 2003. The increase as a percentage of sales relates to increased expenses and decreased sales in the first quarter of 2004.

  Research and Development Expense

        Research and development expense was $0.7 million in the three month period ended March 31, 2004, a decrease of $0.2 million, or 26.6%, from $0.9 million for the three month period ended March 31, 2003. As a percentage of revenue, research and development expense was 6.0% and 8.0% for the three months ended March 31, 2004 and 2003, respectively.

        Research and development expense for each of the operating segments was as follows (in thousands):

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Animal Applications	$523	$550
GPS and Radio Communications	146	361
Medical Services	—	—

Total	$669	$911

        The decrease in research and development expense is due primarily to the continued scaleback of research and development on the Digital Angel™ technology in the GPS and Radio Communications segment and completion of development on the GPS and Radio Communications segment's pilot locator beacon.

  Interest Expense

        Interest expense was $0.3 million and $0.1 million for the three month periods ended March 31, 2004 and 2003, respectively. The increase relates to an increase in total debt of $2.6 million from $7.1 million as of March 31, 2003 to $9.7 million as of March 31, 2004 and the amortization of deferred financing costs related to the 2003 financings.

  Loss on Applied Digital Solutions, Inc. Common Stock

        On March 1, 2004, we issued 3,000,000 shares of our common stock and a warrant to purchase up to 1,000,000 shares of our common stock to Applied Digital Solutions, Inc. in exchange for 1,980,000 shares of Applied Digital Solutions' common stock, exclusive of the proceeds which may be received when the warrant is exercised. As of March 31, 2004, we had sold approximately 530,000 shares of Applied Digital Solutions common stock. We have accounted for the Applied Digital Solutions stock as a trading security under SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." In the three months ended March 31, 2004, we recorded realized losses of $702,000 on the approximately 530,000 shares of Applied Digital Solutions common stock sold and unrealized losses of $1,884,00 on the 1,450,000 shares held by us. Fair value of the Applied Digital Solutions common stock is determined by its quoted values reported on NASDAQ.

  Income Taxes

        We had an effective income tax rate of 0.0% for the three month periods ended March 31, 2004 and 2003. We account for income taxes under the asset and liability approach. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. A valuation allowance is provided against net deferred tax assets when it is more likely than not that a tax benefit will not be realized. Income taxes included U.S. and foreign taxes.

Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

  Revenue

        Revenue from operations for the year ended December 31, 2003 was $36.7 million, an increase of $2.5 million, or 7.2%, from $34.2 million in the year ended December 31, 2002. Revenue for the years ended December 31, 2003 and 2002 for each of the operating segments was as follows (in thousands):

	2003	2002
Animal Applications	$23,948	$20,991
GPS and Radio Communications	10,484	11,525
Medical Systems	2,280	1,727

Total	$36,712	$34,243

        The Animal Applications segment's revenue increased $3.0 million, or 14.1%, in the year ended December 31, 2003 as compared to the year ended December 31, 2002. The increase in revenue results from increased engineering service revenue of approximately $1.0 million in 2003, an increase in microchip sales to companion animal and fish and wildlife customers of approximately $1.7 million and increased sales of visual identification products. The engineering service revenue results from research and development performed for certain of our fish and wildlife customers. Several bills proposing the establishment of a national electronic identification program for livestock have recently been introduced in Congress. We cannot estimate the impact a national identification program would have on the Animal Application segment's revenue. However, if implemented, we would expect the impact to be favorable.

        The GPS and Radio Communications segment's revenue decreased $1.0 million, or 9.0%, in the year ended December 31, 2003 as compared to the year ended December 31, 2002. The decrease relates primarily to the cancellation of a significant software support contract assumed from Timely Technology in February 2003. This accounted for a decrease of $1.4 million. The decrease was offset by a $0.4 million increase at our subsidiary, Signature Industries, Ltd., resulting primarily from increases in the exchange rate. We expect revenue in 2004 to increase due to the introduction of a new pilot locator beacon in the second quarter of 2004.

        The Medical Systems segment's revenue increased $0.6 million, or 32.0%, in the year ended December 31, 2003 as compared to $1.7 million in the year ended December 31, 2002. The increase in revenue results from the inclusion of 12 months of revenue in 2003 compared to only nine months in 2002, which was offset by the cancellation of a significant customer in January 2003. The Medical Systems segment was acquired in the MAS acquisition in March 2002. In April 2004, we sold certain assets of the Medical Systems segment.

        On January 22, 2004, we acquired OuterLink Corporation. We expect increased revenue in 2004 as a result of the inclusion of OuterLink's revenues in our financial results.

  Gross Profit and Gross Profit Margin

        Gross profit for the year ended December 31, 2003 was $15.4 million, an increase of $1.7 million, or 12.5%, from $13.7 million in the year ended December 31, 2002. As a percentage of revenue, gross profit margin was 42.1% and 40.1% for the years ended December 31, 2003 and 2002, respectively.

        Gross profit for the years ended December 31, 2003 and 2002 for each operating segment was as follows (in thousands):

	2003	2002
Animal Applications	$9,740	$8,111
GPS and Radio Communications	4,980	4,988
Medical Systems	725	635

Total	$15,445	$13,734

        Gross profit margin for the years ended December 31, 2003 and 2002 for each operating segment was as follows:

	2003	2002
	%	%
Animal Applications	40.7	38.6
GPS and Radio Communications	47.5	43.3
Medical Systems	31.8	36.8

Total	42.1	40.1

        The Animal Applications segment's gross profit of $9.7 million in the year ended December 31, 2003 increased $1.6 million compared to $8.1 million in the year ended December 31, 2002. We attribute $0.5 million of the increase to the increase in sales and $1.1 million of the increase to increased gross profit margin resulting from increased engineering service revenue. The gross profit margin increased to 40.7% in the year ended December 31, 2003 as compared to 38.6% in the year ended December 31, 2002 due to decreased material costs and an increase in higher margin service revenue in 2003.

        The GPS and Radio Communication segment's gross profit remains unchanged in 2003 when compared to 2002. Gross profit margin increased to 47.5% in 2003 from 43.3% in 2002 due to a slight shift in product mix from lower margin products in 2002 compared to 2003 and the completion of the Alpha phase of a project for which all costs are included in research and development expense.

        The Medical Systems segment's gross profit increased $0.09 million, or 14.2%, in the year ended December 31, 2003 as compared to the year ended December 31, 2002. The increase relates to the inclusion of 12 months of gross profit in 2003 compared to only nine months in 2002, offset by lower margins in 2003. Gross margin percentage decreased from 36.8% in the year ended December 31, 2002 to 31.8% in the year ended December 31, 2003. Margins decreased in 2003 due to a higher percentage of product revenue, which have lower margins than service revenue.

  Selling, General and Administrative Expense

        Selling, general and administrative expense decreased $20.6 million, or 55.1%, in the year ended December 31, 2003 as compared to the year ended December 31, 2002. This decrease in expense was the result of an $18.7 million charge in 2002 arising from the remeasurement of options in connection with the merger in 2002 which did not recur in 2003. Under the terms of the merger agreement, options to acquire shares of DATC common stock were converted into options to acquire shares of Medical Advisory Systems common stock effective March 27, 2002. The conversion resulted in a new measurement date for the options and, as a result, we recorded a charge of approximately $18.7 million in non-cash compensation expense during the three months ended March 31, 2002.

        As a percentage of revenue, selling, general and administrative expenses, excluding the $18.7 million charge in 2002, was 45.7% and 54.5% for the years ended December 31, 2003 and 2002, respectively.

        Selling, general and administrative expenses for the years ended December 31, 2003 and 2002 for each of the operating segments, excluding the $18.7 million charge in 2002, was as follows (in thousands):

	2003	2002
Animal Applications	$7,098	$6,403
GPS and Radio Communications	8,398	11,083
Medical Systems	1,268	1,178

Total	$16,764	$18,664

        Selling, general and administrative expense as a percentage of revenue for the years ended December 31, 2003 and 2002 for each of the operating segments, excluding the $18.7 million charge in 2002, was as follows:

	2003	2002
	%	%
Animal Applications	29.6	30.5
GPS and Radio Communications	80.1	96.2
Medical Systems	55.6	68.2

Total	45.7	54.5

        The Animal Applications segment's selling, general and administrative expenses increased $0.7 million in the year ended December 31, 2003 compared to the year ended December 31, 2002 and as a percentage of revenue decreased to 29.6% from 30.5% in the same respective periods. We attribute the increase in expense primarily to additional consulting expenses of $0.7 million associated with the Verichip Distribution and Licensing Agreement.

        The GPS and Radio Communications segment's selling, general and administrative expense decreased $2.7 million in the year ended December 31, 2003 to $8.4 million as compared to $11.1 million in the year ended December 31, 2002 due primarily to the exclusion of amortization expense for a license to a digital encryption and distribution software system that we wrote off in the fourth quarter of 2002. Included in the GPS and Radio Communications segment's selling, general and administrative expense for the year ended December 31, 2002 is $2.0 million of amortization expense for this asset. In addition, the decrease results from the significant scale back in development of the Digital Angel™ technology, including a reduction in personnel. As a percentage of revenue, selling, general and administrative expense decreased to 80.1% in 2003 from 96.2% in 2002. We expect that selling, general and administrative expense will continue to decrease in 2004.

        The Medical Systems segment's selling, general and administrative expense increased $0.1 million in the year ended December 31, 2003 to $1.3 million from $1.2 million in the year ended December 31, 2002. We attribute $0.3 million of the increase to the inclusion of 12 months of operations in 2003 compared to only nine months in 2002, which was offset by decreased administrative expenses in 2003. This segment became part of Digital Angel Corporation on March 27, 2002.

  Management Fees—Applied Digital Solutions, Inc.

        Management fees charged to us by Applied Digital Solutions amounted to $0.2 million for the year ended December 31, 2002. These fees were for general and administrative services performed for us by Applied Digital Solutions. The management fee arrangement with Applied Digital Solutions terminated on March 27, 2002.

  Research and Development Expense

        Research and development expense was $4.9 million in the year ended December 31, 2003, an increase of $1.9 million, or 61.4%, from $3.0 million for the year ended December 31, 2002. As a percentage of revenue, research and development expense was 13.3% and 8.9% for the years ended December 31, 2003 and 2002, respectively.

        Research and development expense for the years ended December 31, 2003 and 2002 for each of the operating segments was as follows (in thousands):

	2003	2002
Animal Applications	$2,984	$1,725
GPS and Radio Communications	1,914	1,309
Medical Systems	—	—

Total	$4,898	$3,034

        The increase in expense is due primarily to research and development expenses of $0.9 million at our GPS and Radio Communications segment for its recent search and rescue beacon project and research and development expenses incurred for the Animal Application segment's temperature sensing implantable microchip and engineering expenses to support improved transponder performance. The increase is offset by a $0.3 million decrease in research and development expense at our GPS and Radio Communications due to a scale back in the development of the Digital Angel™ technology.

  Asset Impairment

        Asset impairment expense was $3.0 million and $63.8 million in the years ended December 31, 2003 and 2002, respectively. Asset impairment expense for 2003 consists of a goodwill impairment charge of $2.4 million and an intangible asset impairment charge of $0.6 million related to intangible assets both at our Medical Systems segment. Asset impairment expense for 2002 consists of a goodwill impairment charge of $57.4 million and an asset impairment charge of $6.4 million related to the write-off of an exclusive perpetual license to a digital encryption and distribution software system in our GPS and Radio Communications segment.

  Interest Expense

        Interest expense was $0.9 million and $2.1 million for each of the years ended December 31, 2003 and 2002, respectively. Interest expense in 2002 includes interest expense of $1.8 million on the debt owed to IBM Credit by Applied Digital Solutions. As discussed in Note 1 to the financial statements, this debt was recognized by the Advanced Wireless Group due to Applied Digital Solutions' default on the loan agreement. On March 27, 2002, Applied Digital Solutions restructured its loan agreement with IBM Credit. The provisions of this restructuring included the Advanced Wireless Group being released from responsibility to repay this debt. Accordingly, Applied Digital Solutions assumed this liability on March 27, 2002.

  Income Taxes

        Digital Angel Corporation and the Advanced Wireless Group had effective income tax rates of 0.0% in 2003 and 2002, respectively. Differences in the effective income tax rates from the statutory federal income tax rate in 2003 and 2002 arise primarily from non-deductibility of certain expenses and valuation allowances recorded on deferred tax assets resulting from net operating losses. The U.S. companies in the Advanced Wireless Group were included in Applied Digital Solutions' consolidated federal income tax return through March 27, 2002. Medical Advisory Systems and its subsidiaries filed a separate consolidated federal income tax return through March 27, 2002. After March 27, 2002, Digital Angel Corporation's U.S. subsidiaries file a consolidated federal tax return.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

  Revenue

        Revenue from operations for the year ended December 31, 2002 was $34.2 million, a decrease of $1.7 million, or 4.6%, from $35.9 million in the year ended December 31, 2001.

        Revenue for the years ended December 31, 2002 and 2001 for each of the operating segments was as follows (in thousands):

	2002	2001
Animal Applications	$20,991	$22,247
GPS and Radio Communications	11,525	13,664
Medical Systems	1,727	—

Total	$34,243	$35,911

        The Animal Applications segment's revenue decreased $1.3 million, or 5.6%, in the year ended December 31, 2002 as compared to the year ended December 31, 2001. The decline was due to a decrease in shipments of visual identification tags for Canadian customers, customer inventory adjustments and continued softness in the livestock market during 2002, offset by an increase in engineering service revenue of $0.4 million.

        The GPS and Radio Communications segment's revenue decreased $2.1 million, or 15.7%, in the year ended December 31, 2002 as compared to the year ended December 31, 2001 as a result of a reduction in Control Products sales at our subsidiary, Signature Industries, Ltd., completed client assignments that were not replaced and a delay in the shipment of newly introduced Digital Angel™ products.

        The Medical Systems revenue was $1.7 million for the year ended December 31, 2002. This segment became part of Digital Angel Corporation on March 27, 2002.

  Gross Profit and Gross Profit Margin

        Gross profit for the year ended December 31, 2002 was $13.7 million, an increase of $0.1 million, or 0.9%, from $13.6 million in the year ended December 31, 2001. As a percentage of revenue, the gross profit margin was 40.1% and 37.9% for the years ended December 31, 2002 and 2001, respectively.

        Gross profit for the years ended December 31, 2002 and 2001 for each operating segment was as follows (in thousands):

	2002	2001
Animal Applications	$8,111	$7,995
GPS and Radio Communications	4,988	5,617
Medical Systems	635	—

Total	$13,734	$13,612

        Gross profit margin for the years ended December 31, 2002 and 2001 for each operating segment was as follows:

	2002	2001
	%	%
Animal Applications	38.6	35.9
GPS and Radio Communications	43.3	41.1
Medical Systems	36.8	—

Total	40.1	37.9

        The Animal Applications segment's gross profit of $8.1 million in the year ended December 31, 2002 increased $0.1 million compared to $8.0 million in the year ended December 31, 2001. The increase was due to improved margins. The gross profit margin increased to 38.6% in the year ended December 31, 2002 as compared to 35.9% in the year ended December 31, 2001 due to a more favorable product mix.

        The GPS and Radio Communications segment's gross profit decreased by $0.6 million, or 11.2%, from $5.6 million to $5.0 million. The gross profit decrease was primarily due to the decrease in sales. The gross profit margin increased to 43.3% in 2002 from 41.1% in 2001. The margin percentage increased due to a favorable shift in the product mix, offset by higher margin contracts in 2001 that were not replaced in 2002.

        The Medical Systems segment's gross profit was $0.6 million for the year ended December 31, 2002. The gross margin was 36.8% in the year ended December 31, 2002. This segment became part of Digital Angel Corporation on March 27, 2002.

  Selling, General and Administrative Expense

        Selling, general and administrative expense increased $15.3 million, or 69.5%, in the year ended December 31, 2002 as compared to the year ended December 31, 2001. This increase was caused primarily by an $18.7 million charge arising from the remeasurement of options in connection with the merger. Pursuant to the terms of the merger agreement, options to acquire shares of DATC common stock were converted into options to acquire shares of Medical Advisory Systems common stock effective March 27, 2002. The conversion resulted in a new measurement date for the options and, as a result, we recorded a charge of approximately $18.7 million in non-cash compensation expense during the three months ended March 31, 2002. For our current employees, these options were considered fixed awards under APB Opinion No. 25, and expense was recorded for the intrinsic value of the options converted. For all other options, expense was recorded for the fair value of the options converted using the Black-Scholes option pricing model.

        Partially offsetting the non-cash compensation expense is the decrease in amortization expense due to the adoption of SFAS No. 142, which took effect January 1, 2002. Accordingly, goodwill amortization was not recorded during 2002.

        As a percentage of revenue, selling, general and administrative expense was 109.0% and 61.3% for the years ended December 31, 2002 and 2001, respectively.

        Selling, general and administrative expense for the years ended December 31, 2002 and 2001 for each of the operating segments, excluding the $18.7 million charge in 2002, was as follows (in thousands):

	2002	2001
Animal Applications	$6,403	$13,502
GPS and Radio Communications	11,083	8,525
Medical Systems	1,178	—

Total	$18,664	$22,027

        Selling, general and administrative expense as a percentage of revenue for each of the operating segments for the years ended December 31, 2002 and 2001, excluding the $18.7 million charge in 2002, was as follows:

	2002	2001
	%	%
Animal Applications	30.5	60.7
GPS and Radio Communications	96.2	62.4
Medical Systems	68.2	—

Total	54.5	61.3

        The Animal Applications segment's selling, general and administrative expense decreased $7.1 million in the year ended December 31, 2002 compared to the year ended December 31, 2001 and as a percentage of revenue decreased to 30.5% from 60.7% in the same respective periods. The decrease is due primarily to the adoption of SFAS No. 142, which took effect on January 1, 2002. Accordingly, goodwill amortization was not recorded during 2002. The decrease was partially offset by increased legal, accounting and investor relations expenses.

        The GPS and Radio Communications segment's selling, general and administrative expense increased $2.6 million in the year ended December 31, 2002 to $11.1 million as compared to $8.5 million in the year ended December 31, 2001 primarily as a result of the scale up of marketing personnel, advertising and media programs, legal expenses and infrastructure to support the introduction of Digital Angel™ products. As a percentage of revenue, selling, general and administrative expense increased to 96.2% in 2002 from 62.4% in 2001.

        The Medical Systems segment's selling, general and administrative expense was $1.2 million in the year ended December 31, 2002. This segment became part of Digital Angel Corporation on March 27, 2002.

  Management Fees—Applied Digital Solutions, Inc.

        Management fees charged to us by Applied Digital Solutions amounted to $0.2 million and $0.8 million for the years ended December 31, 2002 and 2001, respectively. These fees were for general and administrative services performed for us by Applied Digital Solutions. After March 27, 2002, we are no longer obligated to pay a management fee to Applied Digital Solutions.

  Research and Development Expense

        Research and development expense was $3.0 million in the year ended December 31, 2002, a decrease of $2.2 million, or 42.1%, from $5.2 million for the year ended December 31, 2001. As a percentage of revenue, research and development expense was 8.9% and 14.6% for the years ended December 31, 2002 and 2001, respectively. Included in research and development expense for 2002 are charges by Applied Digital Solutions of approximately $0.3 million for work done by Applied Digital Solutions' research group to support our technology development.

        Research and development expense for the years ended December 31, 2002 and 2001 for each of the operating segments was as follows (in thousands):

	2002	2001
Animal Applications	$1,725	$1,230
GPS and Radio Communications	1,309	4,014
Medical Systems	—	—

Total	$3,034	$5,244

        The decrease in expense is primarily due to the completion of some Digital Angel™ technology development.

  Asset Impairment

        Asset impairment expense was $63.8 million and $0.7 million in the years ended December 31, 2002 and 2001, respectively. Asset impairment expense for 2002 consists of a goodwill impairment charge of $57.4 million and an asset impairment charge of $6.4 million related to the write off of an exclusive perpetual license to a digital encryption and distribution software system. Asset impairment expense for 2001 consists of a goodwill impairment.

  Interest Expense

        Interest expense was $2.1 million for each of the years ended December 31, 2002 and 2001. Interest expense in 2002 and 2001 includes interest expense of $1.8 million and $1.6 million, respectively, on the debt owed to IBM Credit by Applied Digital Solutions. As discussed in Note 1 to the financial statements, this debt was recognized by the Advanced Wireless Group due to Applied Digital Solutions' default on the loan agreement. On March 27, 2002, Applied Digital Solutions restructured its loan agreement with IBM Credit. The provisions of this restructuring included the Advanced Wireless Group being released from responsibility to repay this debt. Accordingly, Applied Digital Solutions assumed this liability on March 27, 2002.

  Income Taxes

        Digital Angel Corporation and the Advanced Wireless Group had effective income tax rates of 0.0% in both 2002 and 2001. Differences in the effective income tax rates from the statutory federal income tax rate in 2002 arise primarily from the non-deductibility of certain expenses and valuation allowances recorded on deferred tax assets resulting from net operating losses. Differences in 2001 arise primarily from valuation allowances recorded on deferred tax assets resulting from net operating losses, non-deductible goodwill amortization associated with acquisitions and state taxes net of federal benefits. The U.S. companies in the Advanced Wireless Group were included in Applied Digital Solutions' consolidated federal income tax return through March 27, 2002. Medical Advisory Systems and its subsidiaries filed a separate consolidated federal income tax return through March 27, 2002. After March 27, 2002, Digital Angel Corporation's U.S. subsidiaries will file a consolidated federal tax return.

Liquidity and Capital Resources

Cash Flows

  Three Months Ended March 31, 2004 Compared to the Three Months Ended March 31, 2003

        As of March 31, 2004, the Company had cash of $1.7 million compared to $0.9 million at December 31, 2003. Cash used in operating activities totaled $2.3 million and $3.1 million in the first three months of 2004 and 2003, respectively.

        In the first three months of 2004, the use of cash was due primarily to the net loss of $3.7 million and a significant increase in accounts receivable of $1.9 million. Accounts receivable, net of allowance for doubtful accounts, increased by $2.4 million, or 62.6%, to $6.3 million at March 31, 2004 from $3.9 million at December 31, 2003. This increase relates to $0.5 million of accounts receivable acquired in the acquisition of OuterLink Corporation and an increase in shipments in the first quarter of 2004 compared to the fourth quarter of 2003. Offsetting these uses of cash were a decrease in inventory of $0.9 million, depreciation and amortization of $0.6 million and realized and unrealized losses on Applied Digital Solutions common stock of $2.6 million.

        Inventory levels decreased by $0.6 million to $6.0 million at March 31, 2004 from $6.6 million at December 31, 2003 due to an accumulation of inventory in December 2003, offset by $0.4 million of inventory acquired in the OuterLink Corporation acquisition.

        Accounts payable decreased by $0.7 million to $4.6 million at March 31, 2004 from $5.3 million at December 31, 2003.

        Accrued expenses and other current liabilities increased by $1.0 million, or 32.8%, to $4.3 million at March 31, 2004 from $3.2 million at December 31, 2003. The increase was due primarily to accrued expenses and other current liabilities acquired in the OuterLink Corporation acquisition in January 2004.

        Investing activities provided cash of $1.3 million in the first quarter of 2004 and used cash of $0.2 million in the first quarter of 2003. In the first quarter of 2004, cash provided was primarily from the sale of Applied Digital Solutions stock. Expenditures for plant, property and equipment were $0.1 million and $0.3 million in the first quarter of 2004 and 2003, respectively.

        Financing activities provided cash of $1.8 million and $3.1 million in the first three months of 2004 and 2003, respectively. In the first quarter of 2004, cash was provided primarily from net borrowings on our line of credit $0.8 million and proceeds from stock option exercises of $1.0 million.

  Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

        As of December 31, 2003, cash and cash equivalents totaled $0.9 million as compared to $0.2 million at December 31, 2002. During 2003, $4.7 million of cash was used in operating activities, compared to $2.7 million in 2002 and $3.2 million in 2001. In 2003, the use of cash was due primarily to the net loss. Non cash charges included in net loss in 2003 were a $3.0 million asset impairment charge and $1.7 million of depreciation and amortization. Partially offsetting the use of cash in 2003 was an increase in payables and accrued liabilities of $1.9 million.

        Net cash used in investing activities totaled $1.4 million in 2003 compared to $0.6 million in 2002 and $1.3 million in 2001. The principal use of cash in 2003 was $1.2 million for the purchase of property, plant and equipment. Expenditures for property, plant and equipment were $1.4 million in 2002 and $1.3 million in 2001. Partially offsetting the use of cash in 2003 for the purchase of property, plant and equipment were proceeds from the sale of an investment of $0.2 million.

        Net cash provided by financing activities totaled $6.6 million in 2003 compared to $2.6 million in 2002 and $4.9 million in 2001. Cash provided by financing activities during 2003 consisted primarily of net borrowings of $2.3 million on our revolving credit facility, $2.4 million from the exercise of stock options and net borrowings of $2.4 million of debt, offset by $0.5 million paid in financing costs.

  Financing and Liquidity

        The following table summarizes the Company's fixed cash obligations as of March 31, 2004 over various future years (in thousands):

		Payments Due by Period
Contractual cash obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Notes Payable and Long-Term Debt	$9,701	$7,158	$331	$124	$2,088
Operating Leases	18,753	808	1,180	993	15,772
Employment Contracts	1,912	865	1,047	—	—

	$30,366	$8,831	$2,558	$1,117	$17,860

        Convertible Note.    On July 31, 2003, we entered into a Securities Purchase Agreement ("Purchase Agreement") to sell to Laurus Master Fund, Ltd. ("Laurus") a two-year Secured Convertible Note (the "Convertible Note") in the original principal amount of $2,000,000 and a five-year warrant to purchase up to 125,000 shares of our common stock. The per share exercise price of the warrant is $2.68 for 75,000 shares, $2.91 for 35,000 shares and $3.38 for 15,000 shares. The Convertible Note is convertible, at Laurus's option, into shares of our common stock at a per share price of $2.33. Laurus is not entitled to convert the amount evidenced by the Convertible Note into a number of shares of common stock which would exceed the difference between the number of shares of common stock beneficially owned by Laurus and 4.99% of the outstanding shares of our common stock. However, Laurus may acquire more than 4.99% of our outstanding common stock upon 75 days' notice to us. The Convertible Note accrues interest at an annual rate equal to the higher of the prime rate plus 1.75% or 6% per annum. We allocated $143,000 of the proceeds to the warrant issued. The amount allocated represents the fair value of the warrant calculated under the Black-Scholes method. The value of the warrant is included in additional paid-in capital and is being amortized to interest expense over the life of the Convertible Note.

        In connection with the Convertible Note, we entered into a Security Agreement with Laurus granting to Laurus a lien and security interest in our assets. Additionally, the Purchase Agreement includes default provisions should an Event of Default (as defined in the agreement) occur. Furthermore, under a related registration rights agreement, the common stock underlying the Convertible Note is registered with the Securities and Exchange Commission.

        Revolving Note and Minimum Borrowing Note.    On August 28, 2003, we entered into a Security Agreement with Laurus under which we may borrow from Laurus the lesser of $5,000,000 or an amount that is determined based on percentages of our eligible accounts receivable and inventory as prescribed by the terms of the Security Agreement. Under the Security Agreement, we issued to Laurus a three-year Secured Revolving Convertible Note ("Revolving Note") in the original principal amount of $3,500,000 and a three-year Secured Minimum Borrowing Convertible Note ("Minimum Borrowing Note") in the original principal amount of $1,500,000. We used proceeds from the Revolving Note and Minimum Borrowing Note to satisfy in full our credit facility from Wells Fargo Business Credit. The Revolving Note and Minimum Borrowing Note accrue interest at an annual rate equal to the prime rate plus 2.5%. The availability under the Revolving Note was $379,000 at March 31, 2004.

        Beginning May 28, 2004, the Minimum Borrowing Note and the Revolving Note are convertible, at Laurus's option, into shares of our common stock at a per price share of $2.64 (the "Fixed Conversion Price"). The Fixed Conversion Price is adjusted upward following each conversion of $2,000,000, as defined. Laurus is not entitled to convert the amount evidenced by the Minimum Borrowing Note and the Revolving Note into a number of shares of common stock which would exceed the difference between the number of shares of our common stock beneficially owned by Laurus or issuable upon the exercise of warrants held by Laurus and 4.99% of our outstanding shares of our common stock. However, Laurus may acquire more than 4.99% of our outstanding common stock upon 75 days' notice to us. Additionally, the Securities Purchase Agreement includes default provisions should an Event of Default (as defined in the agreement) occur. Furthermore, under a related registration rights agreement, we have agreed to register the common stock underlying the Revolving Note and Minimum Borrowing Note.

        We also issued to Laurus a five-year warrant to purchase up to 115,000 shares of our common stock. The per share exercise price of the warrant is $2.55 for 70,000 shares, $2.75 for 35,000 shares, and $2.95 for 10,000 shares. We allocated $133,000 of the proceeds to the warrant issued. The amount allocated represents the fair value of the warrant calculated under the Black-Scholes method. The value of the warrant is included in additional paid-in capital and is being amortized to interest expense over the life of the Revolving Note and Minimum Borrowing Note.

        Working Capital Loan.    On March 7, 2003, Signature Industries Ltd., our subsidiary in the United Kingdom, entered into a Loan Agreement with The Royal Bank of Scotland for £500,000 to finance the working capital requirements of their Indian Air Force contract. The loan bears interest at an annual rate equal to 2.25% above the base rate, as defined in the agreement (6.25% at March 10, 2004). The base rate may vary from time to time. On January 22, 2004, the agreement was amended to increase the loan amount to £1,000,000 ($1,830,000). On June 10, 2004, the repayment terms of the Agreement were amended. As amended, repayments shall be £200,000 due on July 31, 2004, £350,000 on August 31, 2004, £350,000 on September 30, 2004, and £100,000 on October 31, 2004.

        Invoice Discounting Agreement.    On April 9, 2003, Signature Industries Ltd. entered into a two-year Invoice Discounting Agreement with The Royal Bank of Scotland Commercial Services Limited ("RBS"). The Invoice Discounting Agreement, as amended October 28, 2003, provides for Signature to sell with full title guarantee most of its receivables, as defined in the Invoice Discounting Agreement. RBS prepays 80% of the receivables sold, not to exceed an outstanding balance of £750,000 ($1,333,500) at any given time. RBS pays Signature the remainder of the receivables upon their collection. Receivables which remain outstanding 90 days from the end of the invoice month become ineligible, and RBS may require Signature to repurchase these receivables. The discounting charge accrues daily at an annual rate equal to 2.25% above the base rate, as defined in the amended Invoice Discounting Agreement (6.25% at March 10, 2004). Signature pays a commission charge to RBS of 0.2% of each receivable balance sold. The Invoice Discounting Agreement, as amended, requires a minimum commission charge of £833 per month. Discounting charges of $32,000 are included in interest expense in the 2003 statement of operations. The amount of receivables financed at March 31, 2004 was $1.1 million.

        Stock Issuance to Applied Digital Solutions, Inc.    On March 1, 2004, we issued 3,000,000 shares of our common stock to Applied Digital Solutions pursuant to the stock purchase agreement with Applied Digital Solutions dated August 14, 2003. The stock purchase agreement provided for Applied Digital Solutions to purchase 3,000,000 shares of our common stock at a price of $2.64 per share and a warrant to purchase up to 1,000,000 shares of our common stock. The warrant is exercisable for five years beginning February 1, 2004 at an exercise price per share of $3.74 payable in cash or shares of common stock of Applied Digital Solutions. The purchase price for the sale of our 3,000,000 shares and the warrant was payable in shares of Applied Digital Solutions common stock having an aggregate value of $7.92 million. The number of shares of Applied Digital Solutions common stock received by Digital Angel Corporation as payment of the purchase price was 1,980,000 shares (as adjusted for a subsequent one-for-10 reverse stock split of Applied Digital Solutions' common stock), exclusive of the proceeds on exercise of the warrant. We expect to generate cash by selling the shares of Applied Digital Solutions common stock. As of March 31, 2004, we had sold 530,000 shares of Applied Digital Solutions common stock, resulting in aggregate net proceeds of approximately $1.4 million.

        As part of this transaction, we issued five-year warrants to purchase up to 500,001 shares of our common stock at an exercise price of $2.64 per share anytime on or after February 1, 2004 to the holders of the Applied Digital Solutions 8.5% Convertible Exchangeable Debentures.

        During the three months ended March 31, 2004, we received aggregate proceeds of $2.6 million on the exercise of stock options.

Recently Issued Accounting Standards

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. We adopted SFAS No. 146 on January 1, 2003. The adoption of SFAS No. 146 did not have a material impact on our results of operations or financial position.

        Effective January 1, 2003, we adopted the recognition and measurement provisions of FASB Interpretation No. 45 ("Interpretation 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in interim and annual financial statements about the obligations under certain guarantees. Interpretation 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We do not currently provide significant guarantees on a routine basis. As a result, this Interpretation has not had a material impact on our financial statements.

        In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003) ("Interpretation 46"), "Consolidation of Variable Interest Entities." Application of Interpretation 46 is required in our financial statements for interests in variable interest entities that are considered to be special-purpose entities for the year ended December 31, 2003. We determined that we do not have any arrangements or relationships with special-purpose entities.

        Interpretation 46 addresses the consolidation of business enterprises to which the usual condition (ownership of a majority voting interest) of consolidation does not apply. This interpretation focuses on controlling financial interests that may be achieved through arrangements that do not involve voting interests. It concludes that in the absence of clear control through voting interests, a company's exposure (variable interest) to the economic risks and potential rewards from the variable interest entity's assets and activities are the best evidence of control. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary is required to include assets, liabilities and the results of operations of the variable interest entity in its financial statements. The adoption of Interpretation 46 did not have an impact on our financial position or operations.

        In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (SFAS No. 150). SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset, in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. We adopted the provisions of SFAS No. 150 effective July 1, 2003. The adoption of SFAS No. 150 did not have an impact on our financial position or results of operations.

PLAN OF DISTRIBUTION

        We are registering 19,303,506 shares of our common stock owned by Applied Digital Solutions, Inc. Of these shares, 14,703,506 shares are registered in the name of the Digital Angel Share Trust. Applied Digital Solutions has informed us that the Advisory Board of the Trust consists of only one individual appointed by Applied Digital Solutions, and thus Applied Digital Solutions beneficially owns these shares. Applied Digital Solutions has also informed us that an additional 750,000 shares are registered in the name of InfoTech USA, Inc., which is a wholly-owned subsidiary of Applied Digital Solutions, and that Applied Digital Solutions and Kevin H. McLaughlin, the Chief Executive Officer of Applied Digital Solutions, share voting and dispositive power with respect to these shares. Applied Digital Solutions also claims beneficial ownership of these shares. The remaining 3,850,000 shares are registered in the name of and beneficially owned by Applied Digital Solutions.

        Applied Digital Solutions has informed us that it currently has no intention of selling shares of our common stock. However, if Applied Digital Solutions notifies us that a material arrangement has been entered into with a broker-dealer or other third party for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer or other third party, then we will file a post-effective amendment that includes any other facts that are material to the transaction.

        The selling stockholders or their pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. After the date of this prospectus, the selling stockholders may offer their shares at various times in one or more of the following transactions:

  •
  on any national securities exchange, or other market on which our common stock may be listed at the time of sale, including the AMEX;

  •
  in the over-the-counter market;

  •
  through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  through options, swaps or derivatives;

  •
  in privately negotiated transactions;

  •
  in transactions to cover short sales; and

  •
  through a combination of any such methods of sale.

        In addition, the selling stockholders may also sell their shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 under the terms of such rule rather than pursuant to this prospectus.

        The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares upon terms and conditions that will be described in the applicable prospectus supplement. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

        Applied Digital Solutions is a statutory underwriter within the meaning of the Securities Act of 1933. Because Applied Digital Solutions is a statutory underwriter, any profits realized by it are deemed underwriting compensation, and Applied Digital Solutions is subject to the prospectus delivery requirements of the Securities Act of 1933.

        The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

        From time to time, the selling stockholders may be engaged in short sales, short sales against the box (that is, sales in which the seller actually owns the stock but does not want to sell the shares owned), puts and calls and other hedging transactions in our securities, and they may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, the selling stockholders may pledge their shares pursuant to the margin provisions of its customer agreements with their broker-dealer. Upon delivery of the shares or a default by the selling stockholders, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

        We are required to pay the fees and expenses incident to the registration of our common stock hereunder, which include the Securities and Exchange Commission registration fee, accounting fees and expenses, legal fees and expenses and printing costs. Additionally, we have agreed to indemnify some of the selling stockholders against losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

DESCRIPTION OF OUR COMMON STOCK

        Our common stock is listed for trading on the AMEX under the symbol "DOC." The holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors and paid by us out of funds legally available therefor and to share ratably in our assets available for distribution after the payment of all prior claims if we liquidate, dissolve or wind up our business, and after payment to the holders of any shares of our preferred stock. Holders of our common stock are entitled to one vote per share on all matters requiring a vote of stockholders. Our common stock does not have cumulative voting rights. The rights of the holders of our common stock will be subject to any preferential rights of any class or series of our outstanding preferred stock. Holders of our common stock have no preemptive or other subscription rights, and there are no conversion, redemption or sinking fund provisions applicable thereto.

EXPERTS

        The consolidated financial statements of Digital Angel Corporation for the years ended December 31, 2003 and 2002 included in this prospectus have been audited by Eisner LLP, independent registered public accounting firm, and have been so included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements for the year ended December 31, 2001 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        An opinion has been rendered by the law firm of Winthrop & Weinstine, P.A., Minneapolis, Minnesota, to the effect that the shares of our common stock offered by the selling stockholders under this prospectus are legally issued, fully paid and non-assessable.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 pursuant to which we file reports and other information with the Securities and Exchange Commission ("SEC"). These reports and other information may be inspected and copied at public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the SEC's public reference can be obtained by calling the SEC at 1-800-SEC-0330. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains an Internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. We also maintain an Internet website that contains all of our periodic and other reports, proxy and information statements and other information. The address of our website is http://www.digitalangelcorp.com.

        All information concerning us contained in this prospectus has been furnished by us. No person is authorized to make any representation with respect to the matters described in this prospectus other than those contained in this prospectus and, if given or made, must not be relied upon as having been authorized by us or any other person.

        We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone gives you such information, you should not rely on it. You should not assume that the information contained in this document is accurate after the date of this prospectus unless the information specifically indicates that another date applies.

INDEMNIFICATION FOR SECURITIES ACT LIABILITY

        Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. Section 145 of the Delaware General Corporation Law empowers us to indemnify, subject to the standards set forth therein, any person who was or is a party or has threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was one of our directors, officers, employees or agents, or is or was serving as such with respect to another entity at our request. The Delaware General Corporation Law also permits us to purchase insurance on behalf of any such director, officer, employee or agent. Our restated certificate of incorporation provides for the elimination of the personal liability of our directors for breaches of fiduciary duty and for the indemnification by us of each of our directors and officers, in each case to the fullest extent permitted by applicable law. We purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power or the obligation to indemnify him or her against such liability under the provisions of our restated certificate of incorporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

 DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	March 31, 2004	December 31, 2003
	(Unaudited)
Assets
Current Assets
Cash	$1,690	$894
Restricted cash	785	765
Accounts receivable (net of allowance for doubtful accounts of $216 in 2004 and $212 in 2003)	6,264	3,853
Inventories	5,989	6,589
Deferred costs	72	—
Applied Digital Solutions, Inc. common stock (Note 7)	3,913	—
Other current assets	1,056	828

Total Current Assets	19,769	12,929
Property and Equipment, net	7,544	7,665
Goodwill and Other Intangible Assets, net	53,865	45,608
Other Assets, net	1,204	1,105

	$82,382	$67,307

Liabilities and Stockholders' Equity
Current Liabilities
Line of credit and current maturities of long-term debt	$7,158	$5,918
Accounts payable	4,583	5,297
Accrued expenses and other current liabilities	4,293	3,232
Deferred revenue	1,367	1,212
Due to Applied Digital Solutions, Inc.	115	347

Total Current Liabilities	17,516	16,006
Long-Term Debt And Notes Payable	2,543	2,818
Deferred Revenue	347	—

Total Liabilities	20,406	18,824

Commitments And Contingencies
Minority Interest	6	—

Stockholders' Equity
Preferred stock: Authorized 1,000 shares, of $1.75 par value, 100 shares issued and outstanding in 2004 and 0 issued and outstanding in 2003	175	—
Common stock: Authorized 95,000 shares, of $.005 par value; 32,626 shares issued and 32,576 shares outstanding in 2004 and 28,891 shares issued and 28,841 outstanding in 2003	163	144
Additional paid-in capital	188,925	171,909
Accumulated deficit	(127,261)	(123,517)
Treasury stock (carried at cost, 50 shares)	(43)	(43)
Accumulated other comprehensive income (loss)	11	(10)

Total Stockholders' Equity	61,970	48,483

	$82,382	$67,307

See the accompanying notes to condensed consolidated financial statements.

 DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2004	2003
Product revenue	$10,676	$10,865
Service revenue	450	533

Total net revenue	11,126	11,398
Cost of products sold	6,195	5,639
Cost of services sold	348	395

	6,543	6,034
Gross profit	4,583	5,364
Selling, general and administrative expenses	4,824	4,280
Research and development expenses	669	911

Operating (loss) income	(910)	173
Interest income	8	—
Interest expense	(293)	(138)
Realized and unrealized losses on Applied Digital Solutions, Inc. common stock	(2,586)	—
Other income	43	42

(Loss) income before taxes and minority interest share of (income) losses	(3,738)	77
Provision for income taxes	—	—

(Loss) income before minority interest share of (income) losses	(3,738)	77
Minority interest share of (income) losses	(6)	33

Net (loss) income	$(3,744)	$110

Net (loss) income per common share—basic	$(0.12)	$—

Net (loss) income per common share—diluted	$(0.12)	$—

Weighted average number of common shares outstanding—basic	30,468	26,663

Weighted average number of common shares outstanding—diluted	30,468	30,638

See the accompanying notes to condensed consolidated financial statements.

 DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
For The Three Months Ended March 31, 2004
(In Thousands)
(Unaudited)

	Preferred Stock		Common Stock					Accumulated Other Comprehensive (Loss) Income
					Additional Paid-In Capital	Accumulated Deficit	Treasury Stock		Total Stockholders' Equity
	Number	Amount	Number	Amount
Balance—December 31, 2003	—	$—	28,891	$144	$171,909	$(123,517)	$(43)	$(10)	$48,483
Net loss			—	—	—	(3,744)	—	—	(3,744)
Comprehensive (loss) income—Foreign currency translation	—	—	—	—	—	—	—	21	21

Total comprehensive (loss) income	—	—	—	—	—	(3,744)	—	21	(3,723)

Merger consideration—OuterLink Corporation	100	175	—	—	8,125	—	—	—	8,300
Issuance of common stock to Applied Digital Solutions, Inc.	—	—	3,000	15	7,905	—	—	—	7,920
Exercise of stock options	—	—	735	4	986	—	—	—	990

Balance—March 31, 2004	100	$175	32,626	$163	$188,925	$(127,261)	$(43)	$11	$61,970

See the accompanying notes to condensed consolidated financial statements.

 DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2004	2003
Cash Flows From Operating Activities
Net (loss) income	$(3,744)	$110
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Equity-based compensation	—	86
Amortization of debt discount and deferred financing charges	96	—
Depreciation and amortization	573	434
Minority interest	6	(33)
Loss on ADS common stock	2,586	—
Loss on disposal of equipment	—	8
Change in assets and liabilities:
Increase in restricted cash	(20)	—
Increase in accounts receivable	(1,928)	(3,607)
Decrease (increase) in inventories	935	(974)
Increase in deferred costs	(72)	—
(Increase) decrease in other current assets	(122)	375
Decrease in due to ADS	(232)	(139)
(Decrease) increase in accounts payable, accrued expenses and deferred revenue	(352)	651

Net Cash Used In Operating Activities	(2,274)	(3,089)

Cash Flows From Investing Activities
Proceeds from sale of ADS common stock	1,421	—
(Increase) decrease in other assets	(126)	9
Payments for property and equipment	(100)	(250)
Cash acquired through acquisition, net of acquisition costs	85	—

Net Cash Provided by (Used In) Investing Activities	1,280	(241)

Cash Flows From Financing Activities
Amounts borrowed on line of credit	8,640	8,677
Amounts paid on line of credit	(7,826)	(5,677)
Net amounts borrowed on notes payable	367	—
Payments on long-term debt	(323)	(20)
Exercise of stock options	990	175

Net Cash Provided By Financing Activities	1,848	3,155

Effect of Exchange Rate Changes on Cash	(58)	(39)

Net Increase (Decrease) In Cash	796	(214)
Cash—Beginning Of Period	894	214

Cash—End Of Period	$1,690	$—

See the accompanying notes to condensed consolidated financial statements.

 DIGITAL ANGEL CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)
(Unaudited)

1.     Basis of Presentation

        On March 27, 2002, Digital Angel Acquisition Co. ("Acquisition"), then a wholly-owned subsidiary of Medical Advisory Systems, Inc. ("MAS"), merged with and into Digital Angel Corporation, which was then a 93% owned subsidiary of Applied Digital Solutions, Inc. ("ADS"). In the merger, the corporate existence of Acquisition ceased, Digital Angel Corporation became a wholly-owned subsidiary of MAS and was renamed Digital Angel Technology Corporation ("DATC"), and MAS was renamed "Digital Angel Corporation." In connection with the merger transaction, ADS contributed to MAS all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, Limited, an 85% owned subsidiary based in the United Kingdom. These two subsidiaries, along with DATC, comprised the Advanced Wireless Group ("AWG"). As a result of this contribution by ADS, Timely Technology Corp. became a wholly-owned subsidiary of the Company and Signature Industries, Limited became an 85% owned subsidiary. Prior to the merger with DATC, ADS owned 850,000 shares of MAS stock, representing approximately 16.3% of the outstanding stock of MAS. (Unless the context otherwise requires, the term "Company" means Digital Angel Corporation and its subsidiaries). In the merger, the shares of DATC owned by ADS were converted into a total of 18,750,000 shares of MAS common stock. As a result of the merger, ADS owned 19,600,000 shares or 77.15% of the Company's common stock. The merger was treated as a reverse acquisition for accounting purposes, with AWG treated as the accounting acquirer.

        The accompanying unaudited condensed consolidated financial statements of Digital Angel Corporation and subsidiaries as of March 31, 2004 and for the three month periods ended March 31, 2004 and 2003 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X under the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of the Company's management, all adjustments (including normal recurring adjustments) considered necessary to present fairly the financial statements have been made.

        The consolidated statements of operations for the three months ended March 31, 2004 and 2003 are not necessarily indicative of the results that may be expected for the entire year. These statements should be read in conjunction with the Digital Angel Corporation's audited consolidated financial statements and related notes thereto for the year ended December 31, 2003 which are included in the Company's Annual Report on Form 10-K.

        The Company develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Prior to January 22, 2004, the Company operated in four segments: Animal Applications, Wireless and Monitoring, GPS and Radio Communications and Medical Systems. With the acquisition of OuterLink Corporation in January 2004, the Company reorganized into three segments: Animal Applications, GPS and Radio Communications and Medical Systems. The GPS and Radio Communications segment, the Wireless and Monitoring segment and the OuterLink Corporation business, which was acquired on January 22, 2004, were combined to form the new GPS and Radio Communications segment, which is now managed as a single business unit.

        Animal Applications—develops, manufactures, and markets a broad line of electronic and visual identification devices for the companion animal, livestock, laboratory animal, fish and wildlife markets worldwide. The tracking of cattle and hogs are crucial both for asset management and for disease control and food safety. The principal technologies employed by Animal Applications are electronic ear tags and implantable microchips that use radio frequency transmission.

        GPS and Radio Communications—consists of the design, manufacture and support of GPS enabled equipment. Applications for the segment's products include location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications and GPS enabled equipment and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. This segment is also developing technology, which it refers to as its "Digital Angel™ technology." The Digital Angel™ technology is the integration and miniaturization into marketable products of three technologies: wireless communications (such as cellular), sensors (including bio-sensors) and position location technology (including global positioning systems (GPS) and other systems).

        Medical Systems—consists of a staff of logistics specialists and physicians that provide medical assistance services and interactive medical information services to people traveling anywhere in the world. It also sells a variety of kits containing pharmaceutical and medical supplies. See Note 14 for the subsequent sale of the assets of the Medical Systems segment.

2.     Principles of Consolidation

        The March 31, 2004 and 2003 condensed consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries (OuterLink Corporation from the date of acquisition on January 22, 2004). All significant intercompany accounts and transactions have been eliminated in consolidation.

3.     Revenue Recognition

        The Company, except for its subsidiary OuterLink Corporation, recognizes product revenue at the time product is shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. Digital Angel Corporation's accounting policy regarding vendor and post contract support obligations is based on the terms of the customers' contracts, billable upon occurrence of the post-sale support. Costs of products sold and services provided are recorded as the related revenue is recognized. Digital Angel Corporation offers a warranty on its products. For non-fixed fee jobs, revenue is recognized based on the actual direct labor hours in the job multiplied by the standard billing rate and adjusted to net realizable value, if necessary. Revenues from contracts that provide services are recognized ratably over the term of the contract. Fixed fee revenues from contracts for services are recorded when earned and exclude reimbursable costs. Reimbursable costs incurred in performing such services are presented on a net basis and include transportation medical and communication costs. Other revenue is recognized at the time service or goods are provided. It is the Company's policy to record contract losses in their entirety in the period in which such losses are foreseeable.

        The Company's subsidiary, OuterLink Corporation, earns revenue from messaging services, which generally provide for service on a month-to month basis and from the rental or sale of related products to customers (communication terminals and software). OuterLink Corporation's messaging service is only available through use of its products, such products have no alternative use. Accordingly, service revenue is recognized as the services are performed. OuterLink Corporation's product revenue, for which title and risk of loss transfers to the customer on shipment, is deferred upon shipment and is recognized ratable over the estimated customer service period, currently 30 months. Product rental revenue is recognized over the rental period.

4.     Stock-Based Compensation

        The Company applies APB Opinion No. 25 and related Interpretations in accounting for all the plans. Accordingly, no compensation cost has been recognized under these plans. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which was released in December 2002 as an amendment to SFAS No. 123. The following table illustrates the effect on net income (loss) and earnings per share if the fair value based method had been applied to all awards (in thousands, except per share data):

	Three Months Ended March 31,
	2004	2003
Reported net (loss) income	$(3,744)	$110
Stock-based employee compensation expense in reported net income (loss), net of related tax effects	—	86
Stock-based employee compensation expense determined under the fair value based method, net of related tax effects	(1,501)	(702)

Pro forma net loss	$(5,245)	$(506)

(Loss) income per share (basic and diluted)
As reported	$(0.12)	$—
Pro forma	$(0.17)	$(0.02)

6.     Inventory (in thousands)

	March 31, 2004	December 31, 2003
Raw materials	$2,314	$1,976
Work in process	139	94
Finished goods	5,546	6,340

	7,999	8,410
Allowance for excess and obsolescence	(2,010)	(1,821)

Net inventory	$5,989	$6,589

7.     Stock Exchange with Applied Digital Solutions, Inc.

        On March 1, 2004, the Company issued 3,000,000 shares of its common stock to ADS pursuant to the Stock Purchase Agreement ("Stock Purchase Agreement") with ADS dated August 14, 2003. The Stock Purchase Agreement provided for ADS to purchase 3,000,000 shares of the Company's common stock at a price of $2.64 per share and a warrant (the "ADS Warrant") to purchase up to 1,000,000 shares of the Company's common stock, which is exercisable for five years beginning February 1, 2004, at a price per share of $3.74 payable in cash or shares of common stock of ADS. The consideration for the sale of the Company's 3,000,000 shares and the warrant was payable in 1,980,000 shares of ADS common stock. The Company expects to sell the stock of ADS to generate additional funds which the Company believes will be necessary to sustain its operations for the next twelve months. As of March 31, 2004, the Company has sold 530,000 shares of ADS common stock. The Company has accounted for the ADS stock as a trading security under SFAS 115, "Accounting for Certain

Investments in Debt and Equity Securities". In the quarter ended March 31, 2004 the Company recorded realized losses of $702,000 on the 530,000 shares of ADS common stock sold and an unrealized loss of $1,884,000 on the remaining 1,450,000 shares held by the Company. Fair value of the ADS common stock is determined by quoted values reported on NASDAQ. Realized and unrealized losses on the ADS common stock are included as Other Expenses in the Company's statement of operations for the three months ended March 31, 2004.

8.     Income (Loss) Per Share

        The following is a reconciliation of the numerator and denominator of basic and diluted income (loss) per share (in thousands, except per share data):

	Three Months Ended March 31,
	2004	2003
Numerator:
Net income (loss)	$(3,744)	$110

Denominator:
Denominator for basic income (loss) per share—Weighted-average shares	30,468	26,663

Basic income (loss) per share	$(0.12)	$—

Denominator for diluted income (loss) per share—Weighted-average shares	30,468	26,663
Potentially dilutive securities, calculated on the treasury method(1)	—	3,975

Denominator for diluted income (loss) per share	30,468	30,638

Diluted income (loss) per share	$(0.12)	$—

(1)
Potentially dilutive securities are excluded from the computation of diluted loss per share for the three months ended March 31, 2004 because to include them would have been anti-dilutive.

9.     Segment Information

        The Company is an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Prior to January 22, 2004, the Company operated in four segments: Animal Applications, Wireless and Monitoring, GPS and Radio Communications and Medical Systems. With the acquisition of OuterLink Corporation in January 2004, the Company reorganized into three segments: Animal Applications, GPS and Radio Communications and Medical Systems. The GPS and Radio Communications segment, the Wireless and Monitoring segment and the OuterLink Corporation business, which are similar businesses, were combined to form the new GPS and Radio Communications segment, and it is now managed as a single business unit. Prior period segment information has been restated to reflect the Company's current segment structure. See Note 14 for the subsequent sale of the assets of the Medical Systems segment.

        It is on this basis that management utilizes the financial information to assist in making internal operating decisions. The Company evaluates performance based on stand-alone segment operating income.

        Following is the selected segment data as of and for the three months ended March 31, 2004 (in thousands):

	Animal Applications	GPS and Radio Communications	Medical Systems	Consolidated
Net revenue from external customers:
Product	$7,009	$3,502	$165	$10,676
Service	63	197	190	450

Total revenue	$7,072	$3,699	$355	$11,126

(Loss) before income taxes and minority interest share of (income) losses	$(2,643)	$(717)	$(378)	$(3,738)

Total assets	$65,320	$16,498	$564	$82,382

        Following is the selected segment data as of and for the three months ended March 31, 2003 (in thousands):

	Animal Applications	GPS and Radio Communications	Medical Systems	Consolidated
Net revenue from external customers:
Product	$7,801	$2,699	$365	$10,865
Service	—	154	379	533

Total revenue	$7,801	$2,853	$744	$11,398

Income (loss) before income taxes and minority interest share of losses	$1,459	$(1,257)	$(125)	$77

Total assets	$60,178	$6,462	$4,885	$71,525

10.   Acquisition

        The following describes the acquisition by the Company (in thousands):

Company Acquired	Date Acquired	Acquisition Price	Value of Series A Preferred Stock	Series A Preferred Shares Issued	Goodwill and Other Intangibles Acquired	Other Net Assets and Liabilities	Business Description
OuterLink Corporation	1/22/04	$8,400	$8,300	100	$8,393	$7	Provider of real-time, satellite-based automated tracking, wireless data transfer and two-way messaging with large fleets of vehicles.

        On January 22, 2004, the Company acquired OuterLink Corporation. OuterLink Corporation became a wholly-owned subsidiary of Digital Angel Corporation. The acquisition was accounted for under the purchase method of accounting. The excess of purchase price over the fair value of the assets and liabilities of OuterLink Corporation has been recorded as goodwill. Identifiable intangible assets have been recorded based upon preliminary estimates as of the date of the acquisition. Any changes to the preliminary estimates during the allocation period will be reflected as an adjustment to goodwill.

        The cost of the acquisition consisted of 100,000 shares of Series A preferred stock valued at $8.3 million and acquisition costs of $0.1 million. The Series A preferred stock is convertible into four million shares of the Company's common stock when the volume weighted average price of the Company's common stock equals or exceeds $4.00 per share for ten consecutive trading days. The valuation of the stock is primarily based on historical trading history and stock prices of the Company's common stock and a marketability discount of 30%. The cost of the acquisition consists of legal and accounting related services that were direct costs of acquiring these assets.

        In considering the benefits the OuterLink Corporation acquisition, the management of Digital Angel Corporation recognized the strategic complement of OuterLink Corporation's technologies and customer base with Digital Angel Corporation's existing animal applications and military GPS business lines. This complement provides for a strong platform for further development of Digital Angel Corporation's capabilities in the area of high-value asset identification, tracking and condition monitoring.

        The results of OuterLink Corporation have been included in the consolidated financial statements since the date of acquisition of January 22, 2004. Unaudited pro forma results of operations for the three months ended March 31, 2004 and 2003 are included below. Such pro forma information assumes that the above acquisition had occurred as of January 1, 2004 and 2003, and revenue is presented in accordance with the Company's accounting policies. This summary is not necessarily indicative of what the result of operations of the Company would have been had it been a combined entity during such periods, nor does it purport to represent results of operations for any future periods.

	For the quarter ended March 31,
(In thousands)
	2004	2003
Net revenue	$11,213	$11,663
Net loss	$(4,447)	$(1,078)
Net loss per common share—basic and diluted	$(0.15)	$(0.04)

11.   Contingencies

Wurts Litigation

        In February 2003, an action was filed in the Middlesex County Superior Court in the Commonwealth of Massachusetts. The Company's subsidiary, OuterLink Corporation, as well as a significant stockholder of OuterLink and a principal of the significant stockholder are named as defendants. Such principal was a director of OuterLink. The complaint alleged breach of an August 25, 1999 employment contract. The plaintiff was President and CEO of OuterLink Corporation from July 1999 through August 2002.

        The Complaint seeks damages based principally on a contractual severance provision that allegedly provided for four months of compensation for every year or fraction thereof served prior to termination. At the time of termination, the complaint alleges that the plaintiff's salary was $250,000 per year. The defendants answered denying all liability and counterclaimed. Discovery will be completed in this matter shortly and the Defendants intend to vigorously defend this matter and pursue their counterclaims. The ultimate outcome of this proceeding cannot be predicted at this time and the Company is currently unable to determine the potential effect of this litigation on its consolidated financial position, results of operation or cash flows.

E-Research Litigation

        In June, 2002, eResearch Technology, Inc. f/k/a Premier Research Worldwide, Ltd. ("ERT") commenced a proceeding against U.S. Bank National Association, subsequently intervened in by the

Company in the New Jersey state court and subsequently removed to the United States District Court for the District of New Jersey. This suit was commenced to pursue alleged damages of approximately $350,000 due to the Company's and US Bank's alleged failure to register transfers of restricted Digital Angel shares sold by ERT in May 2002. The Company has agreed to indemnify US Bank for all damages and reasonable costs relating to this litigation. The Company has asserted a counterclaim against ERT based on ERT's breach of a license agreement and services agreements between the parties that resulted in the original issuance of 550,000 restricted Digital Angel common shares to ERT. The damages to the Company exceed $4 million and this amount does not include the share of profits which the Company seeks to recover had its relationship with the ERT venture not been breached by ERT. Furthermore, the alleged damages sought by the Plaintiff in this matter do not take into account plaintiff's duty to mitigate damages which if discharged would have resulted in a profit to ERT. The ultimate outcome of this proceeding cannot be predicted at this time and the Company is currently unable to determine the potential effect of this litigation on its consolidated financial position, results of operation or cash flows.

Electronic Identification Devices Litigation

        In February 2004, Electronic Identification Devices, Ltd. ("EID") commenced a Declaratory Judgment Action against the Company in the United States District Court for the Western District of Texas. This action seeks a declaration of patent non-infringement relating to the Company's patented syringe implantable identification transponder. The lawsuit alleges that EID has developed a new transponder that it believes does not infringe on the Company's patent. The lawsuit acknowledges that the Company obtained a Judgment of infringement and two contempt orders against EID based on selling certain systems that infringed the Company's patent in 1997, 1998 and 1999. On March 10, 2004 the Company filed a motion seeking the dismissal of the Declaratory Judgment Complaint or, in the alternative, that the action be transferred to Minnesota. The Court has not yet ruled on the Company's motion. Given the very early stage of this matter, the ultimate outcome of this proceeding cannot be predicted at this time. The Company is currently unable to determine the potential effect of this litigation on its consolidated financial position, results of operation or cash flows.

12.   Supplemental Cash Flow Information (in thousands)

	Three Months Ended March 31,
	2004	2003
Interest paid	$132	$128
Taxes paid	9	—
Non-cash activity:
Issuance of preferred stock for business acquisition	$8,300	$—
Issuance of common stock for ADS common stock	7,920	—

13.   Related Party Activity

        In 2003, ADS charged the Company for research expenses and directors and officers insurance. Amounts due to ADS were offset by receivables due from ADS resulting from the Distribution and Licensing Agreement with Verichip Corporation, a wholly-owned subsidiary of ADS. At March 31, 2004, these transactions resulted in a net amount due to ADS of $0.1 million.

        The Company has executed an exclusive eleven year Distribution and Licensing Agreement dated March 4, 2002 with Verichip Corporation (Verichip), a wholly-owned subsidiary of ADS, covering the manufacturing, purchasing and distribution of Verichip's implantable microchip and the maintenance of the Verichip Registry by the Company. The agreement includes a license for the use of the Company's technology in Verichip's identified markets. The Company will be the sole manufacturer and supplier to Verichip. Revenue recognized under the Distribution and Licensing Agreement was $49,000 and $108,000 for the three months ended March 31, 2004 and 2003, respectively.

        See Note 7 for a description of the stock exchange transaction with Applied Digital Solutions, Inc.

14.   Subsequent Event

        On April 19, 2004, the Company sold certain assets of its Medical Systems segment's medical services business pursuant to an Asset Purchase Agreement dated April 8, 2004 by and between Digital Angel Corporation and MedAire, Inc. Assets sold include all of the tangible and intangible intellectual property developed for the operation of the Medical Systems segment's medical services business, pharmaceutical supplies and other inventory items, customer and supplier contracts, computer software licenses, internet website and domain name and mailing lists.

        Under the terms of the agreement, the purchase price, in addition to MedAire, Inc.'s assumption of certain liabilities was $420,000 plus any prepaid deposits and the cost of the pharmaceutical inventory and supplies reduced by any pre-billing to or pro-rata prepayment by the Company's customers.

        In connection with exiting this activity, the Company recognized obligations and expects to record a loss of approximately $300,000. Further, the Company also expects to sell the segment's land and buildings in a separate transaction and expects the sale proceeds to be above its carrying cost.

Supplemental Pro Forma Condensed Financial Data (Unaudited)

        The following pro forma information for the three months ended March 31, 2004 and 2003 and the year ended December 31, 2003 present condensed operating data assuming the Medical Systems segment's business was sold at the beginning of each period presented. The pro forma data is for informational purposes only and may not necessarily reflect the Company's results of operations had the Medical Systems segment's operations been sold at the beginning of each period presented.

Pro Forma Condensed Consolidated Data

	Three Months Ended March 31, 2004
	Historical(1)	Pro forma Adjustments		Pro forma as Adjusted
Revenue	$11,126	$(355	)A.	$10,771
(Loss) income before taxes and minority interest share of (income) losses	(3,738)	378	A.	(3,360)
	Three Months Ended March 31, 2003
	Historical(1)	Pro forma Adjustments		Pro forma as Adjusted
Revenue	$11,398	$(744	)A.	$10,654
(Loss) income before taxes and minority interest share of (income) losses	77	125	A.	202
	Year Ended December 31, 2003
	Historical(1)	Pro forma Adjustments		Pro forma as Adjusted
Revenue	$36,712	$(2,280	)A.	$34,432
(Loss) income before taxes and minority interest share of (income) losses	(9,756)	3,482	A.	(6,274)

(1)
The historical data does not include the severance payments and other administrative expenses which will be accrued in the period incurred.
A.
Adjustment to reflect the sale of the Medical Systems segment's medical services business.

        The following pro forma information as of March 31, 2004 presents condensed balance sheet data of the Company assuming the Medical Systems segment's business was sold on March 31, 2004. The pro forma data is for informational purposes only and may not necessarily reflect what the Company's financial position would have been had the Medical Systems segment's operations been sold on March 31, 2004.

Pro Forma Condensed Consolidated Balance Sheet

	Historical	Pro forma Adjustments		Pro forma as Adjusted
Current assets	$19,769	$372	B.	$20,141
Total assets	82,382	(87	)B.	82,295
Current liabilities	17,516	(48	)B.	17,468
Total liabilities	20,406	(48	)B.	20,358
Stockholders' equity	61,970	(39	)B.	61,931

B.
Adjustment to reflect the sale of the Medical Systems segment's medical services business.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
Digital Angel Corporation

        We have audited the accompanying consolidated balance sheets of Digital Angel Corporation and subsidiaries (the "Company") as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Digital Angel Corporation and subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the consolidated financial statements, the Company adopted the standard of addressing financial accounting and reporting for goodwill subsequent to an acquisition.

        In connection with our audit of the financial statements referred to above, we audited Schedule II—Valuation and Qualifying Accounts for 2003 and 2002. In our opinion, this schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.

Eisner LLP

Florham Park, New Jersey
February 20, 2004
with respect to the eighth paragraph of Note 1 and the second item of Note 21, March 1, 2004;
and Note 17, April 28, 2004

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Applied Digital Solutions, Inc. and Subsidiaries:

        In our opinion, the accompanying combined statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2001 present fairly, in all material respects, the results of operations and cash flows of the Advanced Wireless Group (the "Company"), comprised of the business of Applied Digital Solutions, Inc. and Subsidiaries as described in the Basis of Presentation section of Note 1 to the financial statements for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule for the year ended December 31, 2001 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying combined financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant losses from operations and has not generated positive cash flows from operations in the period ended December 31, 2001. These factors raise substantial doubt about the Company's ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP
St. Louis, Missouri
May 9, 2002, except for the impact of the adoption of SFAS No. 142 for 2001 as included in Note 1 which is as of October 28, 2002 and the segment information for 2001 as included in Note 17,
which is as of April 28, 2004

 DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	December 31, 2003	December 31, 2002
Assets (Note 8)
Current Assets
Cash	$894	$214
Restricted cash	765	—
Accounts receivable, net of allowance for doubtful accounts of $212 and $296 in 2003 and 2002, respectively	3,853	4,126
Inventories	6,589	4,945
Other current assets	828	1,478

Total Current Assets	12,929	10,763
Property and Equipment, net	7,665	7,769
Goodwill and Other Intangible Assets, net	45,608	48,893
Other Assets, net	1,105	373

	$67,307	$67,798

Liabilities and Stockholders' Equity
Current Liabilities
Line of credit and current maturities of long-term debt	$5,918	$816
Accounts payable	5,297	4,142
Accrued expenses and other current liabilities	3,232	3,637
Deferred revenue	1,212	67
Due to Applied Digital Solutions, Inc.	347	462

Total Current Liabilities	16,006	9,124
Long-Term Debt and Notes Payable	2,818	3,314
Deferred Revenue	—	50

Total Liabilities	18,824	12,488

Commitments and Contingencies (Notes 8, 11 and 15)
Minority Interest	—	298

Stockholders' Equity (See Note 1)
Preferred stock: Authorized 1,000 in 2003, of $1.75 par value, none issued or outstanding	—	—
Common stock: Authorized 95,000 shares in 2003, of $.005 par value; 28,941 shares issued and 28,891 shares outstanding in 2003 and 26,568 shares issued and 26,518 shares outstanding in 2002	144	133
Additional paid-in capital	171,909	169,166
Accumulated deficit	(123,517)	(114,059)
Treasury stock (carried at cost, 50 shares)	(43)	(43)
Accumulated other comprehensive loss	(10)	(185)

Total Stockholders' Equity	48,483	55,012

	$67,307	$67,798

See the accompanying notes to financial statements.

 DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Digital Angel Corporation and Subsidiaries (Consolidated)	Digital Angel Corporation and Subsidiaries (Consolidated)	Advanced Wireless Group (Combined)
	For the Years Ended December 31,
	2003	2002	2001
Product revenue	$33,748	$30,946	$33,220
Service revenue	2,964	3,297	2,691

Total net revenue	36,712	34,243	35,911
Cost of products sold	20,095	18,293	20,252
Cost of services sold	1,172	2,216	2,047

Gross profit	15,445	13,734	13,612
Selling, general and administrative expenses	16,764	37,345	22,027
Management fees—Applied Digital Solutions, Inc.	—	193	771
Research and development expenses	4,898	3,034	5,244
Asset impairment charge	2,986	63,818	726

Loss from operations	(9,203)	(90,656)	(15,156)
Interest income	(15)	(2)	(17)
Interest expense—Applied Digital Solutions, Inc.	—	1,806	1,591
Interest expense—others	921	303	528
Other income	(353)	(599)	—

Loss before provision for taxes, minority interest share of losses and equity in net loss of affiliate	(9,756)	(92,164)	(17,258)
Provision for income taxes	—	—	41

Loss before minority interest share of losses and equity in net loss of affiliate	(9,756)	(92,164)	(17,299)
Minority interest share of losses	298	96	217
Equity in net loss of MAS prior to merger	—	(291)	(327)

Net loss	$(9,458)	$(92,359)	$(17,409)

Net loss per common share—basic and diluted	$(0.35)	$(3.76)	$(0.93)

Weighted average number of common shares outstanding—basic and diluted	26,959	24,578	18,750

See the accompanying notes to financial statements.

 DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands)

	Common Stock					Accumulated Other Comprehensive Loss
			Additional Paid-In Capital	Accumulated Deficit	Treasury Stock		Total Stockholders' Equity
	Number	Amount
Balance—December 31, 2000	18,750	$94	$92,327	$(4,291)	$—	$(321)	$87,809
Net loss	—	—	—	(17,409)	—	—	(17,409)
Comprehensive loss—foreign currency translation	—	—	—	—	—	(186)	(186)

Total comprehensive loss				(17,409)		(186)	(17,595)

Issuance of common stock warrants	—	—	300	—	—	—	300
Net distribution to ADS	—	—	(54,398)	—	—	—	(54,398)

Balance—December 31, 2001	18,750	94	38,229	(21,700)	—	(507)	16,116
Net loss	—	—	—	(92,359)	—	—	(92,359)
Comprehensive income—foreign currency translation	—	—	—	—	—	322	322

Total comprehensive loss	—	—	—	(92,359)	—	322	(92,037)

Transfer of MAS common shares to ADS	—	—	(6,488)	—	—	—	(6,488)
Contribution by ADS	—	—	6,397	—	—	—	6,397
Exercise of stock options	2,452	13	618	—	—	—	631
Shares to be issued in settlement of liability	38	—	225	—	—	—	225
Merger consideration-MAS	5,268	26	28,435	—	(43)	—	28,418
Shares issued for services related to merger	60	—	337	—	—	—	337
Assumption of debt by ADS	—	—	81,383	—	—	—	81,383
Stock options remeasured in connection with merger	—	—	18,681	—	—	—	18,681
Stock option extension and repricing	—	—	120	—		—	120
Warrants remeasured in connection with merger	—	—	1,066	—	—	—	1,066
Warrants issued for services	—	—	163	—	—	—	163

Balance—December 31, 2002	26,568	133	169,166	(114,059)	(43)	(185)	55,012
Net loss				(9,458)			(9,458)
Comprehensive income-foreign currency translation	—	—	—	—	—	175	175

Total comprehensive loss	—	—	—	(9,458)	—	175	(9,283)

Exercise of stock options	2,323	11	2,393				2,404
Stock option repricing	—	—	25	—	—	—	25
Fair value of warrants granted in connection with financing arrangements	—	—	276	—	—	—	276
Fair value of options granted for services	—	—	49	—	—	—	49

Balance—December 31, 2003	28,891	$144	$171,909	$(123,517)	$(43)	$(10)	$48,483

See the accompanying notes to financial statements.

 DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS
(In thousands)

	Digital Angel Corporation and Subsidiaries (Consolidated)	Digital Angel Corporation and Subsidiaries (Consolidated)	Advanced Wireless Group (Combined)
	For the Years Ended December 31,
	2003	2002	2001
Cash Flows From Operating Activities
Net loss	$(9,458)	$(92,359)	$(17,409)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity-based compensation and administrative expense	74	18,964	119
Interest allocated by Applied Digital Solutions, Inc. and contributed to capital	—	1,806	—
Asset impairment charge	2,986	63,818	726
Depreciation and amortization	1,725	3,638	12,331
Amortization of debt discount and financing costs	224	—	—
Minority interest	(298)	(96)	(217)
Equity in net loss of affiliate	—	291	327
Gain on sale of investment	(153)	(590)	—
Loss on disposal of assets	25	44	7
Change in assets and liabilities:
Increase in restricted cash	(765)	—	—
(Increase) decrease in accounts receivable	216	1,547	(137)
(Increase) decrease in inventories	(1,644)	942	(449)
Decrease (increase) in other current assets	584	(886)	169
Increase (decrease) in due to Applied Digital Solutions, Inc.	(115)	462	—
Increase (decrease) in accounts payable, accrued expenses and deferred revenue	1,908	(311)	1,337

Net Cash Used In Operating Activities	(4,691)	(2,730)	(3,196)

Cash Flows From Investing Activities
Decrease (increase) in patents and other assets	(407)	108	3
Payments for property and equipment	(1,165)	(1,439)	(1,310)
Proceeds from sale of investment	220	1,025	—
Acquisition costs, net of cash acquired through acquisition	—	(261)	—

Net Cash (Used In) Provided By Investing Activities	(1,352)	(567)	(1,307)

Cash Flows From Financing Activities
Amounts borrowed under line of credit	33,805	4,620	—
Amounts paid on notes payable and line of credit	(31,534)	(4,209)	—
Amounts borrowed on debt	2,889	910	11
Amounts paid on long-term debt	(447)	(43)	—
Proceeds from exercise of stock options	2,404	631	—
Payments for financing costs	(522)	—	—
Capital contribution by Applied Digital Solutions, Inc.	—	684	4,882

Net Cash Provided By Financing Activities	6,595	2,593	4,893

Effect of exchange rate changes on cash	128	322	—

Net Increase (Decrease) In Cash	680	(382)	390
Cash—Beginning Of Year	214	596	206

Cash—End Of Year	$894	$214	$596

See the accompanying notes to financial statements.

 DIGITAL ANGEL CORPORATION
NOTES TO FINANCIAL STATEMENTS

1.     The Company and Basis of Presentation

        On March 27, 2002, Digital Angel Acquisition Co. ("Acquisition"), then a wholly-owned subsidiary of Medical Advisory Systems, Inc. ("MAS"), merged with and into Digital Angel Corporation, which was then a 93% owned subsidiary of Applied Digital Solutions, Inc. ("ADS"). In the merger, the corporate existence of Acquisition ceased, Digital Angel Corporation became a wholly-owned subsidiary of MAS and was renamed Digital Angel Technology Corporation ("DATC"), and MAS was renamed "Digital Angel Corporation." In connection with the merger transaction, ADS contributed to MAS all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, Limited, an 85% owned subsidiary based in the United Kingdom. These two subsidiaries, along with DATC, comprised the Advanced Wireless Group ("AWG"). As a result of this contribution by ADS, Timely Technology Corp. became a wholly-owned subsidiary of the Company and Signature Industries, Limited became an 85% owned subsidiary. Prior to the merger with DATC, ADS owned 850,000 shares of MAS stock, representing approximately 16.3% of the outstanding stock of MAS. (Unless the context otherwise requires, the term "Company" means Digital Angel Corporation and its subsidiaries). In the merger, the shares of DATC owned by ADS were converted into a total of 18,750,000 shares of MAS common stock. As a result of the merger, ADS owned 19,600,000 shares or 77.15% of the Company's common stock.

        At the time of the merger, ADS transferred to the Digital Angel Share Trust ("Digital Angel Share Trust" or "Trust"), a newly created Delaware business trust, all shares of the Company's common stock beneficially owned by ADS. Following the merger, the Trust was the owner of and, through its Advisory Board, voted all these 19,600,000 shares of the Company and had the ability to elect the Board of Directors of the Company. The Trust arose as a condition of the merger. In the event of a default of certain obligations of ADS under ADS's credit agreement with IBM Credit LLC (IBM Credit), the shares owned by the Trust could be sold or otherwise disposed of to satisfy such obligations. On March 7, 2003 IBM Credit notified ADS that an event of default had occurred and IBM Credit would immediately exercise any and/or all of its right and remedies it had under the IBM credit agreement and applicable law.

        Effective April 1, 2003 ADS entered into a Forbearance Agreement with IBM Credit. Under the terms of the Forbearance Agreement, ADS acquired the right to purchase all of its outstanding debt obligations to IBM Credit, totaling approximately $99.0 million (including accrued interest), if ADS paid IBM Credit $30.0 million in cash by June 30, 2003. As of June 30, 2003, ADS paid IBM Credit the $30.0 million and satisfied in full its debt obligations to IBM Credit.

        The merger was treated as a reverse acquisition for accounting purposes, with AWG as the accounting acquirer. The historical combined financial statements of AWG became those of the Company, and the acquisition of MAS was accounted for under the purchase method of accounting. Accordingly, the equity accounts of AWG have been restated based on the common shares received by the former shareholders of AWG in the merger.

        On March 27, 2002, ADS amended and restated its credit agreement with IBM Credit which, among other amendments, provided for a release of AWG from the responsibility to repay an existing obligation. Accordingly, ADS assumed this obligation, which resulted in an increase to additional paid-in capital of $81.4 million net of deferred financing fees of approximately $1.1 million on March 27, 2002.

        Pursuant to the terms of the merger agreement, options to acquire shares of DATC common stock were converted into options to acquire shares of MAS common stock effective March 27, 2002. The conversion resulted in a new measurement date for the options and as a result, the Company recorded a charge of approximately $18.7 million as non-cash compensation expense during the three months ended March 31, 2002. For current employees of the Company, these options are considered fixed awards under APB Opinion No. 25, and expense was recorded for the intrinsic value of the options converted. For all others, expense was recorded at the fair value of the options converted using the Black-Scholes option pricing model.

        Certain items in the consolidated financial statements for 2002 and the combined financial statements for the 2001 have been reclassified for comparative purposes.

        As reflected in the accompanying financial statements, the Company has incurred losses for the past several years and has experienced net cash outflows from operations. Further, at December 31, 2003. the Company had a working capital deficit of $3.1 million. Management plans to reduce its operating expenses and introduce new products in the Animal Applications business. There can be no assurance that the Company will attain profitability, or if profitability is achieved, that it will be sustained. Pursuant to a Stock Purchase Agreement with ADS, in March 2004, the Company received 19,800,000 shares of ADS' common stock. The Company expects to generate sufficient additional funds from the sale of these shares and take any other actions which the Company believes will be necessary to sustain its operations for the next twelve months.

        The Company develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Prior to January 22, 2004, the Company operated in four segments: Animal Applications, Wireless and Monitoring, GPS and Radio Communications and Medical Systems. With the acquisition of OuterLink Corporation in January 2004, the Company reorganized into three segments: Animal Applications, GPS and Radio Communications and Medical Systems. The GPS and Radio Communications segment, the Wireless and Monitoring segment and the OuterLink Corporation business, which was acquired on January 22, 2004, were combined to form the new GPS and Radio Communications segment, which is now managed as a single business unit.

        Animal Applications—develops, manufactures, and markets a broad line of electronic and visual identification devices for the companion animal, livestock, laboratory animal, fish and wildlife markets worldwide. The tracking of cattle and hogs are crucial both for asset management and for disease control and food safety. The principal technologies employed by Animal Applications are electronic ear tags and implantable microchips that use radio frequency transmission.

        GPS and Radio Communications—designs, manufactures and supports GPS enabled equipment. The GPS and Radio Communications segment consists of our subsidiary, Signature Industries, Ltd., located in the United Kingdom, and our subsidiary, OuterLink Corporation, which was acquired by us on January 22, 2004. Applications for the segment's products include location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications and GPS enabled equipment and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. This segment is also developing technology, which it refers to as its "Digital Angel™ technology". The Digital Angel™ technology is the integration and miniaturization into marketable products of three technologies: wireless communications (such as cellular), sensors (including bio-sensors) and position location technology (including global positioning systems (GPS) and other systems).

        Medical Systems—we sold certain assets comprising our Medical Systems segment on April 19, 2004. This segment was comprised of a staff of logistics specialists and physicians that provided medical assistance services and interactive medical information services to people traveling anywhere in the world. It also sold a variety of kits containing pharmaceutical and medical supplies.

Summary of Significant Accounting Policies

        Described below are significant accounting policies, which conform to accounting principles generally accepted in the United States and, except for recently issued accounting standards adopted, are applied on a consistent basis among all years presented.

Principles of Consolidation and Combination

        The consolidated financial statements as of and for the years ended December 31, 2003 and 2002 include the accounts of the Company and its wholly-owned and majority-owned subsidiaries from the date of acquisition. The combined financial statements for the year ended December 31, 2001 include the accounts of AWG entities under common control. All significant intercompany accounts and transactions have been eliminated in consolidation and combination. AWG used the equity method of accounting for its investments which are less than majority owned, but over which it had significant influence.

Use of Estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts and disclosures included in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions that the Company may undertake in the future, they may ultimately differ from actual results. The Company uses estimates, among others, to determine whether any impairment is to be recognized.

Foreign Currencies

        The Company's foreign subsidiary's functional currency is its local currency. Results of operations and cash flows are translated at average exchange rates prevailing throughout the period, and assets and liabilities are translated at end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive loss which is a component of stockholders' equity. Translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Inventories

        Inventories consist of raw materials, work in process and finished goods. Inventory is valued at the lower of cost or market, determined by the first-in, first-out method. The Company closely monitors and analyzes inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and inventory turns by product. Inventory items designated as obsolete or slow-moving are reduced to net realizable value.

Property and Equipment, net

        Property and equipment are stated at cost, less accumulated depreciation computed using the straight-line method. Building and leasehold improvements are depreciated over periods ranging from 10 to 30 years and software and equipment is depreciated over periods ranging from two to 10 years. Additions, improvements or major renewals are capitalized while repairs and maintenance, which do not extend the useful life of the asset, are charged to expense as incurred. Gains and losses on sales and retirements are reflected in results of operations.

Goodwill and Other Intangible Assets, net

        Goodwill and other intangible assets are carried at cost net of accumulated amortization. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually by applying a fair value based test. There was no impairment of goodwill upon the adoption of SFAS 142 on January 1, 2002. However based upon an annual review for impairment, the Company recorded impairment charges of $2.4 million and $57.4 million in the fourth quarters of 2003 and 2002, respectively. The impairment charge in 2003 related to the goodwill associated with the Medical Systems reporting unit. The impairment charge in 2002 related to the goodwill at the GPS and Radio Communications and Medical Systems reporting units. Further, the Company recorded an additional impairment charge in 2003 of $0.6 million at the Medical Systems segment to write down certain intangible assets to their estimated fair value.

        In accordance with SFAS 142, upon adoption, the Company was required to allocate goodwill to the various reporting units. The Company's reporting units consisted of the following (the reporting units listed below are those businesses, which have goodwill and for which discrete financial information is available and upon which segment management makes operating decisions):

    •
    Animal Applications
    •
    GPS and Radio Communications
    •
    Medical Systems

        We will assess the fair value of our goodwill annually or earlier if events occur or circumstances change that would more likely than not reduce the fair value of our goodwill below its carrying value. These events or circumstances would include a significant change in business climate, including a significant, sustained decline in an entity's market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If we determine that significant impairment has occurred, we would be required to write off the impaired portion of goodwill. Impairment charges could have a material adverse effect on our financial condition and results of operations.

        The following table presents the impact of SFAS No. 142 on net loss and net loss per share had the standard been in effect for the year ended December 31, 2001:

(In thousands, except per share data)	For the Year Ended December 31, 2001
Net loss:
Net loss as reported	$(17,409)
Goodwill amortization	8,629
Equity method investment amortization	1,161

Adjusted net loss	$(7,619)

Basic and diluted loss per share:
Net loss per share, basic and diluted, as reported	$(0.93)
Goodwill amortization	0.46
Equity method investment amortization	0.06

Adjusted net loss per share, basic and diluted	$(0.41)

Long-Lived Assets

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company continually evaluates whether events or circumstances have occurred that indicate the remaining estimated useful lives of its intangible assets, excluding goodwill, and other long-lived assets may warrant revision or that the remaining balance of such assets may not be recoverable. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the asset in measuring whether the asset is recoverable. During the fourth quarter of 2002, the Company determined that an exclusive perpetual license to a digital encryption and distribution software system that was purchased by ADS in April 2001 and contributed to AWG in 2001 was impaired. Accordingly, the Company wrote off the net book value of the asset, resulting in an impairment charge of $6.4 million which is included in asset impairment in the 2002 statement of operations. During the fourth quarter of 2002, the Company determined there were no applications for the software system with the Company's current and planned products and services. Accordingly, the Company fully wrote down the asset. There were no write downs of any long-lived assets in 2003.

Revenue Recognition

        For product sales, the Company recognizes revenue at the time product is shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. Digital Angel Corporation's accounting policy regarding vendor and post contract support obligations is based on the terms of the customers' contracts, billable upon occurrence of the post-sale support. Costs of products sold and services provided are recorded as the related revenue is recognized. Digital Angel Corporation offers a warranty on its products. For non-fixed fee jobs, revenue is recognized based on the actual direct labor hours in the job multiplied by the standard billing rate and adjusted to net realizable value, if necessary. Revenues from contracts that provide services are recognized ratably over the term of the contract. Fixed fee revenues from contracts for services are recorded when earned and exclude reimbursable costs. Reimbursable costs incurred in performing such services are presented on a net basis and include transportation medical and communication costs. Other revenue is recognized at the time service or goods are provided. It is the Company's policy to record contract losses in their entirety in the period in which such losses are foreseeable.

        It is Digital Angel Corporation's policy to approve all customer returns before issuing credit to the customer. Digital Angel Corporation incurred returns of $0.1 million, $0.1 million, and $0.2 million for 2003, 2002 and 2001, respectively.

Research and Development

        Research and development expense consists of personnel costs, supplies, other direct costs and indirect costs, primarily rent and other overhead, of developing new products and technologies and are charged to expense as incurred.

Income Taxes

        The Company accounts for income taxes under the asset and liability approach. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. A valuation allowance is provided against net deferred tax assets when it is more likely than not that a tax benefit will not be realized. Income taxes include U.S. and foreign taxes.

        The U.S. companies in AWG were included in ADS's consolidated federal income tax return through March 27, 2002. U.S. income tax payments, refunds, credits, provision and deferred tax components were allocated to AWG in accordance with ADS's tax allocation policy. Such policy allocated tax components included in the consolidated income tax return of ADS to AWG to the extent such components were generated by or related to AWG.

Stock-Based Compensation

        The Company applies APB Opinion No. 25 and related Interpretations in accounting for all the plans. Accordingly, no compensation cost has been recognized under these plans. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which was released in December 2002 as an amendment to SFAS No. 123. The following table illustrates the effect on net loss and loss per share if the fair value based method had been applied to all awards (in thousands, except per share data):

	December 31, 2003	December 31, 2002	December 31, 2001
Reported net loss	$(9,458)	$(92,359)	$(17,409)
Stock-based employee compensation expense included in reported net loss, net of related tax effects	25	13,214	—
Stock-based employee compensation determined under the fair value based method, net of related tax effects	(5,741)	(15,023)	(265)

Pro forma net loss	$(15,174)	$(94,168)	$(17,674)

Loss per share (basic and diluted)
As reported	$(0.35)	$(3.76)	$(0.93)
Pro forma	$(0.56)	$(3.83)	$(0.94)

        The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used for grants under the option plan in 2003, 2002 and 2001: dividend yield of 0% for the three years; expected volatility of 164.22% for 2003, 97.12% for 2002 and 0% for 2001; risk-free interest rate of 3.09%, 3.86% and 4.49% for 2003, 2002 and 2001, respectively; and expected lives of five years for 2003 and 2002 and 10 years for 2001. The weighted-average fair value of options granted was $2.24 for the year ended December 31, 2003, $2.53 for the year ended December 31, 2002 and $.03 for the year ended December 31, 2001.

Loss Per Share

        The Company's basic and diluted net loss per share is computed by dividing net loss by the weighted average number of outstanding common shares. Potential common shares are excluded from the computation of diluted loss per share. Potential common shares are as follows:

	As of December 31,
(In thousands)
	2003	2002	2001
Stock options	8,707	7,816	5,148
Warrants	3,029	1,289	1,164
Convertible debt	1,867	—	—

	13,603	9,105	6,312

Treasury Stock

        Repurchased common stock is stated at cost and is presented as a separate reduction of stockholders' equity.

Comprehensive Loss

        The Company's comprehensive loss consists of net loss and foreign currency translation adjustments and is reported in the statement of changes in stockholders' equity.

Recently Issued Accounting Standards

        In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. The Company adopted SFAS No. 146 on January 1, 2003. The adoption of SFAS No. 146 did not have a material impact on the results of operations or financial position.

        Effective January 1, 2003, the Company adopted the recognition and measurement provisions of FASB Interpretation No. 45 ("Interpretation 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in interim and annual financial statements about the obligations under certain guarantees. Interpretation 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company does not currently provide significant guarantees on a routine basis. As a result, this interpretation has not had a material impact on the Company's financial statements.

        In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003) ("Interpretation 46"), "Consolidation of Variable Interest Entities." Application of this interpretation is required in the Company's financial statements for interests in variable interest entities that are considered to be special-purpose entities for the year ended December 31, 2003. The Company determined that it does not have any arrangements or relationships with special-purpose entities.

        Interpretation 46 addresses the consolidation of business enterprises to which the usual condition (ownership of a majority voting interest) of consolidation does not apply. This interpretation focuses on controlling financial interests that may be achieved through arrangements that do not involve voting interests. It concludes that in the absence of clear control through voting interests, a company's exposure (variable interest) to the economic risks and potential rewards from the variable interest entity's assets and activities are the best evidence of control. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary is required to include assets, liabilities and the results of operations of the variable interest entity in its financial statements. The adoption of FIN 46 did not have an impact on the financial position or operations of the Company.

        In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS No. 150). SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity.

SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company adopted the provisions of SFAS No.150 effective July 1, 2003. The adoption of SFAS No. 150 did not have an impact on the Company's financial position or results of operations.

2.     Merger with MAS

Company Acquired	Date Acquired	Acquisition Price	Value of Shares, Warrants & Options Issued or Issuable	Common Shares Issued (Net)	Goodwill and Other Intangibles Assets Acquired	Other Net Assets and Liabilities	Business Description
Medical Advisory Systems, Inc.	03/27/02	$31,956	$28,418	5,218	$30,005	$1,951	Provider of medical assistance and technical products and services

        On February 27, 2001, ADS acquired 16.6% of the capital stock of MAS (AMEX:DOC), a provider of medical assistance and technical products and services, in a transaction valued at $8.3 million in consideration for 3.3 million shares of ADS's common stock. ADS controlled two of the seven seats on MAS's board of directors and became the largest single shareholder. This investment was accounted for under the equity method from February 27, 2001 through March 27, 2002. The excess of the purchase price over the estimated fair value of the portion of the net assets acquired was approximately $6.8 million (goodwill) and through December 31, 2001 was being amortized on a straight-line basis over five years.

        On March 27, 2002, DATC (formerly a part of ADS's AWG) merged with a wholly-owned subsidiary of MAS. For accounting purposes, AWG was treated as the acquirer, and the acquisition of MAS was recorded at fair value under the purchase method of accounting. The following table summarizes the estimated fair values of the tangible assets acquired and liabilities assumed at the date of acquisition.

As of March 27, 2002
(in thousands)
Current assets	$837
Property, plant and equipment	1,578
Other assets	256

Total assets acquired	2,671

Current liabilities	699
Long-term debt and other liabilities	21

Total liabilities assumed	720

Net assets acquired	$1,951

        The excess of the purchase price over the fair value of the assets and liabilities of MAS was recorded as goodwill of $28.3 million and other intangible assets of $1.7 million.

        The cost of the March 27, 2002 acquisition consisted of 5.268 million shares of common stock valued at $25.0 million, including 50,000 shares of treasury stock, options to purchase 1.2 million shares and warrants to purchase 75,000 shares together valued at $3.4 million, and acquisition costs of $3.6 million. The valuation of the stock is based on the value of the shares of MAS held by stockholders other than ADS prior to the acquisition. Included in the acquisition costs are certain accrued severance liabilities of $2.5 million related to employment agreements of two officers of MAS. Costs incurred and charged to the accrual totaled $481,000 and $629,000 during 2003 and 2002, respectively. The value of the options and warrants is based on the fair value of the options and warrants of MAS at the date of acquisition. The fair value was determined using the Black-Scholes option pricing model.

        The merger was accounted for under the purchase method of accounting and, accordingly, the consolidated financial statements for the year ended December 31, 2002 reflect the results of operations of MAS from the date of acquisition. The cost of the acquisition includes all payments according to the acquisition agreement plus costs for investment banking services and legal and accounting services that were direct costs of acquiring these assets. Unaudited pro forma results of operations for the years ended December 31, 2002 and 2001 are included below. Such pro forma information assumes that the above acquisition had occurred as of January 1, 2002 and 2001, respectively, and revenue is presented in accordance with the Company's accounting policies. This summary is not necessarily indicative of what the results of operations of the Company would have been had it been a combined entity during such periods, nor does it purport to represent results of operations for any future periods.

	For the Year Ended December 31, (In thousands, except per share data)
	2002	2001
	(unaudited)
Net operating revenue	$34,793	$39,159
Net loss	$(93,813)	$(21,677)
Net loss per common share—basic and diluted	$(3.64)	$(0.91)

3.     Inventory

	December 31, 2003	December 31, 2002
	(In thousands)
Raw materials	$1,976	$1,725
Work in process	94	128
Finished goods	6,340	4,474

	8,410	6,327
Allowance for excess and obsolescence	(1,821)	(1,382)

Net inventory	$6,589	$4,945

        Inventory of $1,307,000 is located in the United Kingdom

4.     Other Current Assets

	December 31, 2003	December 31, 2002
	(In thousands)
Prepaid expenses and other current assets	$815	$1,032
Deposits	13	446

	$828	$1,478

5.     Property and Equipment, net

	December 31, 2003	December 31, 2002
	(In thousands)
Land	$343	$343
Building and leasehold improvements	6,135	5,727
Equipment and furniture	5,170	4,116
Software	—	94

	11,648	10,280
Less: Accumulated depreciation and amortization	(3,983)	(2,511)

	$7,665	$7,769

        Included above are vehicles and equipment acquired under capital lease obligations in the amount of $896,000 and $752,000 at December 31, 2003 and 2002, respectively. Related accumulated depreciation amounted to $643,000 and $502,000 at December 31, 2003 and 2002, respectively.

        Depreciation charged against income amounted to $1,329,000, $3,267,000 and $2,392,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

6.     Goodwill and Other Intangible Assets, net

        The components of goodwill and other intangible assets are as follows at December 31 (in thousands):

	2003				2002
	Original Carrying Value	Cumulative Impairment Charges	Accumulated Amortization	Net Carrying Value	Original Carrying Value	Cumulative Impairment Charges	Accumulated Amortization	Net Carrying Value
Goodwill	$116,499	$(59,781)	$(11,599)	$45,119	$116,457	$(57,406)	$(11,599)	$47,452
Other Intangible Assets	1,696	(611)	(596)	489	1,696	—	(255)	1,441

Total Goodwill and Other Intangible Assets	$118,195	$(60,392)	$(12,195)	$45,608	$118,153	$(57,406)	$(11,854)	$48,893

        Goodwill consists of the excess of cost over fair value of tangible and identifiable intangible assets of companies purchased. Other intangibles represent assets recognized separately from goodwill and consist primarily of a customer list, non-compete agreements and a database. Other intangibles are being amortized over lives ranging from two to 20 years.

        Amortization expense, including goodwill amortization of $1,161,000 in 2001 associated with the AWG's equity investment in MAS, amounted to $341,000, $255,000 and $9,790,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

        ADS entered into various earnout arrangements with the selling stockholders of Timely Technology. This arrangement provided for additional consideration to be paid in future years if certain earnings levels were met. These amounts were added to goodwill as earned and treated as a contribution to capital. These earnout arrangements totaled $3,600,000 and $5,041,000 for 2002 and 2001, respectively, and were paid through the issuance of 5,502,000 and 8,281,000 shares of ADS common stock in 2002 and 2001, respectively. No additional consideration was paid in 2003.

7.     Other Assets, net

	December 31, 2003	December 31, 2002
	(In thousands)
Deferred financing costs	$599	$67
Patents and other amortizable assets	349	359
Less: Accumulated amortization	(398)	(264)

	550	162
Deposit	382	—
Other investments	135	202
Other	38	9

	$1,105	$373

        Deferred financing costs are amortized over two to three years, the term of financing. Patents and other amortizable assets are amortized on a straight-line basis over lives ranging from two to 15 years, their estimated useful lives. Amortization of other assets charged against income amounted to $134,000 $36,000 and $149,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

8.     Notes Payable, Line of Credit and Long-term Debt

        Long-term debt consists of the following:

	December 31, 2003	December 31, 2002
	(In thousands)
Mortgage notes payable—Animal Applications and Corporate facilities	$2,376	$2,419
Mortgage notes payable—Medical Systems facilities	910	910
Line of Credit—Wells Fargo	—	709
Convertible Note, net of unamortized discount of $113,000	1,601	—
Minimum Borrowing and Revolving Note, net of unamortized discount of $119,000	2,868	—
Working capital loan	889	—
Capital lease obligations	92	92

	8,736	4,130
Less: Current maturities	(5,918)	(816)

	$2,818	$3,314

Mortgage Notes Payable-Animal Applications and Corporate facilities

        Mortgage notes payable is collateralized by land and building. Principal and interest payments totaling approximately $30,000 are payable monthly. Payments are due through November of 2010. The interest rate on the note was 8.18% at December 31, 2003.

Mortgage Notes Payable-Medical Systems facilities

        Mortgage Notes Payable is collateralized by land and building. Interest only payments are payable monthly. Principal amount of $910,000 is due October 1, 2004. The interest rate on the note was 12% at December 31, 2003.

Convertible Note

        On July 31, 2003, the Company entered into a Securities Purchase Agreement to sell a two-year Secured Convertible Note in the original principal amount of $2,000,000 and a five-year warrant to purchase up to 125,000 shares of the Company's common stock. The Convertible Note is convertible, at the holder's option, into shares of the Company's common stock at a per share price of $2.33. The Convertible Note accrues interest at an annual rate equal to the higher of the prime rate plus 1.75% or 6% per annum. The Company allocated $143,000 of the proceeds to the warrant issued. The amount allocated represents the fair value of the warrant calculated under the Black-Scholes method. The value of the warrant is accounted for as debt discount and is being amortized to interest expense over the life of the Convertible Note

        In connection with the Convertible Note, the Company and Laurus entered into a Security Agreement granting to Laurus a lien and security interest in the Company's assets. Additionally, the Securities Purchase Agreement includes default provisions should an Event of Default (as defined in the agreement) occur; furthermore, under a related registration rights agreement, the Company has agreed to register the common stock underlying the Convertible Note.

Line of Credit

        Effective August 28, 2003, the Company terminated its Credit and Security Agreement with Wells Fargo Business Credit. Under the terms of the Credit and Security Agreement, the Company paid a termination fee of $150,000 to Wells Fargo. The termination fee is included in selling, general and administrative expense in the 2003 statement of operations.

Revolving Note and Minimum Borrowing Note

        On August 28, 2003, the Company entered into a Security Agreement under which the Company may borrow from Laurus the lesser of $5,000,000 or an amount that is determined based on percentages of the Company's eligible accounts receivable and inventory as prescribed by the terms of the Security Agreement. Under the Security Agreement, the Company issued to Laurus a three-year Secured Revolving Convertible Note ("Revolving Note") in the original principal amount of $3,500,000 and a three-year Secured Minimum Borrowing Convertible Note ("Minimum Borrowing Note") in the original principal amount of $1,500,000. The Company used proceeds from the Revolving Note and Minimum Borrowing Note to satisfy in full the Company's credit facility from Wells Fargo Business Credit. The Revolving Note and Minimum Borrowing Note accrue interest at an annual rate equal to the prime rate plus 2.5%. The availability under the Revolving Note was $219,000 at December 31, 2003.

        Beginning May 28, 2004, the Minimum Borrowing Note and the Revolving Note are convertible, at Laurus's option, into shares of the Company's common stock at a per price share of $2.64 (the "Fixed Conversion Price"). The Fixed Conversion Price is adjusted upward following each conversion of $2,000,000, as defined. Additionally, the Securities Purchase Agreement includes default provisions should an Event of Default (as defined in the agreement) occur; furthermore, under a related registration rights agreement, the Company has agreed to register the common stock underlying the Revolving Note and Minimum Borrowing Note.

        The Company also issued to Laurus a five-year warrant to purchase up to 115,000 shares of the Company's stock. The Company allocated $133,000 of the proceeds to the warrant issued. The amount allocated represents the fair value of the warrant calculated under the Black-Scholes method. The value of the warrant is included in additional paid in capital and is being amortized to interest expense over the life of the Revolving Note and Minimum Borrowing Note.

Working Capital Loan

        On March 7, 2003, Signature Industries Ltd., the subsidiary in the United Kingdom, entered into a Loan Agreement with The Royal Bank of Scotland for £500,000 ($889,000) to finance the working capital requirements of a specific contract. The Loan bears interest at an annual rate of 2.25% above the base rate, as defined in the agreement. The base rate may vary from time to time. On January 22, 2004 the agreement was amended to increase the loan amount to £1,000,000. Repayment of £200,000 is by required May 30, 2004 and each month thereafter until the loan is repaid in full.

Invoice Discounting Agreement

        On April 9, 2003, Signature Industries Ltd. entered into a two-year Invoice Discounting Agreement with The Royal Bank of Scotland Commercial Services Limited ("RBS"). The Invoice Discounting Agreement, as amended October 28, 2003, provides for Signature to sell with full title guarantee most of its receivables, as defined in the Invoice Discounting Agreement, as amended. RBS prepays 80% of the receivables sold, not to exceed an outstanding balance of £750,000 ($1,333,500) at any given time. RBS pays Signature the remainder of the receivable upon collection of the receivable. Receivables which remain outstanding 90 days from the end of the invoice month become ineligible and RBS may require Signature to repurchase the receivable back. The discounting charge accrues daily at 2.25% above the base rate, as defined in the amended Invoice Discounting Agreement. Signature pays a commission charge to RBS of 0.2% of each receivable balance sold. The Invoice Discounting Agreement, as amended, requires a minimum commission charge of £833 per month. Discounting charges of $32,000 are included in interest expense in the 2003 statement of operations. Receivables of $872,000 were financed under the Invoice Discounting Agreement at December 31, 2003.

        The scheduled maturities of long-term debt, including capitalized leases, at December 31, 2003 are as follows:

Year	Amount
(In thousands)
2004	$6,037
2005	646
2006	58
2007	59
2008	63
Thereafter	2,105

$8,968

        Interest expense on the above debts amounted to $654,000, $303,000 and $528,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

9.     Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

  Cash and Accounts Receivable

        The carrying amount approximates fair value because of the short maturity of those instruments.

  Other Investments

        Investments in privately-held equity securities are recorded at the lower of cost or fair value. For these non-quoted investments, the Company's policy is to regularly review the assumptions underlying the financial performance of the privately held companies and if a determination is made that a decline in fair value is other than temporary, the investments are written down to their fair value.

  Notes Payable (line of credit)

        The carrying amount approximates fair value because of the short-term nature of the line of credit and the current rates approximate market rates.

  Long-Term Debt (mortgages)

        The carrying amount approximates fair value because the interest rate approximates the current rate at which the Company could borrow funds on similar debt.

10.   Income Taxes

        The provision for income taxes consists of:

	December 31, 2003	December 31, 2002	December 31, 2001
	(In thousands)
Current:
United States at statutory rates	$—	$—	$41
International	—	—	—

Current income tax provision (credit)	—	—	41
Deferred:
United States	—	—	—
International	—	—	—

Deferred income taxes provision (credit)	—	—	—

	$—	$—	$41

        The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	December 31, 2003	December 31, 2002
	(In thousands)
Deferred Tax Assets:
Liabilities and reserves	$3,114	$3,079
Compensation not currently deductible	5,641	7,155
Software impairment	—	2,560
Net operating loss carryforwards	13,442	6,687

Gross deferred tax assets	22,197	19,481
Valuation allowance	(22,197)	(19,481)

Net Deferred Tax Assets	$—	$—

        Domestic and foreign loss from continuing operations before provision for income taxes, minority interest share of losses and equity in net loss of affiliate consists of:

	December 31, 2003	December 31, 2002
	(In thousands)
Domestic	$(7,518)	$(91,522)
Foreign	(2,238)	(642)

	$(9,756)	$(92,164)

        At December 31, 2003, the Company had aggregate net operating loss carryforwards of approximately $34.0 million for income tax purposes which expire in various amounts through 2023. Approximately $11.1 million of the net operating loss carryforwards were acquired in connection with various acquisitions and are limited as to use in any particular year based on Internal Revenue Code sections related to separate return year and change of ownership restrictions. A full valuation allowance for the net deferred tax asset at December 31, 2003 has been recorded. The valuation allowance increased by $2.7 million during the year ended December 31, 2003. In addition, given the ownership structure of the Company subsequent to the merger on March 27, 2002, the Company will not be included in ADS's consolidated tax return which could further limit the utilization of the net operating loss carryforwards. The reconciliation of the effective tax rate with the statutory federal income tax rate is as follows:

	December 31, 2003	December 31, 2002	December 31, 2001
Statutory rate	(35)%	(35)%	(34)%
Non-deductible goodwill amortization	—	—	18
State income taxes, net of federal benefits	(5)	(5)	1
Goodwill impairment and other permanent differences	14	22	—
International tax rates different from the statutory US federal rate	—	—	3
Change in deferred tax asset valuation allowance	26	18	11
Other	—	—	1

	0%	0%	0%

11.   Commitments and Contingencies

        Rentals of space, vehicles, and office equipment under operating leases amounted to approximately $656,000, $667,000 and $696,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

        The approximate minimum payments required under operating leases and employment contracts that have initial or remaining terms in excess of one year at December 31, 2003 are (in thousands):

Year	Minimal Rental Payments	Employment Contracts
2004	$530	$865
2005	528	484
2006	318	367
2007	458	—
2008	436	—
Thereafter	8,944	—

	$11,214	$1,716

12.   Profit Sharing Plan

        ADS has a retirement savings plan under section 401(k) of the Internal Revenue Code for the benefit of eligible United States employees. ADS has made no matching contributions to the 401(k) Plan. The Company's employees are eligible to participate in this plan.

        In 1994, MAS adopted a Retirement Savings Plan (MAS Plan) in accordance with Section 401(k) of the Internal Revenue Code. The MAS Plan is available to all eligible employees of the Company's Medical Systems segment. The Company provides for discretionary matching contributions to the MAS Plan equal to a percentage of the participant's contributions. The Company made no matching contributions to the MAS Plan during 2003 or 2002.

        Signature Industries has certain defined contribution pension plans. The Company's expense relating to the plans approximated $119,000, $124,000 and $175,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

13.   Stock Options and Warrants

  Stock Options

        During 1999, Digital Angel Corporation adopted a non-qualified stock option plan (the "Stock Option Plan"). In connection with the merger with MAS, the Company assumed the options granted under the Stock Option Plan under its Amended and Restated Digital Angel Corporation Transition Stock Option Plan ("DAC Stock Option Plan"). As amended, the DAC Stock Option Plan provides 11,195,000 shares of common stock for which options may be granted. As of December 31, 2003, options to purchase 6,374,000 shares were outstanding and 862,000 shares were available for the grant of options under the DAC Stock Option Plan. The options vest as determined by the Board of Directors and are exercisable for a period of no more than 10 years.

        Under MAS's nonqualified stock option plan (the "MAS Stock Option Plan"), options may be granted at or below the fair market value of the stock and have five and 10 year lives. Options granted to certain individuals vest ratably over three years. As of December 31, 2003, options to purchase 983,000 shares were outstanding and 295,000 shares were available for the grant of options under the plan. The MAS Stock Option Plan provides for 1,650,000 shares of common stock for which options may be granted.

        A summary of stock option activity for the aforementioned plans for 2003, 2002 and 2001 is as follows (in thousands, except exercise price data):

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding on January 1	7,816	$2.56	5,148	$0.44	4,340	$0.38
Granted	1,825	2.63	3,910	3.39	1,050	0.67
Assumed in MAS Acquisition	—	—	1,211	4.23	—	—
Exercised	(1,672)	0.67	(2,452)	0.25	—	—
Forfeited	(612)	3.44	(1)	10.00	(242)	(0.49)

Outstanding on December 31	7,357	2.98	7,816	2.56	5,148	0.44

Exercisable on December 31	5,333	3.07	3,893	1.70	4,270	0.39

Shares available for grant on December 31	1,157	—	2,370	—	8	—

        The following table summarizes information about the Company's stock options, for the aforementioned plans, at December 31, 2003 (in thousands, except exercise price data):

	Outstanding Stock Options			Exercisable Stock
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$0.01 to $2.00	1,945	8.04	$1.10	1,096	$0.49
$2.01 to $4.00	4,720	8.76	2.70	3,546	3.42
$4.01 to $6.00	550	7.17	4.15	550	4.15
$8.01 to $10.00	142	6.38	10.00	141	10.00

	7,357		$2.98	5,333	$3.07

        In 2003, the Company granted stock options which were outside of its stock option plans. On September 5, 2003 the Company granted its former Chief Executive Officer a ten-year option to purchase 1,000,000 shares of the Company's common stock at $1.97 per share. The option was vested and exercisable on the grant date. On December 31, 2003, options to purchase 350,000 shares were outstanding. On November 3, 2003, the Company granted its Chief Executive Officer (CEO) a ten-year option to purchase 1,000,000 shares of the Company's common stock at $2.40 per share. The option was exercisable one year from the date of grant, but only if the CEO was then an employee or director of the Company. On December 31, 2003, 1,000,000 shares were outstanding. In January 2004, this individual was terminated and the option was forfeited.

        ADS has a non-qualified option plan. Under the ADS plan, options for 10 million common shares were authorized for issuance to certain officers and employees of ADS, which include certain officers and employees of the Company. There were no options granted to the Company's officers and employees under the ADS plan in 2003. Under the ADS plan, 300,000 and 373,000 options were granted to officers and employees of the Company during 2002 and 2001, respectively. The options may not be exercised until one to three years after the grant date and are exercisable for a period of five years.

        A summary of stock option activity in 2003, 2002 and 2001 for the ADS plan as it relates to certain of the Company's officers and employees is as follows (in thousands, except exercise price data):

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding on January 1	840	$1.97	759	$2.13	389	$3.52
Granted	—	—	300	0.32	373	0.67
Exercised	(125)	0.15	(212)	0.25	—	—
Forfeited	—	—	(7)	1.09	(3)	1.09

Outstanding on December 31	715	1.21	840	1.05	759	1.11

Exercisable on December 31	678	$1.16	447	$1.35	323	$1.43

        The following table summarizes information about stock options under the ADS plan as it relates to the Company's officers and employees at December 31, 2003 (in thousands, except exercise price data):

	Outstanding Stock Options			Exercisable Stock
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$0.01 to $3.00	532	3.71	$0.40	510	$0.37
$3.01 to $6.00	173	2.71	3.32	158	3.30
$6.01 to $8.00	10	3.11	7.50	10	7.50

	715		$1.21	678	$1.16

  Qualified Employee Stock Purchase Plan

        During 1999, ADS adopted a non-compensatory, qualified Employee Stock Purchase Plan (the "Stock Purchase Plan"). Under the Stock Purchase Plan, options are granted at an exercise price of the lesser of 85% of the fair market value on the date of grant or 85% of the fair market value on the exercise date. Under the Stock Purchase Plan, options for 9.0 million common shares of ADS were authorized for issuance to substantially all full-time employees of ADS, which includes employees of the Company. Approximately 167,000 options to purchase shares have been issued to employees of the Company and exercised through December 31, 2003. Each participant's options to purchase shares will be automatically exercised for the participant on the exercise dates determined by the board of directors of ADS.

  Stock Warrants

        In May 2000, MAS issued fully vested warrants to purchase 75,000 shares of its common stock to an investment banking firm as consideration for providing investment banking services for two years. The holder of the warrants may purchase 75,000 common shares at $10.50 per share, subject to adjustment as specified in the warrant agreement, for up to five years. The estimated aggregate fair value of the warrants, as determined on the date of grant based on the Black-Scholes valuation model, was $272,000 and is included as merger consideration in the 2002 statement of changes in stockholders' equity.

        ADS had a term and revolving credit agreement (IBM Credit Agreement) with IBM Credit LLC (IBM Credit). Under the IBM Credit Agreement in effect through March 27, 2002, IBM Credit maintained liens and security interests in the outstanding capital stock of the three AWG subsidiaries and on their assets to collateralize ADS's obligations to IBM Credit under the IBM Credit Agreement.

        ADS was not in compliance with certain financial covenants of the IBM Credit Agreement as of December 31, 2000. The IBM Credit Agreement was amended and restated on October 17, 2000 and further amended on March 30, 2001, July 1, 2001, September 15, 2001, November 15, 2001, December 31, 2001, January 31, 2002 and February 27, 2002. In connection with the amendment on March 30, 2001, IBM Credit was granted warrants to acquire 1.16 million shares of Digital Angel "s common stock exercisable at $1.07 and expiring on April 10, 2007.

        In April 2002, the Company issued fully vested warrants to purchase 50,000 shares of its common stock to an investor relations firm as consideration for providing investor relations services. The holder of the warrants may purchase 50,000 common shares at $3.60 per share for up to five years. The Company determined the estimated aggregate fair value of these warrants on the date of grant to be $163,000 based on the Black-Scholes valuation model using the following assumptions: expected volatility of 182.0%, dividend yield of 0%, risk free interest of 3.2% and an expected life of 5 years. The charge is included in selling, general and administrative expense in the 2002 statement of operations.

        On July 31, 2003, in connection with the $2,000,000 secured convertible note the Company issued, we issued a warrant to purchase 125,000 of our common stock. The warrant issued to Laurus is exercisable through July 31, 2008 and permits Laurus Master Fund to purchase 75,000 shares of our common stock at $2.68 per share, 35,000 shares at $2.91 per share and 15,000 shares at $3.38 per share. The Company determined the estimated aggregate fair value of these warrants on the date of grant to be $143,000 based on the Black-Scholes valuation model using the following assumptions: expected volatility of 107.2%, dividend yield of 0%, risk free interest of 3.3% and an expected life of 5 years. The value of the warrant is being amortized to interest expense over the term of the secured convertible note.

        On August 14, 2003, in connection with the Stock Purchase Agreement with ADS, pursuant to which Applied Digital Solutions agreed to purchase 3,000,000 shares of our common stock, the Company issued a warrant to purchase 1,000,000 shares of our common stock to ADS. The warrant issued to ADS is exercisable for five years, beginning February 1, 2004 and entitles ADS to purchase 1,000,000 shares of our common stock at a price per share of $3.74 payable in cash or shares of common stock of ADS.

        On August 14, 2003, the Company issued warrants to purchase 500,001 shares of our common stock to certain holders of Applied Digital Solutions Convertible Exchangeable Debentures. These warrants were issued to procure the consent of the holders of Convertible Exchangeable Debentures to the issuance of the ADS common stock to Digital Angel Corporation pursuant to the Stock Purchase Agreement. At the time the Stock Purchase Agreement was executed, the terms of the Convertible Exchangeable Debentures prohibited ADS from, among other things, issuing or selling shares of its common stock. Therefore, to avoid breaching the terms of its Convertible Exchangeable Debentures, ADS was required to obtain the consent of the holders of Convertible Exchangeable Debentures to the issuance of ADS's common stock to Digital Angel Corporation pursuant to the Stock Purchase Agreement. The warrants issued to the holders of Convertible Exchangeable Debentures are exercisable for five years beginning February 1, 2004 and entitle the holder to purchase that number of shares of common stock of Digital Angel Corporation designated in the warrant at a price of $2.64 per share. The warrant was valued at $0.8 million using the Black-Scholes option pricing model and recorded as a charge to interest expense in ADS' results of operations.

        On August 28, 2003, in connection with the $3.5 million secured revolving convertible note and the $1.5 million secured minimum borrowing convertible note issued the Company issued a warrant to purchase 115,000 shares of our common stock. The warrant is exercisable for five years and entitles

Laurus to purchase 70,000 shares of our common stock at $2.55, 35,000 shares at $2.75 per share and 10,000 shares at $2.95 per share. The Company determined the estimated aggregate fair value of these warrants on the date of grant to be $133,000 based on the Black-Scholes valuation model using the following assumptions: expected volatility of 107.2%, dividend yield of 0%, risk free interest of 3.3% and an expected life of 5 years. The value of the warrant is accounted for as debt discount and is being amortized to interest expense over the life of the secured convertible note.

14.   Non-Cash Compensation Expense

        Non-cash compensation expense of $0.03 million and $18.8 million has been included in selling, general and administrative expenses for 2003 and 2002, respectively. The 2003 expense resulted primarily from re-pricing in September 2001 certain ADS stock options. The options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options were being accounted for as variable options under APB Opinion No. 25, and fluctuations in the common stock price resulted in increases and decreases of non-cash compensation expense until the options were exercised in April 2003. The 2002 expense associated with these re-priced options was $0.05 million.

        The 2002 non-cash compensation expense relates primarily to the remeasurement of certain options at the time of the merger on March 27, 2002. Pursuant to the terms of the merger agreement, options to acquire shares of Digital Angel common stock were converted into options to acquire shares of MAS common stock effective March 27, 2002. The conversion resulted in a new measurement date for the options and, as a result, the Company recorded a charge of approximately $18.7 million in non-cash compensation expense during 2002. For current employees of the Company, these options are considered fixed awards under APB Opinion No. 25, and expense was recorded for the intrinsic value of the options converted. For all others, expense was recorded for the fair value of the options converted using the Black-Scholes option pricing model using the following assumptions: expected volatility of 68.0%, dividend yield of 0%, risk free interest rate of 3.0% and an expected life of 2 years.

15.   Legal Proceedings

Wurts Litigation

        In February 2003, an action was filed in the Middlesex County Superior Court in the Commonwealth of Massachusetts. The Company's subsidiary, OuterLink Corporation, as well as a significant stockholder of OuterLink and a principal of the significant stockholder are named as defendants. Such principal was a director of OuterLink. The complaint alleged breach of an August 25, 1999 employment contract. The plaintiff was President and CEO of OuterLink Corporation from July 1999 through August 2002. The Complaint seeks damages based principally on a contractual severance provision that allegedly provided for four months of compensation for every year or fraction thereof served prior to termination. At the time of termination, the complaint alleges that the plaintiff's salary was $250,000 per year. The defendants answered denying all liability and counterclaimed. Discovery will be completed in this matter shortly and the Defendants intend to vigorously defend this matter and pursue their counterclaims. The ultimate outcome of this proceeding cannot be predicted at this time and the Company is currently unable to determine the potential effect of this litigation on its consolidated financial position, results of operation or cash flows.

E-Research Litigation

        In June, 2002, eResearch Technology, Inc. f/k/a Premier Research Worldwide, Ltd. ("ERT") commenced a proceeding against U.S. Bank National Association, subsequently intervened by the Company in the New Jersey state court and subsequently removed to the United States District Court for the District of New Jersey. This suit was commenced to pursue alleged damages of approximately

$350,000 due to the Company's and US Bank's alleged failure to register transfers of restricted Digital Angel shares sold by ERT in May 2002. The Company has agreed to indemnify US Bank for all damages and reasonable costs relating to this litigation. The Company has asserted a counterclaim against ERT based on ERT's breach of a license agreement and services agreements between the parties that resulted in the original issuance of 550,000 restricted Digital Angel common shares to ERT. The damages to the Company exceed $4 million and this amount does not include the share of profits which the Company seeks to recover had its relationship with the ERT venture not been breached by ERT. Furthermore, the alleged damages sought by the Plaintiff in this matter do not take into account plaintiff's duty to mitigate damages which if discharged would have resulted in a profit to ERT. The ultimate outcome of this proceeding cannot be predicted at this time and the Company is currently unable to determine the potential effect of this litigation on its consolidated financial position, results of operation or cash flows.

Electronic Identification Devices Litigation

        In February 2004, Electronic Identification Devices, Ltd. ("EID") commenced a Declaratory Judgment Action against the Company in the United States District Court for the Western District of Texas. This action seeks a declaration of patent non-infringement relating to the Company's patented syringe implantable identification transponder. The lawsuit alleges that EID has developed a new transponder that it believes does not infringe on the Company's patent. The lawsuit acknowledges that the Company obtained a Judgment of infringement and two contempt orders against EID based on selling certain systems that infringed the Company's patent in 1997, 1998 and 1999. The Company has not yet answered the Complaint and given the very early stage of this matter, the ultimate outcome of this proceeding cannot be predicted at this time. The Company is currently unable to determine the potential effect of this litigation on its consolidated financial position, results of operation or cash flows.

16.   Supplemental Cash Flow Information

	2003	2002	2001
Income taxes paid	$—	$—	$28
Interest paid	747	301	529
Non-cash investing and financing activities:
Assets acquired for ADS common stock	—	—	17,823
Assets acquired for long-term debt and capital leases	131	—	—
Shares to be issued in settlement of liability	—	225	—

        ADS entered into various earnout arrangements with the selling stockholders of Timely Technology. During 2002 and 2001, the stockholders of Timely Technology earned $3,600,000 and $5,041,000, respectively, based on their earnout arrangements, which was paid through the issuance of shares of ADS's common stock. During 2001, ADS issued 11.8 million shares of ADS common stock in consideration for an exclusive perpetual license to a digital encryption and distribution software system and contributed the license to AWG as a capital contribution.

17.   Segment Information

        The Company is an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Prior to January 22, 2004, the Company operated in four segments: Animal Applications, Wireless and Monitoring, GPS and Radio Communications and Medical Systems. With the acquisition of OuterLink Corporation in January 2004, the Company reorganized into three segments: Animal Applications, GPS and Radio Communications and Medical Systems. The GPS and Radio Communications segment, the Wireless and Monitoring segment and the OuterLink Corporation business, which are similar businesses, were combined to form the new GPS and Radio Communications segment, and it is now managed as a single business unit. Prior period segment information has been restated to reflect the Company's current segment structure.

        It is on this basis that management utilizes the financial information to assist in making internal operating decisions. The Company evaluates performance based on stand-alone segment operating income.

	For the Year Ended December 31, 2003
	Animal Applications	GPS and Radio Communications	Medical Systems	Corporate / Unallocated	Consolidated
	(In thousands)
Product revenue	$22,389	$10,484	$875	$—	$33,748
Service revenue	1,559	—	1,405	—	2,964

Segment revenue	$23,948	$10,484	$2,280	$—	$36,712

Depreciation and amortization	$654	$580	$491	$—	$1,725
Interest income	—	(15)	—	—	(15)
Interest expense	712	60	149	—	921
Loss before provision for income taxes, minority interest share of losses and equity in net loss of affiliate	(898)	(5,376)	(3,482)	—	(9,756)
Goodwill, net	43,971	1,148	—	—	45,119
Segment assets	58,858	6,124	2,325	—	67,307
Expenditures for property and equipment, net	555	602	8	—	1,165

	For the Year Ended December 31, 2002
	Animal Applications	GPS and Radio Communications	Medical Systems	Corporate / Unallocated		Consolidated
	(In thousands)
Product revenue	$20,379	$10,022	$545	$—		$30,946
Service revenue	612	1,503	1,182	—		3,297

Segment revenue	$20,991	$11,525	$1,727	$—		$34,243

Depreciation and amortization	$617	$2,612	$409	$—		$3,638
Interest income	—	(1)	(1)	—		(2)
Interest expense	228	28	47	1,806		2,109
Loss before provision for income taxes, minority interest share of losses and equity in net loss of affiliate	(436)	(44,720)	(26,521)	(20,487	)(A)	(92,164)
Goodwill, net	43,971	1,113	2,368	—		47,452
Segment assets	56,470	6,191	5,137	—		67,798
Expenditures for property and equipment, net	1,056	381	2	—		1,439

(A)
Consists of $18,681 non-cash compensation expense associated with stock options outstanding at the date of merger and $1,806 interest expense associated with ADS obligations to IBM Credit.

	For the Year Ended December 31, 2001
	Animal Applications	GPS and Radio Communications	Medical Systems	Corporate / Unallocated	Combined
	(In thousands)
Product revenue	$22,074	$11,146	$—	$—	$33,220
Service revenue	173	2,518	—	—	2,691

Segment revenue	$22,247	$13,664	$—	$—	$35,911
Depreciation and amortization	$9,385	$2,946	$—	$—	$12,331
Interest income	(4)	(13)	—	—	(17)
Interest expense	1,777	342	—	—	2,119
Loss before provision for income taxes, minority interest share of losses and equity in net loss of affiliate	(9,806)	(7,452)	—	—	(17,258)
Goodwill, net	43,971	28,905	—	—	72,876
Segment assets	86,918	20,461	—	—	107,379
Expenditures for property and equipment, net	947	363	—	—	1,310

        Revenues are attributed to geographic areas based on the location of the assets producing the revenues. Information concerning principal geographic areas as of and for the years ended December 31, 2003, 2002 and 2001 was as follows:

	United States	United Kingdom/Spain	Consolidated / Combined
	(In thousands)
2003
Net revenue	$26,350	$10,362	$36,712
Long-lived assets excluding goodwill and other intangible assets, net	6,287	1,378	7,665
2002
Net revenue	$24,221	$10,022	$34,243
Long-lived assets excluding goodwill and other intangible assets, net	6,697	1,072	7,769
2001
Net revenue	$24,767	$11,144	$35,911
Long-lived assets excluding goodwill and other intangible assets, net	13,276	1,200	14,476

        Sales to one customer accounted for 11.8% of net sales in 2003 and 10.4% of net sales in 2001. There were no sales over 10% of net sales to any customer in 2002. The Company's transponders are supplied by one supplier located in Spain.

18.   Related Party Activity

        Prior to the merger, ADS provided certain general and administrative services to the Company, including finance, legal, benefits and other services. The costs of these services are included in the Company's results of operations as management fees and are based on utilization, which management believed to be reasonable. Costs of these services were $0.2 million and $0.8 million for the years ended December 31, 2002 and 2001, respectively. ADS also charged the Company $1.8 million of interest expense in 2002, for which the liability was converted to a capital contribution. In 2001, ADS charged the Company $1.6 million as interest on the debt allocated to AWG. In addition, accrued expenses of $0.3 million were relieved and contributed to capital by ADS. In 2003, ADS charged the Company for research expenses and directors and officers insurance aggregating $172,000. Amounts due to ADS were offset by receivables due from ADS resulting from the Distribution and Licensing Agreement with Verichip Corporation, a wholly-owned subsidiary of ADS. At December 31, 2003 these transactions resulted in an amount due to ADS of $0.3 million.

        ADS acquired Timely Technology Corp., a part of AWG, in 2000, and the merger agreement included an earnout provision based on performance through June 30, 2002. During 2002, ADS paid the selling shareholder of Timely Technology Corp. $3.6 million through the issuance of 5,502,000 shares of ADS stock as the final payment under the earnout provision. This payout has been reflected in the accompanying financial statements as a capital contribution by ADS and an increase to goodwill and other intangibles.

        The Company has executed an exclusive eleven-year Distribution and Licensing Agreement dated March 4, 2002 with Verichip Corporation (Verichip), a wholly-owned subsidiary of ADS, covering the manufacturing, purchasing and distribution of the Company's implantable microchip and the maintenance of the Verichip Registry by the Company. The agreement includes a license for the use of the Company's technology in Verichip's identified markets. The Company will be the sole manufacturer and supplier to Verichip. Revenue recognized under the Distribution and Licensing Agreement was $495,000 for 2003 and $69,000 for 2002.

19.   Investment in Affiliates

        The change in the Company's investment in affiliates is as follows (in thousands):

Balance December 31, 2001	$6,779
Equity in net loss of affiliate	(291)
MAS common shares transferred to ADS	(6,488)

Balance December 31, 2002	$—

20.   Summarized Quarterly Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter		Year
	(In thousands, except per share data)
2003
Total revenue	$11,398	$8,360	$8,345	$8,609		$36,712
Gross profit	5,364	3,042	3,519	3,520		15,445
Net income (loss)	110	(2,377)	(2,640)	(4,551	)(a)	(9,458)
Loss per share-basic and diluted	—	(0.09)	(0.10)	(0.17)		(0.35)
2002
Total revenue	$7,926	$9,242	$9,606	$7,469		$34,243
Gross profit	3,375	4,160	4,662	1,537		13,734
Net loss	(22,511)	(1,498)	(945)	(67,405	)(a)	(92,359)
Loss per share-basic and diluted	(1.18)	(0.06)	(0.04)	(2.55)		(3.76)

(a)
The fourth quarter 2003 results include goodwill impairment in the amount of $2,375 and an intangible asset impairment amount of $611.

(b)
The fourth quarter 2002 results include goodwill impairment in the amount of $57,406 and asset impairment in the amount of $6,412.

21.   Subsequent Events

Acquisition

        On January 22, 2004, Digital Angel Corporation completed the acquisition of OuterLink Corporation pursuant to an Agreement and Plan of Merger dated November 2, 2003, by and among Digital Angel Corporation, DA Acquisition and OuterLink Corporation. Pursuant to the terms of the agreement, OuterLink Corporation became a wholly-owned subsidiary of Digital Angel Corporation.

        Under the terms of the agreement, Digital Angel Corporation issued 100,000 shares of its Series A preferred stock. Approximately 20% of the shares are being held in escrow as security for indemnified claims. The Series A preferred stock is convertible into four million shares of the Company's common stock when the volume weighted average price of the Company's common stock equals or exceeds $4.00 per share for ten consecutive trading days. The preferred stockholders have the right to designate a Director to Digital Angel Corporation's Board of Directors prior to July 22, 2004.

        OuterLink Corporation provides real-time, satellite-based automated tracking, wireless data transfer and two-way messaging with large fleets of vehicles, such as utility trucks, helicopters, fixed-wing aircraft, long- and short-haul trucks, service vehicles and ships. OuterLink Corporation's customer base includes various branches of the U.S. Department of Homeland Security, including the U.S. Border Patrol and the U.S. Customs Service.

        OuterLink Corporation leases 10,471 square feet in an office building in Concord, Massachusetts. The lease expires August 31, 2004 with no renewal options. Rent is $18,000 a month.

Stock Issuance to ADS

        On March 1, 2004, the Company issued 3,000,000 shares of its common stock to ADS pursuant to the Stock Purchase Agreement ("Stock Purchase Agreement") with ADS dated August 14, 2003. The Stock Purchase Agreement provided for ADS to purchase 3,000,000 shares of the Company's common stock at a price of $2.64 per share and a warrant (the "ADS Warrant") to purchase up to 1,000,000 shares of the Company's common stock, which is exercisable for five years beginning February 1, 2004, at a price per share of $3.74 payable in cash or shares of common stock of ADS. The consideration for the sale of the Company's 3,000,000 shares and the warrant was payable in ADS common stock having an aggregate value of $7.92 million. The number of shares of ADS common stock received by Digital Angel Corporation as payment of the purchase price was 1,980,000 shares of ADS's common stock (as adjusted for ADS's one-for-10 reverse stock split), exclusive of the proceeds which may be received when the warrant is exercised. The Company expects to generate approximately $6 to $7 million of cash by selling the 1,980,000 shares of stock received by ADS. The Company expects to generate sufficient additional funds from the sale of these shares and take any other actions which the Company believes will be necessary to sustain its operations for the next twelve months.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Indemnification of Directors and Officers

        Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. Section 145 of the Delaware General Corporation Law empowers Digital Angel Corporation to indemnify, subject to the standards set forth therein, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of Digital Angel Corporation, or is or was serving as such with respect to another entity at the request of Digital Angel Corporation. The Delaware General Corporation Law also permits Digital Angel Corporation to purchase insurance on behalf of any such director, officer, employee or agent. Digital Angel Corporation's restated certificate of incorporation, as amended, provides in effect for the elimination of the personal liability of Digital Angel Corporation's directors for breaches of fiduciary duty and for the indemnification by Digital Angel Corporation of each director and officer of Digital Angel Corporation, in each case, to the fullest extent permitted by applicable law. Digital Angel Corporation purchases and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of Digital Angel Corporation, or is or was serving at the request of Digital Angel Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Digital Angel Corporation would have the power or the obligation to indemnify him or her against such liability under the provisions of Digital Angel Corporation's restated certificate of incorporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statement Schedules

        (a)   The following exhibits are filed with or incorporated by reference, as indicated, as exhibits to this Post-Effective No. 3 Amendment to this Registration Statement on Form S-1:

Exhibit Number	Description of Exhibits
2.1	Certificate of Merger dated March 27, 2002 (incorporated by reference to Exhibit 2.1 to our Registration Statement on Form S-1 dated November 1, 2002)
2.2
Agreement and Plan of Merger dated November 2, 2003 by and among Digital Angel Corporation, DA Acquisition, Inc. and OuterLink Corporation (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
2.3
Asset Purchase Agreement dated April 8, 2004 by and between Digital Angel Corporation and Medair, Inc. (incorporated by reference to Exhibit 2.2 to our Amendment No. 1 to Form S-3 (No. 333-114167) filed on May 7, 2004)

3.1
Amended and Restated Articles of Incorporation (incorporated by reference to our Registration Statement on Form 18 (No. 2-98314) filed on June 7, 1985, our Annual Report on Form 10-KSB filed on March 28, 1990 and Amendment No. 1 to our Registration Statement on Form S-3 (No. 333-110817) filed on January 23, 2004)
3.2	Bylaws (incorporated by reference to Amendment No. 1 to our Registration Statement on Form S-3 (No. 333-110817) filed on January 23, 2004)
4.1	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.2	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.3	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.4	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.5	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.6	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.7
Warrant Agreement dated as of April 10, 2001 between Digital Angel Corporation and IBM Credit Corporation (now known as IBM Credit LLC) (incorporated by reference to our Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Form S-3 (No. 333-100940) filed on December 8, 2003).
5.1	Opinion of Winthrop & Weinstine, P.A. as to the validity of the issuance of the common stock of Digital Angel Corporation being registered
10.1
Registration Rights Agreement, dated August 15, 2003 by and among Digital Angel Corporation and certain holders of warrants to purchase Digital Angel Corporation common stock (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
10.2
Letter Agreement, dated August 15, 2003 by and among Applied Digital Solutions and certain holders of Applied Digital Solutions and certain holders of Applied Digital Solutions 8.5% Convertible Exchange Debentures (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
10.3
Warrant Purchase Agreement dated August 15, 2003, by and among Digital Angel Corporation and certain holders of Applied Digital Solutions 8.5% Convertible Exchangeable Debentures (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
10.4
Stock Purchase Agreement between Applied Digital Solutions and Digital Angel Corporation dated August 14, 2003 (incorporated by reference to Exhibit 10.1 to our Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 15, 2004)
10.5
Medical Advisory Systems, Inc. Amended and Restated Employee and Director Stock Option Plan (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-8, filed October 29, 2001 (No. 333-92471))

10.6	Amended and Restated Digital Angel Corporation Transition Stock Option Plan (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-8, filed August 9, 2002 ((No. 333-97867))
10.7	Agreement and Plan of Merger, dated as of November 1, 2001 (incorporated by reference to our definitive Proxy Statement on Schedule 14A, filed February 14, 2002)
10.8	First Amendment to Agreement and Plan of Merger, dated as of March 26, 2002 (incorporated by reference to Exhibit 2.2 to our Form 8-K filed April 11, 2002)
10.9
Employment Agreement by and between Medical Advisory Systems, Inc. and Ronald W. Pickett, dated as of November 1, 1998 (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1998, filed September 1, 1999)
10.10
Employment Agreement by and between Medical Advisory Systems, Inc. and Thomas M. Hall, dated as of November 1, 1998 (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1998, filed September 1, 1999)
10.11
Employment Agreement by and between Medical Advisory Systems, Inc. and Dale Hutchins, dated as of November 1, 1999 (incorporated by reference to Exhibit 10.7 to our Registration Statement on Form S-1 dated November 1, 2002)
10.12
Amendment to Employment Agreement by and between Medical Advisory Systems, Inc. and Ronald W. Pickett, dated as of October 26, 2001 (incorporated by reference to Exhibit 10.8 to our Registration Statement on Form S-1 dated November 1, 2002)
10.13
Amendment to Employment Agreement by and between Medical Advisory Systems, Inc. and Thomas M. Hall, dated as of October 26, 2001 (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form S-1 dated November 1, 2002)
10.14
Employment Agreement by and between Digital Angel Corporation and James P. Santelli, dated as of April 1, 2002 (incorporated by reference to Exhibit 10.2 to our Form 10-Q for the quarterly period ended March 31, 2002, filed May 20, 2002)
10.15
Form of Secured Convertible Note by Digital Angel Corporation to Laurus Master Fund, Ltd dated July 31, 2003 (incorporated by reference to Exhibit 4.1 to our Form S-3 (No. 333-111671) filed December 31, 2003)
10.16
Securities Purchase Agreement, dated July 31, 2003, by and between Digital Angel Corporation and Laurus Master Fund, Ltd (incorporated by reference to Exhibit 10.1 to our Form S-3 (No. 333-111671) filed December 31, 2003)
10.17
Registration Rights Agreement, dated July 31, 2003, by and between Digital Angel Corporation and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.2 to our Form S-3 (No. 333-111671) filed December 31, 2003)
10.18
Security Agreement, dated July 31, 2003, by and between Digital Angel Corporation and Laurus Master Fund, Ltd (incorporated by reference to Exhibit 10.3 to our Form S-3 (No. 333-111671) filed December 31, 2003)
10.19
Common Stock Purchase Warrant dated July 31, 2003 to purchase 125,000 shares of common stock of Digital Angel Corporation issued by Digital Angel Corporation to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.3 to our Form S-3 (No. 333-111671) filed December 31, 2003)

10.20
Common Stock Purchase Warrant dated July 31, 2003 to purchase 125,000 shares of common stock of Digital Angel Corporation issued by Digital Angel Corporation to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.3 to our Form S-3 (No. 333-111671) filed December 31, 2003)
10.21
Secured Revolving Convertible Note dated August 28, 2003 issued by Digital Angel Corporation to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.3 to our Amendment No. 1 to Registration Statement on Form S-3 (No. 333-114167) filed May 7, 2004)
10.22
Secured Minimum Borrowing Convertible Note dated August 28, 2003 issued by Digital Angel Corporation to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.2 to our to our Amendment No. 1 to Registration Statement on Form S-3 (No. 333-114167) filed May 7, 2004)
10.23
Common Stock Purchase Warrant dated August 28, 2003 to purchase 115,000 shares of common stock of Digital Angel Corporation issued by Digital Angel Corporation to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.1 to our Amendment No. 1 to Registration Statement on Form S-3 (No. 333-114167) filed May 7, 2004)
10.24
Security Agreement dated August 28, 2003 by and between Digital Angel Corporation and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.2 to our Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-114167) filed June 16, 2004)
10.25
Registration Rights Agreement dated August 28, 2003 by and between Digital Angel Corporation and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 to our Amendment No. 1 to Registration Statement on Form S-3 (No. 333-114167) filed May 7, 2004)
10.26
Amendment No. 1 to Minimum Borrowing Note, Revolving Note and Security Agreement dated March 23, 2004 by and between Digital Angel Corporation and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-3 (No. 333-114167) filed April 2, 2004)
10.27
Letter Agreement dated June 1, 2004 among Laurus Master Fund, Ltd., Digital Angel Corporation and Applied Digital Solutions, Inc. (incorporated by reference to our Current Report on Form 8-K filed on June 2, 2004)
16.1	Letter from BDO Seidman, LLP regarding Change in Certifying Accountant (incorporated by reference to Exhibit 16 to our 8-K filed April 25, 2002)
16.2	Letter from Grant Thornton LLP regarding Change in Certifying Accountant (incorporated by reference to Exhibit 16 to our 8-K filed May 20, 2002)
21	Subsidiaries of the Registrant
23.1	Consent of Eisner LLP relating to the financial statements of Digital Angel Corporation
23.2	Consent of PricewaterhouseCoopers relating to the financial statements of the Advanced Wireless Group
23.3	Consent of Winthrop & Weinstine, P.A. (included in Exhibit 5.1)
24	Power of Attorney (included on signature page)

Item 17. Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (b)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Not applicable.

        (c)   Not applicable.

        (d)   Not applicable.

        (e)   Not applicable.

        (f)    Not applicable.

        (g)   Not applicable.

        (h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (i)    Not applicable.

        (j)    Not applicable.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South St. Paul, State of Minnesota, on the 18th day of June, 2004.

DIGITAL ANGEL CORPORATION
/s/ KEVIN N. MCGRATH By: Kevin N. McGrath Its: President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin N. McGrath and James P. Santelli, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 18, 2004 by the following persons in the capacities indicated below.

Signature	Title

/s/ KEVIN N. MCGRATH Kevin N. McGrath	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JAMES P. SANTELLI James P. Santelli	Vice President Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ KEVIN H. MCLAUGHLIN Kevin H. McLaughlin	Director
/s/ HOWARD S. WEINTRAUB Howard S. Weintraub	Director
/s/ SCOTT R. SILVERMAN Scott R. Silverman	Director
/s/ MICHAEL S. ZARRIELLO Michael S. Zarriello	Director
/s/ JOHN R. BLOCK John R. Block	Director

 Digital Angel Corporation and Subsidiaries

Schedule II-Valuation and Qualifying Accounts

Allowance for Doubtful Accounts (in thousands):

	Years Ended December 31,
	2003	2002	2001
Balance, at beginning of year	$296	$296	$202
Amount acquired through acquisition	—	105	—
Additions charged to income	74	15	94
Write-offs	(158)	(120)	—

Balance, at end of year	$212	$296	$296

Allowance for Excess and Obsolete Inventory (in thousands):

	Years Ended December 31,
	2003	2002	2001
Balance, at beginning of year	$1,382	$1,442	$1,179
Additions charged to income	597	353	293
Write-offs	(158)	(413)	(30)

Balance, at end of year	$1,821	$1,382	$1,442

Valuation Allowance on Deferred Tax Assets (in thousands):

	Years Ended December 31,
	2003	2002	2001
Balance, at beginning of year	$19,481	$4,322	$2,136
Additions charged to income	2,716	15,159	2,186

Balance, at end of year	$22,197	$19,481	$4,322

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2.1	Certificate of Merger dated March 27, 2002 (incorporated by reference to Exhibit 2.1 to our Registration Statement on Form S-1 dated November 1, 2002)
2.2
Agreement and Plan of Merger dated November 2, 2003 by and among Digital Angel Corporation, DA Acquisition, Inc. and OuterLink Corporation (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
2.3
Asset Purchase Agreement dated April 8, 2004 by and between Digital Angel Corporation and Medair, Inc. (incorporated by reference to Exhibit 2.2 to our Amendment No. 1 to Form S-3 (No. 333-114167) filed on May 7, 2004)
3.1
Amended and Restated Articles of Incorporation (incorporated by reference to our Registration Statement on Form 18 (No. 2-98314) filed on June 7, 1985, our Annual Report on Form 10-KSB filed on March 28, 1990 and Amendment No. 1 to our Registration Statement on Form S-3 (No. 333-110817) filed on January 23, 2004)
3.2	Bylaws (incorporated by reference to Amendment No. 1 to our Registration Statement on Form S-3 (No. 333-110817) filed on January 23, 2004)
4.1	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.2	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.3	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.4	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.5	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.6	Form of Common Stock Purchase Warrant (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
4.7
Warrant Agreement dated as of April 10, 2001 between Digital Angel Corporation and IBM Credit Corporation (now known as IBM Credit LLC) (incorporated by reference to our Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Form S-3 (No. 333-100940) filed on December 8, 2003).
5.1	Opinion of Winthrop & Weinstine, P.A. as to the validity of the issuance of the common stock of Digital Angel Corporation being registered
10.1
Registration Rights Agreement, dated August 15, 2003 by and among Digital Angel Corporation and certain holders of warrants to purchase Digital Angel Corporation common stock (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
10.2
Letter Agreement, dated August 15, 2003 by and among Applied Digital Solutions and certain holders of Applied Digital Solutions and certain holders of Applied Digital Solutions 8.5% Convertible Exchange Debentures (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
10.3
Warrant Purchase Agreement dated August 15, 2003, by and among Digital Angel Corporation and certain holders of Applied Digital Solutions 8.5% Convertible Exchangeable Debentures (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)

10.4
Stock Purchase Agreement between Applied Digital Solutions and Digital Angel Corporation dated August 14, 2003 (incorporated by reference to Exhibit 10.1 to our Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 15, 2004)
10.5
Medical Advisory Systems, Inc. Amended and Restated Employee and Director Stock Option Plan (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-8, filed October 29, 2001 (No. 333-92471))
10.6	Amended and Restated Digital Angel Corporation Transition Stock Option Plan (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-8, filed August 9, 2002 ((No. 333-97867))
10.7	Agreement and Plan of Merger, dated as of November 1, 2001 (incorporated by reference to our definitive Proxy Statement on Schedule 14A, filed February 14, 2002)
10.8	First Amendment to Agreement and Plan of Merger, dated as of March 26, 2002 (incorporated by reference to Exhibit 2.2 to our Form 8-K filed April 11, 2002)
10.9
Employment Agreement by and between Medical Advisory Systems, Inc. and Ronald W. Pickett, dated as of November 1, 1998 (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1998, filed September 1, 1999)
10.10
Employment Agreement by and between Medical Advisory Systems, Inc. and Thomas M. Hall, dated as of November 1, 1998 (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1998, filed September 1, 1999)
10.11
Employment Agreement by and between Medical Advisory Systems, Inc. and Dale Hutchins, dated as of November 1, 1999 (incorporated by reference to Exhibit 10.7 to our Registration Statement on Form S-1 dated November 1, 2002)
10.12
Amendment to Employment Agreement by and between Medical Advisory Systems, Inc. and Ronald W. Pickett, dated as of October 26, 2001 (incorporated by reference to Exhibit 10.8 to our Registration Statement on Form S-1 dated November 1, 2002)
10.13
Amendment to Employment Agreement by and between Medical Advisory Systems, Inc. and Thomas M. Hall, dated as of October 26, 2001 (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form S-1 dated November 1, 2002)
10.14
Employment Agreement by and between Digital Angel Corporation and James P. Santelli, dated as of April 1, 2002 (incorporated by reference to Exhibit 10.2 to our Form 10-Q for the quarterly period ended March 31, 2002, filed May 20, 2002)
10.15
Form of Secured Convertible Note by Digital Angel Corporation to Laurus Master Fund, Ltd dated July 31, 2003 (incorporated by reference to Exhibit 4.1 to our Form S-3 (No. 333-111671) filed December 31, 2003)
10.16
Securities Purchase Agreement, dated July 31, 2003, by and between Digital Angel Corporation and Laurus Master Fund, Ltd (incorporated by reference to Exhibit 10.1 to our Form S-3 (No. 333-111671) filed December 31, 2003)
10.17
Registration Rights Agreement, dated July 31, 2003, by and between Digital Angel Corporation and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.2 to our Form S-3 (No. 333-111671) filed December 31, 2003)
10.18
Security Agreement, dated July 31, 2003, by and between Digital Angel Corporation and Laurus Master Fund, Ltd (incorporated by reference to Exhibit 10.3 to our Form S-3 (No. 333-111671) filed December 31, 2003)
10.19
Common Stock Purchase Warrant dated July 31, 2003 to purchase 125,000 shares of common stock of Digital Angel Corporation issued by Digital Angel Corporation to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.3 to our Form S-3 (No. 333-111671) filed December 31, 2003)

10.20
Common Stock Purchase Warrant dated July 31, 2003 to purchase 125,000 shares of common stock of Digital Angel Corporation issued by Digital Angel Corporation to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.3 to our Form S-3 (No. 333-111671) filed December 31, 2003)
10.21
Secured Revolving Convertible Note dated August 28, 2003 issued by Digital Angel Corporation to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.3 to our Amendment No. 1 to Registration Statement on Form S-3 (No. 333-114167) filed May 7, 2004)
10.22
Secured Minimum Borrowing Convertible Note dated August 28, 2003 issued by Digital Angel Corporation to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.2 to our to our Amendment No. 1 to Registration Statement on Form S-3 (No. 333-114167) filed May 7, 2004)
10.23
Common Stock Purchase Warrant dated August 28, 2003 to purchase 115,000 shares of common stock of Digital Angel Corporation issued by Digital Angel Corporation to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.1 to our Amendment No. 1 to Registration Statement on Form S-3 (No. 333-114167) filed May 7, 2004)
10.24
Security Agreement dated August 28, 2003 by and between Digital Angel Corporation and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.2 to our Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-114167) filed June 16, 2004)
10.25
Registration Rights Agreement dated August 28, 2003 by and between Digital Angel Corporation and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 to our Amendment No. 1 to Registration Statement on Form S-3 (No. 333-114167) filed May 7, 2004)
10.26
Amendment No. 1 to Minimum Borrowing Note, Revolving Note and Security Agreement dated March 23, 2004 by and between Digital Angel Corporation and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-3 (No. 333-114167) filed April 2, 2004)
10.27
Letter Agreement dated June 1, 2004 among Laurus Master Fund, Ltd., Digital Angel Corporation and Applied Digital Solutions, Inc. (incorporated by reference to our Current Report on Form 8-K filed on June 2, 2004)
16.1	Letter from BDO Seidman, LLP regarding Change in Certifying Accountant (incorporated by reference to Exhibit 16 to our 8-K filed April 25, 2002)
16.2	Letter from Grant Thornton LLP regarding Change in Certifying Accountant (incorporated by reference to Exhibit 16 to our 8-K filed May 20, 2002)
21	Subsidiaries of the Registrant
23.1	Consent of Eisner LLP relating to the financial statements of Digital Angel Corporation
23.2	Consent of PricewaterhouseCoopers relating to the financial statements of the Advanced Wireless Group
23.3	Consent of Winthrop & Weinstine, P.A. (included in Exhibit 5.1)
24	Power of Attorney (included on signature page)

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Company
The Offering
Use of Proceeds
Summary Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
BUSINESS
MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
MANAGEMENT
Summary Compensation Table
Stock Option Grants in Last Fiscal Year
Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values
BENEFICIAL OWNERSHIP OF COMMON STOCK
SELLING STOCKHOLDERS
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
PLAN OF DISTRIBUTION
DESCRIPTION OF OUR COMMON STOCK
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INDEMNIFICATION FOR SECURITIES ACT LIABILITY
INDEX TO FINANCIAL STATEMENTS
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except par value)
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY For The Three Months Ended March 31, 2004 (In Thousands) (Unaudited)
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)
DIGITAL ANGEL CORPORATION NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands) (Unaudited)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except par value)
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES STATEMENTS OF OPERATIONS (In thousands, except per share data)
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (In thousands)
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES STATEMENTS OF CASH FLOWS (In thousands)
DIGITAL ANGEL CORPORATION NOTES TO FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Digital Angel Corporation and Subsidiaries Schedule II-Valuation and Qualifying Accounts
EXHIBIT INDEX